                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-76753
PROSPECTUS
--------------------------------------------------------------------------------

                                  $500,000,000

                        Mohegan Tribal Gaming Authority

                       Offer To Exchange All Outstanding
                   $200,000,000 8 1/8% Senior Notes Due 2006
             For $200,000,000 8 1/8% Senior Exchange Notes Due 2006

                                      and

     All Outstanding $300,000,000 8 3/4% Senior Subordinated Notes Due 2009
      For $300,000,000 8 3/4% Senior Subordinated Exchange Notes Due 2009

        Interest Payable January 1 and July 1, Beginning on July 1, 1999

--------------------------------------------------------------------------------

                     Material Terms of the Exchange Offers

 . We are offering to exchange all       . The terms of the Exchange Notes
  validly tendered and not validly        will be substantially identical
  withdrawn Outstanding Notes for         to the terms of the Outstanding
  an equal amount of a new series         Notes, except for special
  of notes that are registered            transfer restrictions and
  under the Securities Act of 1933.       registration rights relating to
                                          the Outstanding Notes.

 . The Exchange Offers will expire
  at 5:00 P. M., New York City
  Time, on June 3, 1999, unless
  extended.

                                        . You may only tender the
                                          Outstanding Notes in
                                          denominations of $1,000 and
                                          multiples of $1,000.


 . You may withdraw tenders of
  Outstanding Notes at any time         . The exchange of notes should not
  before the expiration of the            be a taxable exchange for U.S.
  Exchange Offers.                        federal income tax purposes.


 . We will not receive any proceeds      . The Exchange Offers are subject
  from the Exchange Offers.               to customary conditions.

   Please see Risk Factors beginning on page 15 for a discussion of factors that you should consider in connection with the Exchange Offers.

   We are not making the Exchange Offers in any state or Jurisdiction where it is not permitted.

    None of the National Indian Gaming Commission, the U.S. Securities and Exchange Commission or any other federal or state agency has approved or disapproved of the Notes to be distributed in the Exchange Offers, nor have any of these organizations determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is April 29, 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   1
RISK FACTORS.............................................................  15
THE EXCHANGE OFFERS......................................................  26
USE OF PROCEEDS..........................................................  35
CAPITALIZATION...........................................................  36
SELECTED FINANCIAL DATA..................................................  37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  39
BUSINESS.................................................................  45
THE AUTHORITY............................................................  55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  58
MOHEGAN TRIBE OF INDIANS OF CONNECTICUT..................................  59
OTHER MATERIAL AGREEMENTS................................................  61
GOVERNMENT REGULATION....................................................  68
DESCRIPTION OF OTHER INDEBTEDNESS........................................  72
DESCRIPTION OF THE EXCHANGE NOTES........................................  74
PLAN OF DISTRIBUTION..................................................... 129
LEGAL MATTERS............................................................ 129
INDEPENDENT AUDITORS..................................................... 129
WHERE YOU CAN GET MORE INFORMATION....................................... 130
INDEX TO FINANCIAL STATEMENTS............................................ F-1

   You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. The Authority is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this Prospectus. Because it is a summary, it does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information and by the Authority's Consolidated Financial Statements, the notes thereto and the other financial data that are contained elsewhere in this Prospectus. You should carefully read this entire Prospectus and the Letter of Transmittal in their entirety, particularly the section entitled "Risk Factors" and the financial statements and the related notes to those statements. References in this Prospectus to the "Authority" are to the Mohegan Tribal Gaming Authority. The term the "Tribe" refers to the Mohegan Tribe of Indians of Connecticut. The terms "we" and "us" refer to the Tribe and the Authority, collectively.

The Tribe and the Authority

   The Mohegan Tribe of Indians of Connecticut is a federally recognized Indian tribe with a 390-acre reservation located in southeastern Connecticut. Under the Indian Gaming Regulatory Act of 1988, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact that has been approved by the U.S. Secretary of the Interior. The Tribe's gaming operation is one of only two legally authorized gaming operations offering traditional slot machines and table games in the Northeastern United States outside of Atlantic City, New Jersey. The Tribe has established an instrumentality, the Mohegan Tribal Gaming Authority, with the exclusive power to conduct and regulate gaming activities for the Tribe. The Authority is governed by a Management Board, which consists of the nine members of the Mohegan Tribal Council.

Mohegan Sun

   In October 1996, the Authority opened a gaming and entertainment complex known as Mohegan Sun at a total cost of approximately $303 million. Mohegan Sun is located in Uncasville, Connecticut, approximately 125 miles from New York City and approximately 100 miles from Boston, Massachusetts. Mohegan Sun is situated on a 240-acre site on the Tribe's reservation overlooking the Thames River with direct access from Routes I-395 and 2A via a four-lane access road constructed by the Authority. As of December 31, 1998, Mohegan Sun had approximately 176,500 square feet of gaming space. Mohegan Sun currently offers

  . 3,025 slot machines, 150 table games (including blackjack, roulette, craps, baccarat, caribbean stud poker and let it ride) and 42 poker tables;

  . food and beverage amenities, including three gourmet restaurants, a 680-seat buffet, a New York style delicatessen, a 24-hour coffee shop, a 10-station food court and multiple service bars for a total of 1,888 restaurant seats;

  . a high stakes bingo hall with seating for up to 1,400 guests, which is also used as an events center that can accommodate up to 1,800 guests;

  . an approximately 10,000 square foot lounge featuring live entertainment seven days a week;

  .  an approximately 9,000 square foot simulcasting race book facility;

  .  parking spaces for 7,500 guests and for 1,700 employees;

  . a children's arcade area and a child care facility operated by New Horizons Kids Quest, Inc.; and

  .  an approximately 4,000 square foot gas station facility.

   Mohegan Sun, which frequently operates at capacity on weekends, does not currently offer any hotel accommodations or a large-scale dedicated entertainment venue. Additionally, it offers only limited retail outlets. We believe that there are significant opportunities to increase revenues and profits by expanding the gaming space and adding hotel, entertainment and other amenities.

   For its first fiscal year of operations ended September 30, 1997, Mohegan Sun welcomed approximately 6.5 million guests and recorded gross revenues of $512.1 million. During its second fiscal year ended September 30, 1998, Mohegan Sun had approximately 7.5 million guests, an increase of 15.4% over 1997, and its gross revenues were $641.4 million, an increase of 25.2% over the prior year. The Authority's EBITDAM (earnings before extraordinary items, interest, income taxes, depreciation, amortization and management fees) for the 12 months ended September 30, 1997 and 1998 were $135.4 million and $200.3 million, respectively. The Authority's EBITDAM for the quarters ended December 31, 1997 and 1998 were $35.1 million and $51.8 million, respectively.

Strategy

   Our overall strategy is to profit from expanding demand in the Northeast gaming market. Our initial success has resulted primarily from guests living within 100 miles of Mohegan Sun. Based upon Mohegan Sun's results and experience to date, we believe the Northeast gaming market is strong and that there is significant demand for additional amenities. We expect to develop Mohegan Sun into a full-scale entertainment and destination resort and believe that this will increase the number of guests and lengthen their stays at Mohegan Sun. Specifically, we plan to expand Mohegan Sun's facilities using the proceeds from the Outstanding Notes, along with money we borrow pursuant to a bank credit facility, as well as internally generated cash flow. The expansion will include additional casino space, a hotel, a large convention facility, entertainment facilities and additional retail establishments. We will build the expansion with an effort to minimize disruption to the existing facility while Mohegan Sun continues to operate. In preparation for the expansion and to capture existing demand, we have recently widened our marketing efforts to include the entire New York City metropolitan area. We believe that by providing Mohegan Sun with additional capacity and the ability to capture a share of the overnight market in connection with our marketing efforts, we will extend Mohegan Sun's market penetration. We believe that the expansion will create a long-term competitive advantage for Mohegan Sun in the East Coast gaming market. See "Business--Competition."

The Mohegan Sun Expansion

   To capitalize on the strong market fundamentals in the region and Mohegan Sun's popularity, we are expanding the casino significantly and adding a hotel, convention facilities, entertainment facilities and additional retail establishments. Key elements of the expansion include

  .  approximately 100,000 square feet of additional gaming space;

  .  a hotel with approximately 1,500 rooms;

  .  approximately 100,000 square feet of convention space;

  .  an entertainment events center with seating for up to 10,000;

  .  nine new restaurants and lounges;

  .  approximately 300,000 additional square feet of retail space; and

  .  approximately 6,000 additional guest parking spaces.

   The Authority commenced construction on the expansion in March, 1999 and intends to complete the expansion by the fall of 2001. The cost of developing, constructing, equipping and opening the expansion is expected to be approximately $750 million (excluding capitalized interest). The Tribe has issued a formal resolution capping the scope of the expansion budget at $800 million (excluding capitalized interest). In addition, the Tribe has set up a $40 million construction reserve account that, in some circumstances, will be used to pay for costs in excess of the expansion budget.

   The Tribe has chosen a project developer, an architect, a cost and scheduling consultant, a site master planning firm and a retail consultant for the expansion. The expansion development team currently includes

  . Project Developer--Trading Cove Associates, a joint venture between an affiliate of Sun International Hotels Limited and Waterford Gaming L.L.C., to oversee the planning, design, construction, furnishing and opening of the expansion;

  . Project Architect--Kohn Pedersen Fox Associates PC, an internationally recognized architectural firm, to coordinate the design of the expansion facilities;

  . Cost and Scheduling Consultant--Hanscomb Limited, an international project cost and scheduling consulting firm, to oversee cost planning and control and provide other planning and scheduling services;

  . Site Master Planner--EDAW, Inc., a land planning and architectural firm, to master plan the expansion site in a manner that minimizes disruption to the existing facilities during construction; and

  . Retail Consultant--Gordon Brant LV, LLC, a retail consulting and development firm with experience in gaming industry projects, to assist with the overall concept and design of the retail facilities of the expansion.

   We believe the market favors expansion now for several reasons, including:
(1) unsatisfied current demand for gaming space at the existing facility; (2) a growing gaming market in the Northeast region; (3) length of stay data indicating the need for a hotel and other amenities; and (4) the need to remain competitive with the Foxwoods Resort Casino, a neighboring gaming resort. The expansion is intended to attract a greater number of guests to the facility, particularly during mid-week periods, and to increase the amount of time and money guests spend at Mohegan Sun.

MARKET

   Mohegan Sun and the Foxwoods Resort Casino are the only two legally authorized gaming operations offering both traditional slot machines and table games in the Northeastern United States outside of Atlantic City, New Jersey, which is approximately 260 miles from Mohegan Sun. Foxwoods is located approximately 10 miles east of Mohegan Sun and is owned and operated by the Mashantucket Pequot Tribe. Foxwoods is currently the largest gaming facility in the United States in terms of the number of total gaming positions. Based on the size and success of Foxwoods and the rapid growth of Mohegan Sun, we believe that the gaming market in the Northeastern United States remains underserved. See "Business--Competition."

   Mohegan Sun frequently operates at capacity on weekends. The addition of new gaming space will accommodate more of this weekend demand. The Authority estimates that the current average length of time that guests spend at Mohegan Sun is approximately 110 minutes. We believe that the addition of a large hotel as well as convention and entertainment amenities will increase the average length of time guests spend at Mohegan Sun.

   In the past, the Authority has marketed primarily to guests living within 100 miles of Mohegan Sun. This excludes most of the New York City metropolitan area. The Authority has recently begun a substantial marketing effort to tap a wider market, including the New York City metropolitan area. As a result of this marketing effort, the number of guests from New York State has grown over 50% from the last fiscal year as measured by Mohegan Sun's guest database. The Authority believes the majority of this increase can be attributed to guests residing within the New York City metropolitan area and believes the New York City market shows significant potential for additional growth. The Authority also believes the expansion, particularly a large hotel, should draw many additional customers from this and other more distant markets. See "Business-- Marketing Strategy."

Assumption of Self-Management

   The Authority engaged Trading Cove Associates in 1995 to operate, manage and market Mohegan Sun under a seven-year management agreement. Management fees paid to Trading Cove Associates under this agreement are based on profitability thresholds of Mohegan Sun. In anticipation of the expansion of Mohegan Sun, the Authority and Trading Cove Associates have agreed to terminate this management arrangement. Under the Relinquishment Agreement, the Authority will formally assume, and Trading Cove Associates will relinquish, the management, operation and maintenance of Mohegan Sun on January 1, 2000. The Relinquishment Agreement provides that the Authority will pay Trading Cove Associates 5% of gross revenues from Mohegan Sun (as determined under the terms of the Relinquishment Agreement) beginning January 1, 2000 and ending December 31, 2014. As a result of this new agreement, the Authority was required to recognize the estimated present value of this payment obligation as a liability in the fourth fiscal quarter of 1998. This liability was recorded as a non-cash extraordinary charge. See "Other Material Agreements--Existing Management Agreement with Trading Cove Associates" and "--Relinquishment Agreement with Trading Cove Associates."

   Trading Cove Associates has agreed to work closely with the Authority to facilitate a smooth and effective management transition. The Authority has entered into long term employment contracts with the certain senior managers of Mohegan Sun, three of whom collectively have 45 years of experience in the gaming and hotel industry. The Authority has also entered into a development services agreement with Trading Cove Associates to oversee the planning, design, construction, furnishing and opening of the expansion of Mohegan Sun. See "Other Material Agreements--Expansion Development Services Agreement with Trading Cove Associates."

Address and Telephone Number

   The Authority's mailing address is 1 Mohegan Sun Boulevard, Uncasville, CT 06382. Its telephone number is (860) 204-8000.

                         SUMMARY OF THE EXCHANGE OFFERS

   The following is a summary of the principal terms of the Exchange Offers. A more detailed description is contained herein under the caption "The Exchange Offers." The term "Senior Exchange Notes" refers to the 8 1/8% Senior Notes due 2006 being offered in our Exchange Offer. The term "Outstanding Senior Notes" refers to the Authority's currently outstanding 8 1/8% Senior Notes due 2006 that the Authority is exchanging for Senior Exchange Notes. The term "Senior Subordinated Exchange Notes" refers to the 8 3/4% Senior Subordinated Notes due 2009 being offered in our Exchange Offer. The term "Outstanding Senior Subordinated Notes" refers to the Authority's currently outstanding 8 3/4% Senior Subordinated Notes due 2009 that the Authority is exchanging for Senior Subordinated Exchange Notes. The term "Outstanding Notes" refers to the Outstanding Senior Notes and the Outstanding Senior Subordinated Notes, collectively. The term "Exchange Notes" refers to the the Senior Exchange Notes and the Senior Subordinated Exchange Notes, collectively. The term "Senior Notes Indenture" refers to the indenture that applies to both the Outstanding Senior Notes and the Senior Exchange Notes, and the term "Senior Subordinated Notes Indenture" refers to indenture that applies to both the Outstanding Senior Subordinated Notes and the Senior Subordinated Exchange Notes. The term "Indentures" refers collectively to the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

The Exchange Offers ........  The Authority is offering to exchange $1,000 principal amount of our Senior Exchange Notes, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered Outstanding Senior Notes. Together with this exchange, the Authority is also offering to exchange of $1,000 principal amount of its Senior Subordinated Exchange Notes, which have been registered under the Securities Act, for each $1,000 principal amount of its unregistered Outstanding Senior Subordinated Notes. The Authority issued the Outstanding Notes on February 24, 1999 in a private offering.

                              In order for your Outstanding Notes to be exchanged, you must properly tender them before the expiration of the Exchange Offers. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. The Authority will issue the Exchange Notes on or promptly after the expiration of the Exchange Offers.

                              Outstanding Notes may be tendered for exchange in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights
Agreements .................  The Authority sold the Outstanding Notes on
                              February 24, 1998 to a group of initial
                              purchasers which included Salomon Smith Barney, NationsBanc Montgomery Securities LLC, SG Cowen, Bear, Stearns & Co. Inc., BancBoston Robertson Stephens Inc. and Fleet Securities, Inc. Simultaneously with that sale, the Authority signed a registration rights agreement relating to the Outstanding Senior Notes and a registration rights agreement relating to the Outstanding Senior Subordinated Notes with these initial purchasers which requires the Authority to conduct the Exchange Offers.

                              You have the right under the registration rights agreements to exchange your Outstanding Notes for Exchange Notes with substantially identical terms. The Exchange Offers are intended to satisfy these rights. After the Exchange Offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

                              For a description of the procedures for tendering Outstanding Notes, see "The Exchange Offers-- Procedures for Tendering Outstanding Notes."
Consequences of Failure to
Exchange Your Outstanding
Notes ......................  If you do not exchange your Outstanding Notes for
                              Exchange Notes in the Exchange Offers, you will still have the restrictions on transfer provided in the Outstanding Notes and in the Indentures. In general, the Outstanding Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. The Authority does not plan to register the Outstanding Notes under the Securities Act.

Expiration Date ............  The Exchange Offers will expire at 5:00 p.m., New
                              York City time, on June 3, 1999. This will be the Expiration Date unless extended by the Authority. If the Authority does extend the offers, the Expiration Date will be the latest date and time to which an Exchange Offer is extended. See "The Exchange Offers--Expiration Date; Extensions; Amendments."

Conditions to the Exchange
Offers......................  The Exchange Offers are subject to conditions which the Authority may waive at its sole discretion. The Exchange Offers are not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. See "The Exchange Offers--Conditions to the Exchange Offers."

                              The Authority reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time

                              .  to delay the acceptance of the Outstanding
                                 Notes;

                              . to terminate either or both Exchange Offers if specified conditions have not been satisfied;

                              . to extend the Expiration Date of either or both Exchange Offers and retain all tendered Outstanding Notes subject, however, to the right of tendering holders to withdraw their tender of Outstanding Notes; and

                              . to waive any condition or otherwise amend the terms of the Exchange Offer in any respect.

                              See "The Exchange Offers--Expiration Date;
                              Extensions; Amendments."

Procedures for Tendering
Outstanding Notes ..........  If you wish to tender your Outstanding Notes for exchange, you must

                              . complete and sign a Letter of Transmittal according to the instructions contained in the Letter of Transmittal; and

                              . forward the Letter of Transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the relevant Exchange Agent, either with the Outstanding Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of such Outstanding Notes.

                              Specified brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                              Please do not send your Letter of Transmittal or certificates representing your Outstanding Notes to us. Those documents should only be sent to the appropriate Exchange Agent. Questions regarding how to tender and requests for information should be directed to the appropriate Exchange Agent. See "The Exchange Offers--Exchange Agents."

Special Procedures for
 Beneficial Owners .........  If your Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, the Authority urges you to contact such person promptly if you wish to tender your Outstanding Notes. See "The Exchange Offers--Procedures for Tendering Outstanding Notes."

Withdrawal Rights ..........  You may withdraw the tender of your Outstanding
                              Notes at any time before the Expiration Date. To do this, you should deliver a written notice of your withdrawal to the appropriate Exchange Agent according to the withdrawal procedures described under the heading "The Exchange Offers-- Withdrawal Rights."

Resales of Exchange Notes...  The Authority believes that you will be able to offer for resale, resell or otherwise transfer Exchange Notes issued in the Exchange Offers without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that

                              . you are acquiring the Exchange Notes in the ordinary course of your business;

                              .  you are not participating, and have no
                                 arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

                              . you are not an affiliate of the Mohegan Tribal Gaming Authority.

                              The Authority's belief is based on
                              interpretations by the staff of the SEC, as shown in no-action letters issued to third parties unrelated to the Authority. The staff of the SEC has not considered the Exchange Offers in the context of a no-action letter, and, the Authority cannot assure you that the staff of the SEC would make a similar determination with respect to these Exchange Offers.

                              If the Authority's belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. The Authority does not and will not assume, or indemnify you against, such liability.

                              Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. A broker-dealer may use this Prospectus for an offer to sell, resale or other transfer of Exchange Notes. See "Plan of Distribution."


Exchange Agents ............  The exchange agent for the Exchange Offer for the
                              Outstanding Senior Notes is First Union National Bank. The exchange agent for the Exchange Offer for the Outstanding Senior Subordinated Notes is State Street Bank and Trust Company. The addresses, telephone and facsimile numbers of the exchange agents are shown in "The Exchange Offers--Exchange Agents" section of this Prospectus and in the Letters of Transmittal.

Use of Proceeds ............  The Authority will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds."

Certain Federal Income Tax
 Consequences ..............  Your acceptance of an Exchange Offer and the related exchange of your Outstanding Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange.

 See "The Exchange Offers" for more detailed information concerning the Exchange Offers.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

   The Exchange Offers relate to the exchange of (1) up to $200,000,000 principal amount of Senior Exchange Notes for up to an equal principal amount of Outstanding Senior Notes and (2) up to $300,000,000 principal amount of Senior Subordinated Exchange Notes for up to an equal principal amount of Outstanding Senior Subordinated Notes. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Outstanding Notes, except the Exchange Notes will be registered under the Securities Act. Therefore, the Exchange Notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The Exchange Notes will evidence the same debt as the Outstanding Notes (which they replace). The Outstanding Senior Notes and the Senior Exchange Notes are governed by the same indenture, the Senior Notes Indenture. The Outstanding Senior Subordinated Notes and the Senior Subordinated Exchange Notes are governed by the same indenture, the Senior Subordinated Notes Indenture.

Senior Exchange Notes

Securities Offered .........  $200 million in total principal amount of 8 1/8%
                              Senior Exchange Notes due 2006.

Maturity ...................  January 1, 2006.

Interest ...................  Annual rate--8 1/8%.

                              Payment frequency--every six months on January 1 and July 1.

                              First payment--July 1, 1999.

Ranking ....................  The Senior Exchange Notes rank equally with all of the Authority's existing and future senior unsecured indebtedness and equally with 50% of the Authority's payment obligations under the Relinquishment Agreement and senior to all of the Authority's senior subordinated indebtedness and the remaining 50% of the Authority's payment obligations under the Relinquishment Agreement. The Senior Exchange Notes will effectively be subordinated to all of the Authority's existing and future senior secured indebtedness, including the bank credit facility.

                              Assuming the Authority had fully drawn all possible amounts available under the Bank Credit Facility on December 31, 1998, the Senior Exchange Notes would have been

                              . subordinated to $500 million of senior secured debt; ranked equally with 50% of the Authority's payment obligations under the Relinquishment Agreement and with no other senior debt; and ranked senior to (1) $300 million of senior subordinated debt, (2) $90 million in original principal amount plus accrued and unpaid interest thereon of defeased junior subordinated notes, and (3) the remaining 50% of the Authority's payment obligations under the Relinquishment Agreement.

Optional Redemption ........  The Authority may redeem some or all of the
                              Senior Exchange Notes at any time at prices equal to the greater of (1) 100% of their principal amount or (2) the sum of the present value of 100% of the principal amount plus all required interest payments due on such Senior Exchange Notes (excluding accrued but unpaid interest) discounted to the Maturity Date at the treasury yield plus 50 basis points plus accrued and unpaid interest (including some additional interest) to, but excluding, the date of redemption. See "Description of Exchange Notes-- Description of the Senior Exchange Notes" under the heading "Optional Redemption."

Mandatory Offer to
Repurchase .................  In some circumstances, if the Authority sells certain assets or experiences specific kinds of changes of control, it must offer to repurchase the Senior Exchange Notes at the prices listed in the section "Description of Exchange Notes-- Description of the Senior Exchange Notes" under the heading "Repurchase at the Option of Holders."

Basic Covenants of Senior
Notes Indenture ............  The Authority will issue the Senior Exchange
                              Notes under an indenture with First Union
                              National Bank. The Senior Notes Indenture will, among other things, restrict the Authority's ability to

                              .  incur additional indebtedness;

                              .  pay dividends or make other distributions;

                              .  make investments;

                              .  use assets as security in other transactions;
                                 and

                              . sell certain assets or merge with or into another person.

                              For more details, see the section "Description of Exchange Notes--Description of the Senior Exchange Notes" under the heading "Certain Covenants."

Senior Subordinated Exchange Notes

Securities Offered .........  $300 million in total principal amount of 8 3/4%
                              Senior Subordinated Exchange Notes due 2009.

Maturity ...................  January 1, 2009.

Interest ...................  Annual rate--8 3/4%.

                              Payment frequency--every six months on January 1 and July 1.

                              First payment--July 1, 1999.

Ranking ....................  The Senior Subordinated Exchange Notes rank equally with all of the Authority's existing and future senior subordinated indebtedness and senior to all of the Authority's subordinated indebtedness. The Senior Subordinated Exchange Notes will be subordinated to all of the Authority's existing and future senior indebtedness, including the Senior Exchange Notes and the Bank Credit Facility.

                              Assuming the Authority had fully drawn all possible amounts available under the Bank Credit Facility on December 31, 1998, the Senior Subordinated Exchange Notes would have been

                              . subordinated to $500 million of senior secured debt;

                              . subordinated to $200 million of other senior debt (the Senior Exchange Notes);

                              . subordinated in a liquidation, bankruptcy or similar proceeding to 50% of the Authority's payment obligations under the Relinquishment Agreement that are then due and owing, but effectively not subordinated to such payment obligations that are not yet due under the Relinquishment Agreement since the payment obligations under the Relinquishment Agreement cannot be accelerated by their terms;

                              . ranked equally to the remaining 50% of the Authority's payment obligations under the Relinquishment Agreement that are then due and owing, but effectively senior to such payment obligations that are not yet due under the Relinquishment Agreement since payment obligations under the Relinquishment Agreement cannot be accelerated by their terms; and

                              . ranked senior to $90 million in original principal amount, plus accrued and unpaid interest thereon, of defeased junior subordinated notes.

Optional Redemption ........  On or after January 1, 2004, the Authority may redeem some or all of the Senior Subordinated Exchange Notes at any time at the redemption prices listed in the section "Description of Exchange Notes--Description of the Senior Subordinated Exchange Notes" under the heading "Optional Redemption."

Mandatory Offer to
Repurchase .................  In some circumstances if the Authority sells certain assets or experiences specific kinds of changes of control, it must offer to repurchase the Senior Subordinated Exchange Notes at the prices listed in the section "Description of Exchange Notes--Description of the Senior Subordinated Exchange Notes" under the heading "Repurchase at the Option of Holders."

Basic Covenants of Senior
Subordinated Notes
Indenture ..................  The Authority will issue the Senior Subordinated
                              Exchange Notes under an indenture with State
                              Street Bank and Trust Company. The Senior
                              Subordinated Notes Indenture will, among other things, restrict the Authority's ability to

                              .  incur additional indebtedness;

                              .  pay dividends or make other distributions;

                              .  make investments;

                              .  use assets as security in other transactions;
                                 and

                              . sell certain assets or merge with or into another person.

                              For more details, see the section "Description of Exchange Notes--Description of the Senior Subordinated Exchange Notes" under the heading "Certain Covenants."

Terms Common to Senior Exchange Notes and Senior Subordinated Exchange Notes

Special Redemption .........  The Authority may redeem a holder's Exchange
                              Notes or require the holder to dispose of the Exchange Notes if (1) any gaming regulatory authority requires such holder to be licensed or otherwise qualified under applicable gaming laws in order for the Authority to maintain any of its gaming licenses or franchises and (2) such holder does not obtain such license or qualification within the required time periods. Any such redemption or sale shall be at the price listed in the section "Description of Exchange Notes-- Description of the Senior Exchange Notes" and "-- Description of the Senior Subordinated Exchange Notes" under the respective headings "Optional Redemption."

Risk Factors

   See "Risk Factors" beginning on page 15 for a discussion of factors that you should carefully consider before tendering any Outstanding Notes for Exchange Notes.

                             Summary Financial Data

   The following table summarizes the information under the section "Selected Financial Data" and should be read with the Authority's financial statements and the related notes included in this Prospectus beginning on page F-1. You should also read the following information in conjunction with the sections in this Prospectus entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                           Fiscal Year Ended    Quarter Ended
                                             September 30,      December 31,
                                           ------------------ -----------------
                                             1998    1997(1)    1998     1997
                                           --------  -------- -------- --------
                                            (Dollars in thousands, except per
                                                       diem data)
Statements of Income (Loss) Data:
Net revenues.............................. $575,143  $467,837 $163,858 $127,142
Income from operations....................  135,350    80,029   33,456   22,858
Interest expense..........................   50,172    45,137   12,810   11,778
Income before extraordinary items.........   87,578    36,687   21,261   11,728
Extraordinary items(2).................... (419,457)      --       --       --
Net income (loss)(2)...................... (331,879)   36,687   21,261   11,728
Ratio of earnings to fixed charges(3).....     2.7x      1.8x     2.6x     1.9x
Other Data:
EBITDA(4)................................. $152,878  $112,184 $ 38,125 $ 27,658
EBITDAM(5)................................  200,320   135,427   51,770   35,062
Depreciation and amortization.............   17,528    32,155    4,669    4,800
Capital expenditures......................   32,731    35,749    6,113   17,909
Slot machine win per day..................      361       319      401      311
Table game win per day....................    2,545     2,401    2,727    2,364
Slot machines.............................    3,029     2,962    3,025    2,996
Table games...............................      150       149      150      148
Restaurant seats..........................    1,868     1,808    1,888    1,808
Casino square footage at period end.......  176,500   167,500  176,500  167,500
Other Financial Data:
Ratio of EBITDAM(5) to interest expense...     4.0x      3.0x     4.0x     3.0x
Ratio of total debt to EBITDAM(5).........      1.6       2.3      --       --

                                                            December 31, 1998
                                                           ---------------------
                                                                         As
                                                            Actual   Adjusted(6)
                                                           --------  -----------
                                                              (In thousands)
Balance Sheet Data:
Cash and cash equivalents................................. $109,578   $244,978
Defeasance trust assets(7)................................      --     135,700
Total assets..............................................  554,746    841,846
Total debt and capital lease obligations(8)...............  327,998    652,998
Total capital(2)(9)....................................... (372,300)  (410,200)

--------
(1) The Authority commenced operations at Mohegan Sun on October 12, 1996.
(2) The Authority, in conformance with FASB 5, has recorded a non-cash expense and liability for the estimated present value of the Authority's future Relinquishment Agreement payment obligations. These payments are based on the amount of gross revenue generated by the Authority. As of September 30, 1998, the present value of this liability was estimated at $549.1 million, of which $419.1 million was reflected as an extraordinary item in the statements of income (loss), and $130.0 million was capitalized on the balance sheet as trademarks and other intellectual property acquired as part of the Relinquishment Agreement. Recording this liability has created negative capital as of September 30, 1998. This liability will be reassessed periodically and may require additional non-cash adjustments to be recorded in the statement of income (loss). The estimated liability has not changed as of December 31, 1998. See the Authority's financial statements and the accompanying notes and "Other Material Agreements-- Relinquishment Agreement with Trading Cove Associates."
(3) The ratio of earnings to fixed charges is determined by dividing (a) earnings before extraordinary items and fixed charges by (b) fixed charges. Fixed charges consist of total interest expense, including cash flow participation interest relating to the 13 1/2% Senior Secured Notes.
(4) Earnings before extraordinary items, interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the gaming industry. However, EBITDA should only be read in conjunction with all of the Authority's financial data summarized above and its financial statements, including the notes, prepared in conformance with generally accepted accounting principles or GAAP appearing elsewhere herein. EBITDA should not be construed as an alternative either to (a) income from operations (as determined according to GAAP) as an indicator of the Authority's operating performance or (b) cash flows from operating activities (as determined according to GAAP) as a measure of liquidity. In addition, because the Authority is an instrumentality of a sovereign Indian nation, it is not subject to federal or state income tax.
(5) Earnings before extraordinary items, interest, income taxes, depreciation, amortization and management fees. Management fees are paid by the Authority to Trading Cove Associates under the terms of its management agreement which terminates on January 1, 2000. Until such termination and because management fees are subordinate to debt service, the Authority believes EBITDAM is a supplemental financial measurement useful in the evaluation of its gaming business.
(6) As adjusted amounts reflect (a) the sale of the Outstanding Notes and the application of the related net proceeds, including to redeem $175.0 million in aggregate principal amount of senior secured notes and to establish a defeasance trust account for junior subordinated notes of the Authority;
    (b) the release of restricted cash balances to the Authority in the amount of $81.3 million; and (c) the closing of the Bank Credit Facility with no loan amounts drawn.
(7) The Authority created a defeasance trust account as of March 3, 1999 and deposited into such defeasance trust cash or government securities estimated to be sufficient to redeem its junior subordinated notes. The Authority has outstanding $40.0 million of junior subordinated notes bearing interest at 15% per annum and $50.0 million of junior subordinated notes bearing interest at prime rate plus 1% per annum. These notes do not pay cash interest. The Authority will redeem these notes on January 1, 2000, the first permitted redemption date, at a price of 100% of the principal amount plus accrued and unpaid interest less $500,000.
(8) Actual and as adjusted amounts include $90.0 million of principal and $35.2 million of accrued and unpaid interest related to junior subordinated notes which were defeased as of March 3, 1999 and will be redeemed on January 1, 2000.
(9) As adjusted amounts reflect a tender premium of $37.9 million for redemption of senior secured notes.

                                  RISK FACTORS

   You should carefully consider the information below, as well as all other information provided to you in this Prospectus before tendering your Outstanding Notes in the Exchange Offers.

High Degree of Leverage; Restrictive Loan Covenants

   The Authority's substantial indebtedness could adversely affect its financial health and prevent it from fulfilling its obligations under the Exchange Notes.

   The Authority currently has and will continue to have a significant amount of indebtedness. Total debt and capital lease obligations (including accrued and unpaid interest on junior subordinated notes) as of December 31, 1998 were $328.0 million. As of the same date and as adjusted to reflect (1) the sale of the Outstanding Notes and the application of the related net proceeds, including the redemption of $175.0 million in aggregate principal amount of senior secured notes and the establishment of a defeasance trust account for the Authority's junior subordinated notes; (2) the release of restricted cash balances to the Authority in the amount of $81.3 million; and (3) the closing of the Bank Credit Facility with no loan amounts drawn, total debt and capital lease obligations would have been $653.0 million. In addition, the Authority has borrowing capacity under the Bank Credit Facility of up to $500.0 million. If the Authority had fully drawn all possible amounts available under the Bank Credit Facility, total debt and capital lease obligations would be approximately $1.2 billion.

   The Authority's substantial indebtedness could have important consequences to you. For example, it could

  . make it more difficult for the Authority to satisfy its obligations with respect to the Exchange Notes;

  . increase the Authority's vulnerability to adverse economic and industry conditions;

  . limit the Authority's ability to fund future working capital, capital expenditures and other general corporate requirements;

  . require the Authority to dedicate a substantial portion of its cash flow from operations to payments on the Authority's indebtedness, thereby reducing the availability of the Authority's cash flow to fund working capital, capital expenditures and other general corporate purposes;

  . limit the Authority's flexibility in planning for, or reacting to, changes in its business and the industry in which the Authority operates;

  . place the Authority at a disadvantage compared to its competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in the Authority's other indebtedness, among other things, the Authority's ability to borrow additional funds.

   Failure by the Authority to comply with covenants in its debt instruments could result in an event of default which, if not cured or waived, could have a material adverse effect on the Authority. See "Description of Exchange Notes-- Description of the Senior Exchange Notes--Repurchase at the Option of Holders-- Change of Control," "--Description of the Senior Subordinated Exchange Notes-- Repurchase at the Option of Holders--Change of Control" and "Description of Other Indebtedness--Bank Credit Facility."

   The Bank Credit Facility includes covenants that, among other things, restrict the Authority's ability to do the following:

  .  pay dividends and make other restricted payments;

  .  incur additional indebtedness;

  . grant liens, other than liens created under the new Bank Credit Facility and certain other permitted liens;

  .  sell material assets; and

  .  make capital expenditures (subject to amounts for the casino expansion).

   The Bank Credit Facility will also require the Authority to maintain specified financial ratios, including interest coverage and leverage ratios and not to exceed specified fixed ratios of senior indebtedness to EBITDA. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under the Bank Credit Facility would be entitled to declare such indebtedness immediately due and payable. See "Description of Other Indebtedness--Bank Credit Facility."

Unsecured Ranking and Subordination to Existing Indebtedness

   The Authority's obligations under the Indentures are not secured. Your right to receive payments on the Senior Exchange Notes will effectively be subordinated to the Authority's Bank Credit Facility and other secured indebtedness. Your right to receive payments on the Senior Subordinated Exchange Notes will be junior to the Authority's existing and future senior indebtedness, including the Bank Credit Facility and the Senior Exchange Notes.

 Senior Exchange Notes

   The Senior Exchange Notes are general unsecured obligations of the Authority and rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Authority. However, borrowings under the Bank Credit Facility and other equipment financing arrangements are secured by first priority liens on substantially all of the assets of the Authority. As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Authority or the Tribe, the holders of secured debt may be paid in full in cash before any payment may be made with respect to the Senior Exchange Notes. Assuming the Authority had fully drawn all possible amounts under the Bank Credit Facility on December 31, 1998, the Senior Exchange Notes would have been subordinated to approximately $500 million of senior secured debt. In addition, under the Relinquishment Agreement with Trading Cove Associates, beginning on January 1, 2000 and ending on December 31, 2014, the Authority has agreed to pay Trading Cove Associates 5% of Mohegan Sun's gross revenues (calculated under the terms of the Relinquishment Agreement) to compensate Trading Cove Associates for terminating its management rights. 50% of this payment ranks equal in right of payment to the Senior Exchange Notes and the remaining 50% of this payment ranks junior in right of payment to the Senior Exchange Notes.

 Senior Subordinated Exchange Notes

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Authority or the Tribe, holders of the Senior Subordinated Exchange Notes will participate with trade creditors and all other holders of subordinated indebtedness in the assets remaining after the Authority or the Tribe has paid all of the senior debt, including the Senior Exchange Notes. However, because the Senior Subordinated Notes Indenture requires that amounts otherwise payable to the holders of the Senior Subordinated Exchange Notes in a bankruptcy or similar proceeding be paid to holders of designated senior debt instead, holders of the Senior Subordinated Exchange Notes may receive less, ratably, than holders of trade payables in any such proceedings. In any of these cases, the Authority or the Tribe may not have sufficient funds to pay all creditors and holders of the Senior Subordinated Exchange Notes may receive less, ratably, than the holders of senior debt.

   Assuming the Authority had fully drawn all possible amounts under the Bank Credit Facility, the Senior Subordinated Exchange Notes would have been subordinated to approximately $700 million of senior debt. The Authority will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the Indentures. In the event of a liquidation, bankruptcy or a similar proceeding, the Senior

Subordinated Exchange Notes are subordinated to 50% of the Authority's payment obligations under the Relinquishment Agreement that are then due and owing, but are effectively not subordinated to such payment obligations that are not yet due under the Relinquishment Agreement since the payment obligations under the Relinquishment Agreement cannot be accelerated by their terms and have no blockage rights as Designated Senior Debt. In addition, the Senior Subordinated Exchange Notes rank equally to the remaining 50% of the Authority's payment obligations under the Relinquishment Agreement that are then due and owing, but are effectively senior to such payment obligations that are not yet due under the Relinquishment Agreement since payment obligations under the Relinquishment Agreement cannot be accelerated by their terms.

Difficulties in Enforcing Obligations Against the Authority

   Your ability to enforce your rights against the Authority is limited by the Tribe's sovereign immunity.

   Although the Tribe and the Authority have sovereign immunity and may not be sued without their consent, both the Tribe and the Authority have granted a limited waiver of sovereign immunity and consent to suit in connection with the Exchange Notes, the Indentures and the other documents related to the Exchange Notes. Such waiver includes suits against the Authority to enforce its obligation to repay the Exchange Notes. If such waiver of sovereign immunity is held to be ineffective, the Trustees (as defined) and the holders of the Exchange Notes could be precluded from judicially enforcing their rights and remedies. Generally, waivers of sovereign immunity have been held to be enforceable against Indian tribes. Neither the Authority nor the Tribe has waived sovereign immunity from private civil suits, including violations of the federal securities laws. For this reason, an investor may not have any remedy against the Authority or the Tribe for violations of federal securities laws.

   The Tribe's Constitution has established a special court, the Gaming Disputes Court, to rule on disputes with respect to Mohegan Sun, including any disputes relating to the Notes and the Indentures. The Gaming Disputes Court must consist of at least four judges, none of whom may be members of the Tribal Council or their families and each of whom must be either a retired federal judge or a Connecticut attorney trial referee (who are attorneys appointed by the Connecticut Supreme Court). Appeals of the decisions of the Trial Division are heard by the Appellate Branch of the Gaming Disputes Court. Matters as to which applicable federal or state courts have jurisdiction may be brought in such courts. However, the federal courts may not have jurisdiction over disputes not arising under federal law, and the state courts may not have jurisdiction over any disputes arising on the Mohegan reservation. Moreover the federal and state courts, under the doctrines of comity and exhaustion of tribal remedies, may be required (1) to defer to the jurisdiction of the Gaming Disputes Court, or (2) to require that any plaintiff exhaust its remedies in the Gaming Disputes Court before bringing any action in the federal or state court. Thus, there may be no federal or state court forum with respect to a dispute relating to the Exchange Notes or the Indentures. In addition, the Authority may not be subject to the federal bankruptcy laws. Thus, no assurance can be given that, if an event of default occurs under the Indentures, any forum will be available to the holders of the Exchange Notes other than the Gaming Disputes Court. In such a court, there are few guiding precedents for the interpretation of Tribal law. Any execution of a judgment of the Gaming Disputes Court will require the cooperation of the Tribe's officials in the exercise of their police powers. Thus, to the extent that a judgment of the Gaming Disputes Court must be executed on Tribal lands, the practical realization of any benefit of such a judgment will be dependent upon the willingness and ability of Tribal officials to carry out such judgment. In addition, the land under the casino facility is owned by the United States in trust for the Tribe, and creditors of the Authority or the Tribe may not force or obtain title to the land. See "Mohegan Tribe of Indians of Connecticut-- Gaming Disputes Court."

   The Tribe is permitted to amend the provisions of its Constitution that establish the Authority and the Gaming Disputes Court with the approval of two-thirds of the members of the Tribal Council and a ratifying vote of a two-thirds majority of all votes cast, with at least 40% of the registered voters of the Tribe voting. However, before the enactment of any such amendment by the Tribal Council, any non-tribal party will have the opportunity to seek a ruling from the Appellate Branch of the Gaming Disputes Court that the proposed amendment would constitute an impermissible impairment of contract. Further, the Tribal Constitution prohibits the Tribe from enacting any law that would impair the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of gaming on Tribal lands. Amendments to this provision of the Tribe's Constitution require the affirmative vote of 75% of all registered voters of the Tribe. The Tribe has approximately 750 registered voters. Amendment to any of such provisions of the Tribe's Constitution could adversely affect the ability of the holders of the Exchange Notes to enforce the obligations of the Authority on the Exchange Notes.

Exclusive Reliance on Gaming Revenue for Debt Service Payments

   Mohegan Sun's failure to generate sufficient cash flow could prevent the Authority from fulfilling its obligations under the Exchange Notes.

   The Authority relies on revenues from the gaming operations of Mohegan Sun to meet its debt service requirements. Such operations are subject to many financial, economic, political, competitive and regulatory factors beyond the Authority's control. If Mohegan Sun is unable to generate sufficient cash flow, the Authority could be required to reduce or delay planned capital expenditures, dispose of certain assets and/or seek to restructure some or all of its debt. There can be no assurance that any of these alternatives could be effected, if at all, on satisfactory terms.

Risks of Expansion

   Failure to complete Mohegan Sun's expansion on budget and on time could adversely affect the financial health of the Authority.

   Construction projects such as the expansion of Mohegan Sun are inherently subject to significant development and construction risks. These include the following:

  .  labor disputes;

  .  shortages of material and skilled labor;

  .  weather interference;

  .  engineering problems;

  . environmental problems (including asbestos, lead and hazardous waste removal);

  .  fire, flood and other natural disasters; and

  . geological, construction, demolition, excavation, regulatory and/or equipment problems.

   All of these risks could cause unanticipated cost increases. Although we have chosen a developer and have preliminary plans, the final plans for the expansion are still under development. The actual cost and scope of the project will be dependent upon the final plans. The Tribe expects the expansion to cost approximately $750 million (excluding capitalized interest) and has adopted a formal resolution capping the expansion budget at $800 million to account for any unforeseen design changes or enhancements. In addition, the Tribe has established a $40 million construction reserve account that, in some circumstances, will be used to pay for costs in excess of the expansion budget.

   The anticipated construction costs and completion dates for the expansion are based on budgets, conceptual design documents and schedule estimates prepared by Trading Cove Associates for the Authority with the assistance of certain architects and contractors. The final amount of the project is subject to modification based upon the occurrence of particular events, such as design change order delays. Construction in the northeastern United States is also subject to a number of weather related risks. Long winters and severe or unexpected rain, storms or other bad weather may delay completion and/or increase the costs of the construction.

   The expansion is scheduled to be completed in the fall of 2001. There can be no assurance that the expansion facilities will commence operations on schedule or that construction costs for the expansion will not exceed budget. Failure to complete the expansion within the budget or on schedule may have a material adverse effect on the results of Mohegan Sun's operations and the Authority's financial condition.

   Although construction activities related to the expansion of Mohegan Sun are planned to minimize disruption, construction noise and debris and the temporary closing of some facilities may disrupt Mohegan Sun's current operations. Unexpected construction delays could exacerbate or magnify these disruptions. There can be no assurance that construction of the expansion will not have a material adverse effect the Authority's results of operations.

Failure to Obtain Funds to Complete Expansion

   In the event Mohegan Sun fails to achieve expected results, the Authority may not have sufficient funds to complete Mohegan Sun's expansion.

   The Authority expects that approximately $376.0 million of the Mohegan Sun expansion will be financed from cash flow from operations through December 31, 2001. There can be no assurances that Mohegan Sun will generate sufficient cash flow from operations to finance the Mohegan Sun expansion. If Mohegan Sun fails to generate cash flow as expected, the expansion could be delayed, resulting in a material adverse effect on the financial condition of the Authority.

Competition from Other Gaming Operations

   Many competitors have greater resources than the Authority, and other Indian tribes may receive approval to engage in casino gaming.

   The gaming industry is highly competitive. Mohegan Sun currently competes primarily with the Foxwoods Resort Casino and, to a lesser extent, with casinos in Atlantic City, New Jersey. Foxwoods is approximately 10 miles from Mohegan Sun and is the largest gaming facility in the United States in terms of total gaming positions. In addition, Foxwoods offers a number of amenities that Mohegan Sun does not have, including hotel accommodations, extensive retail shopping and more expansive non-gaming entertainment offerings. Foxwoods has been in operation for nearly seven years and may have greater financial resources and greater operating experience than the Authority or the Tribe.

   Upon the completion of the expansion, the Authority intends to broaden Mohegan Sun's market beyond day-trip customers to include guests making overnight stays at the resort. This means that Mohegan Sun will begin to compete more directly for customers with casinos in Atlantic City, New Jersey and, to a lesser extent, gaming resorts such as those on the Gulf Coast of Mississippi and Las Vegas, Nevada. Many of these casinos and other resorts have greater resources and greater name recognition than Mohegan Sun.

   Under current law, outside of Atlantic City, New Jersey, casino gaming in the northeastern United States may be conducted only by federally recognized Indian tribes operating under federal Indian gaming law. Currently, the Oneida Indian Nation operates Turning Stone Casino Resort in Verona, New York, approximately 270 miles from Mohegan Sun. The St. Regis Mohawk Tribe in Hogansburg, New York near the Canadian border has entered into a gaming compact with the state of New York. Although this tribe has yet to develop a gaming facility, it has initiatives both on its reservation in Hogansburg (for which it has had a gaming management contract approved by the National Indian Gaming Commission) and at Monticello Raceway in the Catskills, 90 miles from New York City (for which it has received Bureau of Indian Affairs Eastern Area Office approval to take land into trust). Both initiatives still require additional federal and state level approvals. In addition, at least two other federally recognized tribes in New England are each seeking to establish gaming operations. Several other tribes in New England are seeking federal recognition as Native American peoples with the intent of establishing gaming operations. A number of states, including Connecticut and New York, have also investigated legalizing casino gaming by non-Indians in one or more locations. The Authority cannot predict whether any of these other tribes or other efforts to legalize casino gaming will be successful in establishing gaming operations, and if established, whether such gaming operations will have a material adverse effect on the Authority's proposed operations. See "Business--Competition."

Need to Obtain Construction Related Licenses and Permits

   A failure to obtain necessary licenses and permits could delay the expansion of Mohegan Sun thereby causing a material adverse effect on operating results.

   No assurances can be given that the required licenses, permits or other approvals for the expansion of Mohegan Sun will be issued. Even if issued, such licenses, permits or other approvals could have conditions or restrictions that could adversely affect the completion of the expansion. The failure to obtain any of these licenses, permits or other approvals in a timely manner may delay, restrict or prevent the expansion from being completed as contemplated herein. See "Government Regulation."

Reliance on Nearby Markets

   A downturn in the local economy could negatively impact the Authority's financial performance.

   Until and for some time after the expansion is completed, Mohegan Sun will depend heavily on day-trip customers. Any downturn in the regional economy, the entrance of new competitors or the expansion of existing competitors within this local market could have a material adverse effect on the Authority's results of operations. See "--Competition From Other Gaming Operations."

Limited Operating History Associated with the Operation

   Mohegan Sun is subject to the risks of a new business.

   Mohegan Sun did not begin operations until October 12, 1996 and has many of the same risks inherent in the establishment of a new business enterprise. In addition, Mohegan Sun's limited operating history makes the prediction of the Authority's future operating results difficult.

Management of Growth; Uncertainty of Future Expanded Operations

   The transition to full management responsibility for the Authority coupled with the risks associated with operating a substantially expanded facility could have a material adverse effect on Mohegan Sun's future performance.

   Mohegan Sun's profitability has been partially dependent upon the efforts and skills of Trading Cove Associates. Trading Cove Associates will have legal responsibility for overseeing and managing Mohegan Sun until December 31, 1999. While the Authority has already assumed many of Mohegan Sun's day-to-day management functions, on January 1, 2000, it will assume full management, operation and maintenance responsibility of Mohegan Sun. There can be no assurance that the Authority will be as successful managing Mohegan Sun as Trading Cove Associates has been. See "Other Material Agreements."

   Mohegan Sun, when expanded, will have significantly larger gaming facilities, entertainment venues and retail space, as well as new hotel and convention facilities. There can be no assurance that the Authority will be successful in integrating the planned casino and resort expansion into Mohegan Sun's current operations or in managing the expanded resort. The failure to integrate and manage the new services and amenities successfully could have a material adverse effect on the Authority's results of operations.

Dependence on Key Personnel; Significant Change in Tribal Management

   The loss of any key management member or any significant change in the makeup of the Tribal Council could have a material adverse effect on Mohegan Sun.

   Mohegan Sun's success depends in large part on the continued service of key management personnel, particularly William Velardo, the Authority's Executive Vice President and General Manager, Mitchell Etess, the Authority's Senior Vice President of Marketing, and Jeffrey Hartmann, the Authority's Chief Financial Officer. The loss of the services of one or more of these individuals or other key personnel could have a material adverse effect on the Authority's business, operating results and financial condition. See "The Authority."

   Additionally, Roland J. Harris serves as Chairman of the Tribal Council of the Tribe and Chairman of the Management Board of the Authority. The Members of the Tribal Council, including the Chairman, are elected by the Tribe every five years. The next election is in October of 2000. The loss of Mr. Harris's services, as well as a significant change in the composition of the Tribal Council, could have a material adverse effect on the Authority and the development of the Mohegan Sun expansion. See "Mohegan Tribe of Indians of Connecticut."

Regulatory Redemption

   Your Exchange Notes may be redeemed automatically if your ownership of the Exchange Notes jeopardizes the Authority's gaming licenses.

   The Authority will have the right to redeem the Exchange Notes if any holder of Exchange Notes jeopardizes the Authority's gaming license by not having required licenses or qualifications. The redemption price for these Exchange Notes, without accrued interest, is equal to the lowest of the holder's cost, the principal amount of such Exchange Notes or the average of the current market price of such Exchange Notes. See "Description of Exchange Notes-- Description of the Senior Exchange Notes--Optional Redemption" and "Description of Exchange Notes--Description of the Senior Subordinated Exchange Notes-- Optional Redemption."

Highly Regulated Industry

   Changes in the law could have a material adverse effect on the Authority's ability to conduct gaming.

   Gaming on the Tribe's reservation is extensively regulated by federal, state and tribal regulatory bodies, including the National Indian Gaming Commission and agencies of the State of Connecticut (for example, the Division of Special Revenue, the State Police and the Department of Liquor Control). As is the case with any casino, changes in applicable laws and regulations could limit or materially affect the types of gaming that may be conducted by the Authority and the revenues realized therefrom.

   In August 1996, federal legislation became effective, creating a nine-member commission to examine and prepare a report within three years on the effects of gambling, including gambling on riverboats, Indian reservations and at non-Indian casinos. No prediction can be made as to what, if any, legislation might arise from such a report if it is completed. Moreover, Congress has regulatory authority over Indian affairs and can establish and change the terms upon which Indian tribes may conduct gaming. Currently, the operation of all gaming on Indian lands is subject to the Indian Gaming Regulatory Act of 1988. For the past several years, legislation has been introduced in Congress with the intent of modifying a variety of perceived problems with this act. Virtually all of the proposals that have been seriously considered would be prospective in effect and have contained clauses that would grandfather existing Indian gaming operations such as Mohegan Sun. Bills have also been proposed, however, which would have the effect of repealing many of the key provisions of the Indian Gaming Regulatory Act and prohibiting the continued operation of particular classes of gaming on specified Indian reservations in states where such gaming is not otherwise allowed on a commercial basis.

However, none of the substantive proposed amendments to the Indian Gaming Regulatory Act have proceeded out of committee hearings to a vote by either the House or the Senate.

   While it is possible that retroactive legislation could be adopted forcing the closure of existing Indian gaming enterprises, given the number of existing gaming compacts and tribal gaming operations nationwide, we believe that it is unlikely that Congress would enact such legislation without grandfathering existing Indian gaming operations. Furthermore, such legislation would certainly be challenged by us and other Indian gaming operations as an invalid exercise of Congressional authority. However, if Congress passes prohibitory legislation that does not include any grandfathering exemption for existing tribal gaming operations, and if such legislation is sustained in the courts against tribal challenge, the Authority's ability to meet its obligations to creditors, including the holders of the Notes, would be doubtful.

   Under federal law, gaming on Indian land is dependent on the permissibility under state law of specified forms of gaming or similar activities. If the State of Connecticut were to make various forms of gaming illegal or against public policy, such action may have an adverse effect on the ability of the Authority to conduct gaming. Connecticut currently permits, among other things, a state lottery, jai alai fronton betting and off-track betting parlors. If Connecticut were to make gaming against public policy, it would forfeit the substantial income ($276.2 million for the 12 months ended December 31, 1998) derived from the gaming activities at Mohegan Sun and Foxwoods and the resulting slot contributions to the state. See "Other Material Agreements-- Gaming Compact with the State of Connecticut."

Possible Environmental Liabilities

   Risks of material environmental liability may remain as a result of incomplete remediation of known environmental hazards.

   The Authority currently incurs and may continue to incur costs to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. Under such environmental requirements, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. These laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to remediate such property properly, may adversely affect the owner's ability to rent such property or to borrow using such property as collateral. In addition, the owner or former owners of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the site. In addition, environmental requirements address the impacts of development on wetlands areas. See "Business--The Expansion."

   The site on which Mohegan Sun is located was formerly occupied by United Nuclear Corporation, a naval products manufacturer of, among other things, nuclear reactor fuel components. United Nuclear Corporation's facility was officially decommissioned on June 8, 1994 when the Nuclear Regulatory Commission confirmed that all licensable quantities of special nuclear material had been removed from the site and that any residual special nuclear material contamination was remediated according to an approved decommissioning plan.

   From 1991 through 1993, United Nuclear Corporation commissioned environmental audits and soil sampling programs which detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. Extensive remediation of contaminated soils and additional investigations were completed. In addition, initial construction at the site involved extensive soil excavation and contaminated soils were removed during the excavation. The site currently meets state remediation requirements.

   Under the terms of United Nuclear Corporation's environmental certification and indemnity agreement with the Department of the Interior (which took the former United Nuclear Corporation land into trust for the Mohegan Tribe), United Nuclear Corporation agreed to indemnify the Department for environmental actions and expenses based on acts or conditions existing or occurring as a result of United Nuclear Corporation's activities on the property. Notwithstanding the foregoing, no assurance can be given (1) that the various environmental reports or any other existing environmental studies revealed all environmental liabilities, (2) that any prior owners or tenants did not create any material environmental condition not known to us, (3) that future laws, ordinances or regulations will not impose any material environmental liability, or (4) that a material environmental condition does not otherwise exist on the site.

Taxation of Indian Gaming

   A change in the Authority's current tax-exempt status could have a material adverse effect on the Authority's ability to repay its obligation under the Exchange Notes.

   Based on current interpretation of the tax code, neither the Tribe nor the Authority is a taxable entity for purposes of federal income taxation. There can be no assurance that Congress will not reverse or modify the exemption for Indian tribes from federal income taxation.

   Efforts have been made in Congress over the past several years to amend the Internal Revenue Code to provide for taxation of the net income of tribal business entities. These have included a House bill which would have taxed gaming income earned by Indian tribes as unrelated business income subject to corporate tax rates. Although no such legislation has been enacted, some could be passed in the future. Future proposals or amendments in this area could materially and adversely affect the market value of the Exchange Notes or the Authority's ability to pay the principal and interest on the Exchange Notes.

Change of Control Events

   The Authority may lack sufficient funds to effect a repurchase of the Exchange Notes upon a change of control.

   Upon the occurrence of specified change of control events, the Authority will be required to offer to repurchase all then outstanding Exchange Notes. The Authority may not have the ability to raise the funds necessary to finance the change of control offer required by the Indentures.

Year 2000 Date Conversion

   Failure by the Authority to address the Year 2000 problem adequately may have a material adverse effect on results of operations.

   The Authority is currently working to verify system readiness for the processing of date-sensitive information by its computerized information systems to the end of the century. The "Year 2000" problem impacts computer programs and hardware timers using two digits (rather than four) to define the applicable year. Any of the Authority's programs that have time-sensitive functions may recognize a date using "00" as the year 1900 rather than 2000, or not at all, which could result in miscalculations or system failures. The Authority, like many companies, depends on fully operational computer systems in all areas of its business. As a large facility in a relatively remote location, Mohegan Sun is heavily dependent on a local infrastructure which may not be adequate to take on the challenges of the Year 2000 problem. It is especially dependent on that local infrastructure for critical services such as incoming utilities and outgoing sewage. Additionally, the Authority is dependent upon many vendors such as food and beverage suppliers, outside software suppliers and system integrators to provide uninterrupted service for the operation to run effectively.

   With the assistance of an outside consultant, the Authority has implemented a Year 2000 program to provide an independent analysis of the Authority's Year 2000 preparedness and the adequacy of the Authority's Year 2000 plans. The program includes inventorying entities, identifying problems, planning compliance and implementation strategies, attempting to correct the problems and testing the solutions.

   As of March 31, 1999, Mohegan Sun was approximately 75% in conformance with the GartnerGroup Year 2000 best practices model. The Authority anticipates completion of the program by June 1999. Although there can be no assurance, it is anticipated that remediation and verification to become Year 2000 compliant will not exceed $1.0 million and will not have a material adverse impact on the Authority's financial position, results of operations, or cash flow. While the Authority's efforts are designed to be successful, because of the complexity of the Year 2000 issues and the interdependence of organizations using computer systems, there can be no assurance that the Authority's efforts, or those of a third party with whom the Authority interacts, will be satisfactorily completed in a timely fashion. This could result in a material adverse effect on future operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Certain Transfer Restrictions; No Prior Market for Exchange Notes; Failure to Exchange the Outstanding Notes

   Certain transfer restrictions and the failure of a market to develop could affect the liquidity and price of your Exchange Notes. In the event you do not exchange your Outstanding Notes, you cannot be assured of a continuation of a trading market for the Outstanding Notes.

   You may generally sell Exchange Notes without complying with the registration requirements of the Securities Act, unless you are:

  . an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act

  . a broker-dealer that acquired Outstanding Notes as a result of market-making or other trading activities

  . a broker-dealer that acquired Outstanding Notes directly from us for resale pursuant to Rule 144A or another available exemption under the Securities Act

   "Affiliates" of the Authority may sell Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption. The broker-dealers described above must deliver a prospectus in connection with any resale of Exchange Notes.

   The Exchange Notes constitute a new issue of securities for which no established trading market exists. If Exchange Notes are traded after their initial issuance, they may trade at a discount, depending upon the Authority's financial condition, prevailing interest rates, the market for similar securities and other factors beyond the Authority's control, including general economic conditions. The Authority does not intend to apply for a listing or quotation of the Exchange Notes on any securities exchange. The initial purchasers of the Outstanding Notes have informed the Authority that they intend to make a market in the Exchange Notes. However, the initial purchasers have no obligation to do so, and may discontinue any market-making activities at any time without notice. The Authority cannot assure you of the development or liquidity of any trading market for the Exchange Notes following the Exchange Offers.

   The Authority has not registered nor does it intend to register the Outstanding Notes under the Securities Act. Outstanding Notes that remain outstanding after consummation of the Exchange Offers will therefore remain subject to transfer restrictions under applicable securities laws. Unexchanged Outstanding Notes will continue to bear a legend reflecting these restrictions on transfer. Furthermore, the Authority has not conditioned the Exchange Offers on receipt of any minimum or maximum principal amount of Outstanding Notes. As Outstanding Notes are tendered and accepted in the Exchange Offers, the principal amount of remaining Outstanding Notes will decrease. This decrease will reduce the liquidity of the trading market for the Outstanding Notes. The Authority cannot assure you of the liquidity, or even the continuation, of the trading market for the Outstanding Notes following the Exchange Offers.

Risks of Not Complying with Exchange Offer Procedures

   In order to receive Exchange Notes, you must follow the Exchange Offer procedures.

   You are responsible for complying with all Exchange Offer procedures. You will only receive Exchange Notes in exchange for your Outstanding Notes if, prior to the Expiration Date, you deliver the following to the appropriate Exchange Agent:

  . certificates for the Outstanding Notes or a book-entry confirmation of a book-entry transfer of the Outstanding Notes into the Exchange Agent's account at the Depository Trust Company ("DTC")

  . the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed by you, together with any required signature guarantees

  .  any other documents required by the Letter of Transmittal

   You should allow sufficient time to ensure that the Exchange Agents receive all required documents before the expiration of the Exchange Offers. Neither the Authority nor the Exchange Agents have any duty to inform you of defects or irregularities with respect to the tender of your Outstanding Notes for exchange. See "The Exchange Offers."

Forward-Looking Statements

   Differences between the Authority's expectations and actual future events could lead to a material adverse effect on the Mohegan Sun Expansion.

   Forward-looking statements are subject to risks, uncertainties and assumptions about the Authority, and there can be no assurances about the Authority's current expectations and projections about future events. The uncertainties include

  . the expansion and construction activities for the new casino, the new hotel and the convention center and related upgrades and amenities;

  .  the financial performance of the existing casino;

  .  its dependence on existing management;

  .  its levels of leverage and ability to meet its debt service obligations;

  .  general domestic and global economic conditions;

  .  changes in federal or state tax laws or the administration of such laws;

  . changes in gaming laws or regulations (including potential legalization of gaming in some jurisdictions); and

  . maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations.

   If the Authority's estimates on these types of items differs from actual future events, there could be a material adverse effects on future operations and cash flow from those operations.

                              THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

   In connection with the sale of the Outstanding Notes, the Authority entered into registration rights agreements with the initial purchasers of the Outstanding Notes pursuant to which the Authority agreed to file and to use its best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Outstanding Notes for Exchange Notes with terms identical in all material respects to the terms of the Outstanding Notes. Copies of these registration rights agreements have been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offers are being made to satisfy the contractual obligations of the Authority under the registration rights agreements.

   By tendering Outstanding Notes in exchange for Exchange Notes, each holder represents to the Authority that: (1) any Exchange Notes to be received by such holder are being acquired in the ordinary course of such holder's business; (2) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes;
(3) such holder is not an "affiliate" of the Authority (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (4) such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Outstanding Notes, (5) the Authority will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances; and (vi) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies. Each tendering holder also will warrant and agree that such holder will, upon request, execute and deliver any additional documents deemed by the Authority or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Outstanding Notes tendered pursuant to the Exchange Offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes pursuant to the Exchange Offers, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

   The Exchange Offers are not being made to, nor will the Authority accept tenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the Exchange Offers or the acceptance of the Exchange Notes would be in violation of the securities or blue sky laws of that jurisdiction.

   Unless the context requires otherwise, the term "holder" with respect to an Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Authority or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of Outstanding Notes (which, for purposes of the Exchange Offers, include beneficial interests in the Outstanding Notes held by direct or indirect participants in DTC and Outstanding Notes held in definitive form).

Terms of the Exchange Offers

   The Authority hereby offers, upon the terms and subject to the conditions shown in this Prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of Senior Exchange Notes for each $1,000 principal amount of Outstanding Senior Notes and $1,000 principal amount of Senior Subordinated Exchange Notes for each $1,000 principal amount of Outstanding Senior Subordinated Notes, properly tendered before the Expiration Date and not properly withdrawn according to the procedures described below. Holders may tender their Outstanding Notes in whole or in part in integral multiples of $1,000 principal amount.

   The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (1) the Exchange Notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the Outstanding Notes and (2) holders of the Exchange Notes will not be entitled to some of the rights of holders of the Outstanding Notes under the registration rights agreement. The Exchange Notes evidence the same indebtedness as the Outstanding Notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

   Neither Exchange Offer is conditioned upon the other Exchange Offer or on any minimum principal amount of Outstanding Notes being tendered for exchange. The Authority reserves the right in its sole discretion to purchase or make offers for any Outstanding Notes that remain outstanding after the Expiration Date in either Exchange Offer or, as shown under "--Conditions to the Exchange Offers," to terminate, either or both of the Exchange Offers and, to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offers. As of the date of this Prospectus, $200 million principal amount of Outstanding Senior Notes and $300 million principal amount of Outstanding Senior Subordinated Notes are outstanding.

   Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offers. Outstanding Notes which are not tendered for, or are tendered but not accepted in connection with, the Exchange Offers will remain outstanding. See "Risk Factors--Risks of Not Complying With Exchange Offer Procedures."

   If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events shown herein or otherwise, certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

   Holders who tender Outstanding Notes in connection with the Exchange Offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Outstanding Notes in connection with the Exchange Offers. The Authority will pay all charges and expenses, other than specified applicable taxes. See "--Fees and Expenses."

   THE AUTHORITY MAKES NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFERS. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFERS, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

   The "Expiration Date" for each Exchange Offer is 5:00 p.m., New York City time, on March 3, 1999 unless the Exchange Offer is extended by the Authority. (If the Authority does extend an Exchange Offer, the "Expiration Date" will be the latest date and time to which that Exchange Offer is extended). Because neither Exchange Offer is conditioned on the other Exchange Offer, it is possible that one Exchange Offer could terminate before the other. To the extent practicable, however, the Authority will seek to terminate both Exchange Offers at the same time.

   The Authority expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (1) to delay the acceptance of the Outstanding Notes for exchange, (2) to terminate an Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) if the Authority determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offers" has occurred or exists or has not been satisfied with respect to such Exchange Offer, (3) to extend the Expiration Date of an Exchange Offer and retain all Outstanding Notes tendered pursuant to such Exchange Offer, subject, however, to the right of holders of Outstanding Notes to withdraw their tendered Outstanding Notes as described under "-- Withdrawal Rights," and (4) to waive any condition or otherwise amend the terms of an Exchange Offer in any respect. If an

Exchange Offer is amended in a manner determined by the Authority to constitute a material change, or if the Authority waives a material condition of such Exchange Offer, the Authority will promptly disclose such amendment by means of a Prospectus Supplement that will be distributed to the registered holders of the affected Outstanding Notes, and the Authority will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

   Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent for such Exchange Offer (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Authority may choose to make any public announcement, and subject to applicable laws, the Authority shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

   Upon the terms and subject to the conditions of each Exchange Offer, the Authority will exchange, and will issue to the relevant Exchange Agent, Exchange Notes for Outstanding Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "Withdrawal Rights") promptly after the Expiration Date.

   In all cases, delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to each Exchange Offer will be made only after timely receipt by the relevant Exchange Agent of (1) Outstanding Notes or a book-entry confirmation of a book-entry transfer of Outstanding Notes into the appropriate Exchange Agent's account at DTC, (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (3) any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Outstanding Notes, book-entry confirmations with respect to Outstanding Notes and other required documents are received by the relevant Exchange Agent.

   The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Outstanding Notes into the appropriate Exchange Agent's account at DTC.

   Subject to the terms and conditions of each Exchange Offer, the Authority will be deemed to have accepted for exchange, and thereby exchanged, Outstanding Notes validly tendered and not withdrawn as, if and when the Authority gives oral or written notice to the relevant Exchange Agent (any such oral notice to be promptly confirmed in writing) of the Authority's acceptance of such Outstanding Notes for exchange pursuant to each Exchange Offer. The Authority's acceptance for exchange of Outstanding Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Authority upon the terms and subject to the conditions of the Exchange Offers. The Exchange Agents will act as agents for the Authority for the purpose of receiving tenders of Outstanding Notes, Letters of Transmittal and related documents, and as agents for tendering holders for the purpose of receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to holders who validly tendered Outstanding Notes. Such exchange will be made promptly after the Expiration Date of each Exchange Offer. If for any reason the acceptance for exchange or the exchange of any Outstanding Notes tendered pursuant to an Exchange Offer is delayed (whether before or after the Authority's acceptance for exchange of Outstanding Notes), or the Authority extends an Exchange Offer or is unable to accept for exchange or exchange Outstanding Notes tendered pursuant to an Exchange Offer, then, without prejudice to the Authority's rights set forth herein, each Exchange Agent may, nevertheless, on behalf of the Authority and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Outstanding Notes and such Outstanding Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

Procedures for Tendering Outstanding Notes

 Valid Tender

   Except as set forth below, in order for Outstanding Notes to be validly tendered pursuant to an Exchange Offer, either (1) (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the appropriate Exchange Agent at the address set forth under "--Exchange Agents" prior to the Expiration Date and (b) tendered Outstanding Notes must be received by the Exchange Agents, or such Outstanding Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agents, in each case prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with.

   If less than all of the Outstanding Notes are tendered, a tendering holder should fill in the amount of Outstanding Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Outstanding Notes delivered to the Exchange Agents will be deemed to have been tendered unless otherwise indicated.

   If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by the Authority, evidence satisfactory to the Authority of such person's authority to so act must also be submitted.

   Any beneficial owner of Outstanding Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offers.

   The method of delivery of Outstanding Notes, the Letter Of Transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the proper Exchange Agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Letter of Transmittal or Outstanding Notes should be sent to the Authority. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

 Book-Entry Transfer

   Each Exchange Agent will make a request to establish an account with respect to the applicable Outstanding Notes at DTC for purposes of the applicable Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into the relevant Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Outstanding Notes may be effected through book-entry transfer into the relevant Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the relevant Exchange Agent at its address set forth under "--Exchange Agents" prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

   DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO AN EXCHANGE
AGENT.

 Signature Guarantees

   Certificates for Outstanding Notes need not be endorsed and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for

Outstanding Notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Outstanding Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein) (1) a bank, (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (3) a credit union,
(4) a national securities exchange, registered securities association or clearing agency, or (5) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

 Guaranteed Delivery

   If a holder desires to tender Outstanding Notes pursuant to an Exchange Offer and the certificates for such Outstanding Notes are not immediately available or time will not permit all required documents to reach the proper Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Outstanding Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with

   (1) such tenders are made by or through an Eligible Institution;

   (2) prior to the Expiration Date, the relevant Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, setting forth the name and address of the holder of Outstanding Notes and the amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the proper Exchange Agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the relevant Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

   (3) the certificates (or book-entry confirmation) representing all tendered Outstanding Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the relevant Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

 Determination of Validity

   All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes will be determined by the Authority, in its sole discretion, which determination shall be final and binding on all parties. The Authority reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders it determines not to be in proper form or the acceptance for exchange of which may, in the view of counsel to the Authority, be unlawful. The Authority also reserves the absolute right, subject to applicable law, to waive any of the conditions of either Exchange Offer as set forth under "--Conditions to the Exchange Offers" or any defect or irregularity in any tender of Outstanding Notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

   The Authority's interpretation of the terms and conditions of the Exchange Offers (including the relevant Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Outstanding Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of the Authority, any affiliates of the Authority, the Exchange Agents or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

   Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to the Authority, the Authority believes that holders of Outstanding Notes who exchange their Outstanding Notes for Exchange Notes may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired Outstanding Notes as a result of market-making activities or other trading activities or directly from the Authority for resale under an available exemption under the Securities Act. Also, resale would only be permitted for Exchange Notes that are acquired in the ordinary course of a holder's business, where such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and such holder is not an "affiliate" of the Authority. The staff of the Commission has not considered the Exchange Offers in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes under the Exchange Offers, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Withdrawal Rights

   Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to the Expiration Date of an Exchange Offer. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the relevant Exchange Agent at its address set forth under "--Exchange Agents" prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Outstanding Notes to be withdrawn, the principal amount of Outstanding Notes to be withdrawn, and (if certificates for such Outstanding Notes have been tendered) the name of the registered holder of the Outstanding Notes as set forth on the Outstanding Notes, if different from that of the person who tendered such Outstanding Notes. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the Outstanding Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Outstanding Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Outstanding Notes may not be rescinded. Outstanding Notes properly withdrawn will not be deemed validly tendered for purposes of an Exchange Offer, but may be retendered at any subsequent time prior to the Expiration Date of such Exchange Offer by following any of the procedures described above under "--Procedures for Tendering Outstanding Notes."

   All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Authority, in its sole discretion, which determination shall be final and binding on all parties. Neither the Authority, any affiliates of the Authority, the Exchange Agents or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Outstanding Notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

Interest on the Exchange Notes

   Interest on the Senior Exchange Notes will be payable every six months on January 1 and July 1 of each year at a rate of 8 1/8% per annum, commencing July 1, 1999. The Senior Exchange Notes will mature on

January 1, 2006. Interest on the Senior Subordinated Exchange Notes will be payable every six months on January 1 and July 1 of each year at a rate of 8 3/4% per annum, commencing July 1, 1999. The Senior Subordinated Exchange Notes will mature on January 1, 2009.

Conditions to the Exchange Offers

   If any of the following conditions has occurred or exists or has not been satisfied prior to the Expiration Date of an Exchange Offer, the Authority will not be required to accept for exchange any Outstanding Notes and will not be required to issue Exchange Notes in exchange for any Outstanding Notes. In addition, the Authority may, at any time and from time to time, terminate or amend an Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) or may waive any conditions to or amend an Exchange Offer.

  . A change in the current interpretation by the staff of the Commission which permits resale of Exchange Notes as described about under "-- Resales of Exchange Notes."

  . The institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the Exchange Offers which, in the Authority's judgment, would reasonably be expected to impair the ability of the Authority to proceed with the Exchange Offers.

  . The adoption or enactment of any law, statute, rule or regulation which, in the Authority's judgment, would reasonably be expected to impair the ability of the Authority to proceed with the Exchange Offers.

  . The issuance of a stop order by the Commission or any state securities authority suspending the effectiveness of the Registration Statement, or proceedings for that purpose.

  . Failure to obtain any governmental approval, which the Authority considers necessary for the consummation of the Exchange Offers as contemplated hereby.

  . Any change or development involving a prospective change in the business or financial affairs of the Authority which the Authority thinks might materially impair its ability to proceed with the Exchange Offers.

   If the Authority determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to an Expiration Date, the Authority may, subject to applicable law, terminate the applicable Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of an Exchange Offer in any respect. If such waiver or amendment constitutes a material change to an Exchange Offer, the Authority will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the applicable Outstanding Notes. In this case, the Authority will extend the applicable Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agents

   First Union National Bank has been appointed as the Senior Exchange Agent, State Street Bank and Trust Company has been appointed as the Senior Subordinated Exchange Agent. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the appropriate Exchange Agent as follows:

 Exchanging Outstanding Senior Notes for Senior Exchange Notes

     By Facsimile
     (704) 590-7626
     Confirm by telephone: (704) 590-7408

     By Hand or Overnight Courier
     First Union National Bank
     1525 W.T. Harris Boulevard
     Charlotte, North Carolina 28288-1153
     Attention: Corporate Trust Department

     By Mail
     First Union National Bank
     1525 W.T. Harris Boulevard
     Charlotte, North Carolina 28288-1153
     Attention: Corporate Trust Department

 Exchanging Outstanding Senior Subordinated Notes for Senior Subordinated Exchange Notes

     By Facsimile
     (617) 664-5290
     Attention: Customer Service
     Confirm by telephone: (617) 664-5249

     By Hand or Overnight Courier
     State Street Bank and Trust Company
     Corporate Trust Department
     Two International Place--4th Floor
     Boston, MA 02110
     Attention: Ralph Jones

     By Mail
     State Street Bank and Trust Company
     Corporate Trust Department
     P.O. Box 778
     Boston, MA 02102
     Attention: Ralph Jones

   DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBERS WILL NOT CONSTITUTE A VALID DELIVERY. DELIVERY TO THE WRONG EXCHANGE AGENT WILL NOT CONSTITUTE DELIVERY.

Fees and Expenses

   The expenses of soliciting tenders will be borne by the Authority. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of the Authority.

   The Authority has not retained any dealer-manager or similar agent in connection with the Exchange Offers and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offers. The Authority has agreed to pay the Exchange Agents reasonable and customary fees for their services and will reimburse them for reasonable out-of-pocket expenses in connection therewith. The Authority will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Outstanding Notes, and in handling or tendering for their customers.

   Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the Exchange Offers, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

                                USE OF PROCEEDS

   The Exchange Offers are intended to satisfy certain obligations of the Authority under the registration agreements. The Authority will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Authority will receive, in exchange, an equal number of Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except as otherwise described in the section entiteled "The Exchange Offers--Terms of the Exchange Offers." The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. A portion of the proceeds from the offering of the Outstanding Notes has been used to redeem the 13 1/2% Senior Secured Notes and defease junior subordinated notes. The remainder of these proceeds will be used to fund the Mohegan Sun expansion and for general corporate purposes.

                                CAPITALIZATION

  The following table shows, as of December 31, 1998, the Authority's actual and adjusted cash balance and capitalization, including the application of the net proceeds to the Authority from the offering of the Outstanding Notes. This table should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                                        December 31, 1998
                                                     -------------------------
                                                      Actual    As Adjusted(1)
                                                     ---------  --------------
                                                          (in thousands)
Cash and cash equivalents........................... $ 109,578    $ 244,978
Junior Subordinated Notes defeasance trust assets...       --       135,700
                                                     =========    =========
Debt (including current maturities of debt and
 capital lease obligations)
  Bank Credit Facility.............................. $     --     $     --
  13 1/2% Senior Secured Notes......................   175,000          --
  Junior Subordinated Notes(2)......................   125,191      125,191
  Outstanding Senior Notes..........................       --       200,000
  Outstanding Senior Subordinated Notes.............       --       300,000
  Equipment financing...............................    27,807       27,807
                                                     ---------    ---------
    Total debt and capital lease obligations........   327,998      652,998
Total capital(3)....................................  (372,300)    (410,200)
                                                     ---------    ---------
Total capitalization(4)............................. $ (44,302)   $ 242,798
                                                     =========    =========

--------
(1) As adjusted amounts reflect (a) the sale of the Outstanding Notes and the application of the related net proceeds, including the redemption of $175.0 million in aggregate principal amount of the 13 1/2% Senior Secured Notes and the establishment of a defeasance trust account for the junior subordinated notes of the Authority; (b) the release of restricted cash balances to the Authority in the amount of $81.3 million; and (c) the closing of the Bank Credit Facility with no loan amounts drawn.
(2) This amount reflects $90.0 million of principal and $35.2 million of accrued and unpaid interest.
(3) The Authority, in accordance with FASB 5, has recorded a non-cash expense and liability for the estimated present value of the Authority's future Relinquishment Agreement payment obligations. These payments are based on the amount of gross revenue generated by the Authority. As of September 30, 1998, the present value of this liability was estimated at $549.1 million, of which $419.1 million was reflected as an extraordinary item in the statements of income (loss) and $130.0 million was capitalized on the balance sheet as trademarks and other intellectual property acquired as part of the Relinquishment Agreement. Recording this liability has created negative capital as of September 30, 1998. This liability will be reassessed periodically and may require additional non-cash adjustments to be recorded in the statement of income (loss). The estimated liability has not changed as of December 31, 1998. See the Authority's financial statements and the accompanying notes and "Other Material Agreements-- Relinquishment Agreement with Trading Cove Associates."
(4) Total capitalization is the sum of total debt, capital lease obligations and total capital.

                            SELECTED FINANCIAL DATA

   The selected financial data shown below for the fiscal years ended September 30, 1997 and 1998 have been taken from the audited financial statements of the Authority included in this Prospectus. The selected financial data for the quarters ended December 31, 1997 and 1998 have been taken from the Authority's unaudited interim financial statements included elsewhere in this Prospectus, which in the opinion of the Authority's management include all adjustments (including only normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. The financial information shown below should be read in conjunction with the financial statements and notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial and statistical data included in this Prospectus.

                                      Fiscal Year Ended      Quarter Ended
                                        September 30,        December 31,
                                      -------------------  ------------------
                                        1998     1997(1)     1998      1997
                                      ---------  --------  --------  --------
                                        (Dollars in thousands except per
                                                   diem data)
Statements of Income (Loss) Data:
Revenues:
  Gaming............................. $ 543,870  $440,540  $152,672  $119,798
  Food and beverage..................    55,544    46,925    15,013    12,596
  Retail and other...................    36,328    21,489    13,287    10,025
  Bingo operations...................     5,673     3,148     3,442       929
                                      ---------  --------  --------  --------
  Gross revenues.....................   641,415   512,102   184,414   143,348
  Promotional allowances.............   (66,272)  (44,265)  (20,556)  (16,206)
                                      ---------  --------  --------  --------
  Net revenues.......................   575,143   467,837   163,858   127,142
                                      ---------  --------  --------  --------
Costs and Expenses:
  Gaming.............................   237,946   209,086    66,590    56,307
  Food and beverage..................    21,212    24,168     5,386     4,940
  Retail and other...................    24,607    16,282     9,113     6,390
  Bingo operations...................     3,529     4,508     3,377       703
  General and administration.........    87,529    78,366    27,622    23,740
  Management fee.....................    47,442    23,243    13,645     7,404
  Depreciation and amortization......    17,528    32,155     4,669     4,800
                                      ---------  --------  --------  --------
    Total costs and expenses.........   439,793   387,808   130,402   104,284
                                      ---------  --------  --------  --------
  Income from operations.............   135,350    80,029    33,456    22,858
  Other expense, net.................    47,772    43,342    12,195    11,130
                                      ---------  --------  --------  --------
  Income before extraordinary items..    87,578    36,687    21,261    11,728
  Extraordinary items(2).............  (419,457)      --        --        --
                                      ---------  --------  --------  --------
  Net income (loss)(2)............... $(331,879) $ 36,687  $ 21,261  $ 11,728
                                      =========  ========  ========  ========
Ratio of earnings to fixed
 charges(3)..........................       2.7x      1.8x      2.6x      1.9x
Other Data:
EBITDA(4)............................ $ 152,878  $112,184  $ 38,125  $ 27,658
EBITDAM(5)...........................   200,320   135,427    51,770    35,062
Capital expenditures.................    32,731    35,749     6,113    17,909
Slot machine win per day.............       361       319       401       311
Table game win per day...............     2,545     2,401     2,727     2,364
Slot machines........................     3,029     2,962     3,025     2,996
Table games..........................       150       149       150       148
Restaurant seats.....................     1,868     1,808     1,888     1,808
Casino square footage................   176,500   167,500   176,500   167,500

                           September 30,     December 31,
                         ------------------- ------------
                           1998       1997       1998
                         ---------  -------- ------------
                                   (In thousands)
Balance Sheet Data:
Cash and cash
 equivalents(6)......... $ 110,730  $ 88,844  $ 109,578
Total assets............   554,480   386,974    554,746
Total debt and capital
 lease obligations......   326,106   316,146    327,998
Total capital...........  (382,300)   21,931   (372,300)

--------

(1) The Authority commenced operations at Mohegan Sun on October 12, 1996.
(2) The Authority, in accordance with FASB 5, has recorded a non-cash expense and liability for the estimated present value of the Authority's future Relinquishment Agreement payment obligations. These payments are based on the amount of gross revenue generated by the Authority. As of September 30, 1998, the present value of this liability was estimated at $549.1 million, of which $419.1 million was reflected as an extraordinary item in the statements of income (loss), and $130.0 million was capitalized on the balance sheet as trademarks and other intellectual property acquired as part of the Relinquishment Agreement. Recording this liability has created negative capital as of September 30, 1998. This liability will be reassessed periodically and may require additional non-cash adjustments to be recorded in the statement of income (loss). The estimated liability has not changed as of December 31, 1998. See the Authority's financial statements and the accompanying notes and "Other Material Agreements-- Relinquishment Agreement with Trading Cove Associates."
(3) The ratio of earnings to fixed charges is determined by dividing (a) earnings before extraordinary items and fixed charges by (b) fixed charges. Fixed charges consist of total interest expense, including cash flow participation interest relating to the 13 1/2% Senior Secured Notes.
(4) Earnings before extraordinary items, interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the gaming industry. However, EBITDA should only be read in conjunction with all of the Authority's financial data summarized above and its financial statements, including the notes, prepared in accordance with GAAP appearing elsewhere herein. EBITDA should not be construed as an alternative either to (a) income from operations (as determined in accordance with GAAP) as an indicator of the Authority's operating performance or (b) cash flows from operating activities (as determined according to GAAP) as a measure of liquidity. In addition, because the Authority is an instrumentality of a sovereign Indian nation, it is not subject to federal or state income tax.
(5) Earnings before extraordinary items, interest, income taxes, depreciation, amortization and management fees. Management fees are paid by the Authority to Trading Cove Associates pursuant to the terms of its management agreement which terminates on January 1, 2000. Until such termination and because management fees are subordinate to debt service, the Authority believes EBITDAM is a supplemental financial measurement useful in the evaluation of its gaming business.
(6) Including restricted cash balances of $74.5 million, $48.5 million, and $81.3 million as of September 30, 1998, September 30, 1997 and December 31, 1998, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The Authority's sole business is the operation of Mohegan Sun, which opened in October 1996. The growth in the Connecticut gaming market continues to expand as well as Mohegan Sun's share in this market. The Authority is currently undertaking an estimated $750 million expansion of Mohegan Sun. Construction on the expansion began in March, 1999, and the expansion is expected to be completed in the fall of 2001.

Results of Operations

 Comparison of Operating Results for the Quarters Ended December 31, 1998 and
 1997

   For the quarter ended December 31, 1998, the Connecticut slot market grew at a rate of 17.3%, reporting a gross slot win of $273.9 million, an increase of $40.4 million over the period ended December 31, 1997. Mohegan Sun exceeded the market's growth as it experienced a 30.3% increase in slot win over the same period in the prior year. Slot revenues of $111.1 million for the quarter ended December 31, 1998 reflected a slot win per unit per day of $401. Slot win per unit per day for the quarter ended December 31, 1997 was $311. The slot win growth of $25.8 million, or 30.3%, over the previous year reflected Mohegan Sun's growth in slot win market share of 3.8% over the same period in the prior year.

   Gaming revenues totaled $152.7 million for the quarter ended December 31, 1998, marking an increase of $32.9 million, or 27.4%, over the quarter ended December 31, 1997. The increase in gaming revenues is primarily due to a 17.3% growth in the Connecticut slot market and the continued growth of the Mohegan Sun customer base. Membership in the Mohegan Sun Player's Club totaled 975,933 and 663,932 guests as of December 31, 1998 and 1997, respectively.

   For the quarter ended December 31, 1998, food and beverage revenues were $15.0 million, indicating a growth of $2.4 million, or 19.2%, over the prior year. Retail and other revenues were $13.3 million, a growth of $3.3 million, or 32.5%, over the same period in the prior year. The increase in non-gaming revenues is primarily attributed to increased utilization of complimentaries, the addition of two new retail outlets to the facility in December 1997 and April 1998 and the opening of the gas station facility in December 1998.

   Bingo revenues totaled $3.4 million for the quarter ended December 31, 1998, representing a $2.5 million increase over the same period in the prior year. The increase is a result of an improvement in the overall awareness of the bingo operation in the marketplace.

   Promotional allowances totaled $20.6 million for the quarter ended December 31, 1998, representing a $4.4 million, or 26.8%, increase over the prior year. The increase is attributable to a growth in the Mohegan Sun customer base as well as an increased utilization of the Mohegan Sun Player's Club complimentary program. Promotional allowances as a percentage of gaming revenue remained constant at 13.5% for both the quarters ended December 31, 1998 and 1997.

   Total costs and expenses were $130.4 million for the quarter ended December 31, 1998, an increase of $26.1 million, or 25.0%, over the prior year. The increase in variable expenses is a direct result of an increase in volume as gross revenues increased by $41.1 million, or 28.6%, partially offset by improved operating efficiencies in costs such as rent expense and cost of goods sold.

   Gaming costs and expenses were $66.6 million for the quarter ended December 31, 1998, an increase of $10.3 million, or 18.2%, over the same period in the prior year. The slot win contribution for the quarter ended December 31, 1998 totaled $28.4 million. This represents an increase of $6.4 million over the same period in the prior year, which is directly attributable to the $25.8 million increase in slot revenues.

   General and administrative costs were $27.6 million for the quarter ended December 31, 1998. The increase of $3.9 million, or 16.4%, is partially attributable to marketing and advertising campaigns which increased the length of stay and frequency of patron visits.

   Management fees earned by Trading Cove Associates totaled $13.6 million for the quarter ended December 31, 1998, an increase of $6.2 million, or 84.3%, over the fees paid in last year's period. The increase in management fees is a direct result of the increase in income from operations.

   For the quarter ended December 31, 1998, depreciation and amortization decreased by $131,000, or 2.7%, as compared with the same period in the prior year. The decrease is primarily attributable to the expensing of financing fees in fiscal 1998, partially offset by an increase in depreciation for newly acquired capital assets such as the racebook and gas station facilities.

   Income from operations for the quarter ended December 31, 1998 totaled $33.5 million, compared to $22.9 million in the same period in the prior year. The year over year increase of $10.6 million, or 46.4%, is primarily due to the 27.4% increase in gaming revenues and improved operating efficiencies.

   Other expense, net is comprised of interest expense minus interest and other income. Interest expense of $12.8 million for the quarter ended December 31, 1998 represented an increase of $1.0 million, or 8.8%, over the same period in the prior year. This increase was mainly attributable to an increase in the cash flow participation interest owed to the holders of the 13 1/2% Senior Secured Notes, which is derived as a percent of increased earnings before extraordinary items, interest, taxes, depreciation, amortization and management fees. The cash flow participation interest is paid to the holders of the 13 1/2% Senior Secured Notes pursuant to the 13 1/2% Senior Secured Notes indenture. Interest and other income was $615,000 for the quarter ended December 31, 1998, a decrease of $33,000, or 5.1%, over the prior year's period.

 Comparison of Operating Results for the Fiscal Year Ended September 30, 1998 and the Period October 12, 1996 (date of commencement of operations) through September 30, 1997

   Net revenues for the fiscal year ended September 30, 1998 were $575.1 million compared with $467.8 million reported for the period ended September 30, 1997. The 22.9% increase in net revenues is primarily attributable to increases in gaming revenue. As the Authority commenced operations on October 12, 1996, fiscal year 1998 included 12 more operating days than the period ended September 30, 1997.

   Gaming revenues totaled $543.9 million for the fiscal year ended September 30, 1998, marking an increase of $103.4 million, or 23.5%, over the period ended September 30, 1997. The increase in gaming revenues is primarily due to the growth in the Connecticut slot market and the continued growth of the Mohegan Sun customer base. The Connecticut slot market grew at a rate of 18.7%, reporting a gross slot win of $1.1 billion, an increase of $168.8 million from fiscal year 1997. The slot win per unit per day for the fiscal years ended September 30, 1998 and 1997 were $361 and $319, respectively. The slot win growth of $83.9 million, or 26.8%, over the previous fiscal year reflected Mohegan Sun's growth in slot win market share of 2.8% over the prior year. Membership in the Mohegan Sun Player's Club totaled 908,821 and 587,952 guests as of September 30, 1998 and 1997, respectively.

   For the fiscal year ended September 30, 1998, food and beverage revenues were $55.5 million, indicating a growth of $8.6 million, or 18.4%, over the prior year. Retail and other revenues were $36.3 million, a growth of $14.8 million, or 68.8%, over the prior year. These increases are attributed to increased utilization of complimentaries and the addition of two new retail outlets to the facility.

   Bingo revenues totaled $5.7 million for the fiscal year ended September 30, 1998, representing a $2.6 million or 83.9%, increase over the prior year. The increase is a result of improved operating efficiencies as well as an increase in the overall awareness of the bingo operation.

   Promotional allowances totaled $66.3 million for the fiscal year ended September 30, 1998, representing a $22.0 million, or 49.7%, increase over the prior fiscal year. The increase is attributable to an increase in the customer base as well as an increased utilization of the Mohegan Sun Player's Club complimentary program. Additionally, promotional allowance as a percentage of total revenues increased from 8.6% in fiscal 1997 to 10.3% in fiscal 1998.

   Total costs and expenses were $439.8 million for the fiscal year ended September 30, 1998, an increase of $52.0 million, or 13.4%, over the prior fiscal year. The increase in expenses is a direct result of a 22.9% increase in net revenues partially offset by improved operating efficiencies.

   Gaming costs and expenses were $237.9 million for fiscal year 1998, an increase of $28.9 million, or 13.8%, over the prior fiscal year. The slot win contribution for the fiscal year ended September 30, 1998 totaled $102.3 million. This represents an increase of $21.6 million over the prior fiscal year, which is directly attributable to increased slot revenues.

   General and administrative costs were $87.5 million for the fiscal year ended September 30, 1998. The increase of $9.2 million, or 11.7%, is partially attributable to more aggressive marketing campaigns associated with efforts to increase the frequency of patron visits. As a result, food, beverage and retail expenses for the fiscal year increased by $5.4 million from the prior period.

   For the fiscal year ended September 30, 1998, depreciation and amortization decreased by $14.6 million, or 45.5%, over the prior period. The decrease is primarily attributable to pre-opening expenditures of $18.2 million that were fully depreciated over the first 12 months of business operations, partially offset by an increase in depreciation for newly acquired capital assets.

   The Authority incurred $47.4 million in management fees to Trading Cove Associates for the fiscal year ended September 30, 1998, an increase of $24.2 million, or 104.1%, over fiscal year 1997. The increase in management fees was a direct result of the increase in operating income.

   Income from operations for the fiscal year ended September 30, 1998 totaled $135.3 million, compared to $80.0 million in the previous period. The year over year increase is primarily due to an increase in gaming revenues and improved operating efficiencies.

   Other expense, net is comprised of interest expense minus interest and other income. Interest expense of $50.2 million for the fiscal year ended September 30, 1998 represented an increase of $5.0 million, or 11.2%, over the prior year. This increase was mainly attributable to an increase in the cash flow participation interest owed to the holders of the 13 1/2% Senior Secured Notes, which is derived as a percent of increased earnings before extraordinary items, interest, taxes, depreciation, amortization and management fees. The cash flow participation interest is paid to the holders of the 13 1/2% Senior Secured Notes pursuant to the 13 1/2% Senior Secured Notes indenture. Interest and other income was $2.4 million for the fiscal year ended September 30, 1998, an increase of $605,000, or 33.7%, over the prior year.

   Extraordinary items include a loss on the early extinguishment of debt of $332,000 due to the retirement of a capital lease and a $419.1 million expense associated with an agreement with Trading Cove Associates whereby the Authority will assume management control of Mohegan Sun. The relinquishment expense was recorded as a one-time, non-cash charge pursuant to FASB 5 which requires that the present value of future expenses be recorded as liabilities once they become reasonably identifiable and quantifiable. This expense is based upon the Authority's agreement to pay Trading Cove Associates 5% of gross revenues (as determined under the terms of the Relinquishment Agreement) generated from Mohegan Sun and from the planned expansion, beginning January 1, 2000 and ending December 31, 2014. This amount was derived by discounting the present value of 5% of projected revenues by the Authority's risk free investment rate. Future payment obligations to Trading Cove Associates will be recorded as adjustments to cash flow rather than expensed as incurred. However, future "centering" of the estimated present value of this liability may require additional non-cash charges or credits similar in nature to this one-time charge.

Liquidity, Capital Resources and Capital Spending

   As of December 31, 1998, the Authority held cash and cash equivalents of $28.3 million. Cash provided by operating activities for the quarters ended December 31, 1998 and 1997 were $18.0 million and $10.0 million, respectively. As of September 30, 1998 and 1997, cash and cash equivalents were $36.3 million and $40.4 million, respectively. Cash provided by operating activities for the fiscal year ended September 30, 1998 was $134.6 million, compared with $117.2 million for the fiscal year ended September 30, 1997.

   The Authority's capital expenditures for the quarters ended December 31, 1998 and 1997 were $6.1 million and $17.9 million, respectively. For the quarter ended December 31, 1998, capital expenditures included $2.9 million for facility improvements and the acquisition of new capital assets, and $3.2 million for construction costs for the on-site gas station facility and the preliminary stages of the planned expansion of Mohegan Sun. Capital spending for the quarter ended December 31, 1997 of $17.9 million was comprised of $1.7 million for the purchase of new capital assets, $3.6 million in the settlement of construction claims with Morse Diesel, Inc., related to the initial construction of Mohegan Sun, and $12.6 million for the purchase of assets previously held under operating leases.

   During the quarters ended December 31, 1998 and 1997, the Authority, after meeting its operating expenses and required deposits to reserve funds under the indenture for the 13 1/2% Senior Secured Notes distributed a total of $11.3 million and $6.4 million, respectively, to the Tribe. As required under the indenture for the 13 1/2% Senior Secured Notes, the Authority made an excess cash purchase offer of $51.2 million to all holders of the 13 1/2% Senior Secured Notes on December 30, 1998. The excess cash purchase offer expired, by its terms, on January 29, 1999, and none of the holders of the 13 1/2% Senior Secured Notes accepted the offer. On February 1, 1999, as required, the Authority made an offer to repurchase in the amount of the excess cash purchase offer to the holders of the junior subordinated notes. On February 1, 1999, the holders of junior subordinated notes also rejected the offer. On February 2, 1999, as permitted by the 13 1/2% Senior Secured Notes indenture, the Authority distributed the excess cash purchase offer amount of $51.2 million to the Tribe.

   On November 15, 1998 and 1997, the Authority made interest payments of $11.8 million each to the holders of the 13 1/2% Senior Secured Notes and payments of $5.8 million and $4.1 million, respectively, in cash flow participation interest. There were no cash interest payment requirements on the Junior Subordinated Notes as interest is accrued and deferred until 50% of the 13 1/2% Senior Secured Notes are offered to be repurchased or retired.

   Capital expenditures were $32.7 million in fiscal year 1998, versus $35.7 million in fiscal year 1997. Capital expenditures for furniture, fixtures and equipment were $14.0 million and $35.7 million in 1998 and 1997, respectively. Additional capital expenditures made during 1998 of $8.4 million related to the commencement of the renovation of the casino's north entry and construction of the race book and gas station facilities, $0.3 million for preliminary spending on Mohegan Sun's expansion plans, and $10.0 million for the acquisition of equipment previously leased under operating leases.

   During fiscal 1998, the Authority, after meeting its operating expenses and required deposits to reserve funds under the indenture for the 13 1/2% Senior Secured Notes, distributed a total of $72.4 million to the Tribe. As required under the 13 1/2% Senior Secured Notes indenture, the Authority made an excess cash purchase offer of $29.1 million to all holders of the 13 1/2% Senior Secured Notes in January 1998. The holders of the 13 1/2% Senior Secured Notes rejected the offer which was subsequently offered to the holders of junior subordinated notes. The holders of junior subordinated notes also rejected the offer, and, as a result, the funds were distributed to the Tribe.

   On February 7, 1998, the Authority finalized contract negotiations with Trading Cove Associates to move forward with an expansion of Mohegan Sun, as described more fully in this Prospectus. The expansion project is currently estimated to cost $750 million (excluding capitalized interest). The Tribe has issued a formal resolution capping the scope of the project to an expansion budget of $800 million. The proposed development plans include approximately 100,000 square feet of additional gaming space, a luxury hotel facility with approximately 1,500 rooms, an events center with seating for 10,000 guests and a convention center with approximately 100,000 square feet of space. The Authority also plans to include additional retail and restaurant facilities into the design. Current plans would require significant upgrades and additions to the facility's parking and infrastructure systems. The Tribe has chosen a project developer, an architect, a site master planner, cost and scheduling consultants and a retail consultant for the expansion. These firms, in conjunction with the Tribe and the Authority, are in the process of developing a construction budget and schedule. As a result, the estimated project cost is still subject to adjustment. Mohegan Sun's expansion broke ground in March, 1999. Trading Cove Associates will oversee the planning, design and construction of the expansion at Mohegan Sun and will receive compensation of $14 million for such services.

   Under the terms of the Relinquishment Agreement with Trading Cove Associates, Trading Cove Associates will continue to manage the existing property under its current management agreement until December 31, 1999. On January 1, 2000, the Management Agreement between the Authority and Trading Cove Associates will terminate, and the Authority will assume all day-to-day management of Mohegan Sun. The Authority, as a result of the termination of the Management Agreement, has agreed to pay to Trading Cove Associates 5% of gross revenues (as defined in the Relinquishment Agreement), generated from Mohegan Sun and from the planned expansion, beginning January 1, 2000 and ending December 31, 2014. The liability for these relinquishment payments is estimated at $549.1 million as of September 30, 1998. The Authority has netted against its liability $130.0 million which has been capitalized on the balance sheet as Trademarks and other intellectual property acquired as part of the Relinquishment Agreement. Recording this liability has created negative capital as of September 30, 1998. This liability will be reassessed periodically and may require additional non-cash adjustments to be recorded in the statement of income (loss). The estimated liability has not changed as of December 31, 1998.

   For the remainder of fiscal 1999, the Authority expects capital expenditures to be approximately $13.4 million on facility improvements and $52.6 million on existing construction projects. These existing construction project expenditures include $1.2 million relating to the completion of the gas station facility and $51.4 million on the expansion of Mohegan Sun. Management believes that existing cash balances and operating cash flow will provide the Authority with sufficient resources to meet its capital expenditure requirements with respect to current operations for at least the next 12 months.

   On January 15, 1999, the Authority initiated the Tender Offer and Consent Solicitation for the repurchase of all $175.0 million aggregate principal amount outstanding of the 13 1/2% Senior Secured Notes. The offer was extended twice and expired at 11:59 p.m., New York City time on February 26, 1999. The tender offer price for the 13 1/2% Senior Secured Notes was $219.9 million. Holders of 100% of the 13 1/2% Senior Secured Notes accepted the Tender Offer and Consent Solicitation.

   The Tribe established a $40.0 million construction reserve account that, in specific circumstances, will be used to pay costs in excess of the expansion budget. The Authority also established a segregated defeasance trust account with a defeasance agent with cash equivalent funds estimated to be sufficient to permit redemption of its junior subordinated notes on January 1, 2000.

Year 2000

 Background

   Many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems will recognize the year 2000 as 1900, or not at all. This inability to recognize, or properly treat, the year 2000 may cause systems to process financial and operational information incorrectly, resulting in system failures and other business problems.

 Risk Factors

   The Authority, like many companies, depends on fully operational computer systems in all areas of its operations. Additionally, the Authority is dependent upon many vendors to provide uninterrupted service for its operations to run effectively. Exposure to both of these risk factors are issues for which the Authority is formulating an approach.

 Approach

   With the assistance of an outside consultant, the Authority has implemented a Year 2000 program to provide an independent analysis of the Authority's Year 2000 preparedness and the adequacy of the Authority's Year 2000 plans. The program includes inventorying entities, identifying problems, planning compliance, calculating time and cost estimates and generating implementation strategies, attempting to correct the problems and testing the solutions. The consultant will examine the methodology being used to approach risks in the facilities' embedded systems and in products in the Authority's supply chain. While the Authority's efforts are designed to be successful, because of the complexity of the Year 2000 issues and the interdependence of organizations using computer systems, there can be no assurance that the Authority's efforts, or those of a third party with whom the Authority interacts, will be satisfactorily completed in a timely fashion. This could result in a material adverse effect on future operations.

 Status

   As of March 31, 1999, Mohegan Sun was approximately 75% in conformance with the GartnerGroup Year 2000 best practices model. The Authority anticipates completion of the program by June 1999. If at that time it is determined that the program will not be completed, however, the Authority will develop a contingency plan.

 Cost

   The Authority has incurred approximately $100,000 in costs associated with the Year 2000 Program as of December 31, 1998. The Authority does not separately track the internal costs incurred for the Year 2000 program, and the $100,000 of costs incurred through December 31, 1998 are principally related to payroll costs for the Authority's information systems group and outside consulting fees. Although there can be no assurances, it is anticipated that costs associated with the remediation and verification to become Year 2000 compliant will not exceed $1.0 million and will not have a material adverse impact on the Authority's financial position, results of operations, or cash flow.

State Compact

   The Mohegan Compact stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut. This slot win contribution will be the lesser of (1) 30% of gross revenues from slot machines, or (2) the greater of (a) 25% of gross revenues from slot machines or (b) $80.0 million.

   The slot win contribution payments are linked to an exclusivity clause and will not be required if the State of Connecticut legalizes any other gaming operations with slot machines or other commercial casino table games within Connecticut (except those consented to by the Tribe and the Mashantucket Pequot Tribe). The Authority has reflected $102.3 million and $80.7 million, respectively, of gaming expense on its financial statements for the required slot win contribution to the State of Connecticut for the fiscal years ended September 30, 1998 and 1997.

                                    BUSINESS

Mohegan Sun

   The Authority owns and operates Mohegan Sun, a full-service gaming and entertainment complex on a 240-acre site overlooking the Thames River on the Tribe's reservation in southeastern Connecticut. The Authority has entered into a land lease with the Tribe whereby the Tribe leases to the Authority the site on which Mohegan Sun is located. Mohegan Sun opened in October 1996 at a total cost of approximately $303 million. Mohegan Sun and Foxwoods Resort Casino are the only two legally authorized gaming operations offering both traditional slot machines and table games in the Northeastern United States outside of Atlantic City, New Jersey.

   For its first fiscal year of operations ended September 30, 1997, Mohegan Sun welcomed approximately 6.5 million guests and recorded gross revenues of $512.1 million. During its second fiscal year ended September 30, 1998, Mohegan Sun had approximately 7.5 million guests, an increase of 15.4% over 1997, and its gross revenues were $641.4 million, an increase of 25.2% over the prior year. The Authority's EBITDAM (earnings before extraordinary items, interest, income taxes, depreciation, amortization and management fees) for the 12 months ended September 30, 1997 and 1998 were $135.4 million and $200.3 million, respectively. The Authority's EBITDAM for the quarters ended December 31, 1997 and 1998 were $35.1 million and $51.8 million, respectively.

   Mohegan Sun is an approximately 634,500 square foot facility which conveys a historical northeastern Indian theme through architectural features and the use of natural design elements such as timber, stone and water. It is comprised of four quadrants, each of which has its own unique entrance and reflects a separate seasonal theme--winter, spring, summer and fall--emphasizing the importance of the seasonal changes to Mohegan Tribal life.

   Mohegan Sun has approximately 176,500 square feet of gaming space, 3,025 slot machines, 150 table games (including blackjack, roulette, craps, baccarat, caribbean stud poker and let it ride), 42 poker tables, and a high-stakes bingo hall and a recently opened 9,000 square foot simulcasting race book facility. Food and beverage amenities include the 680-seat Seasons buffet, three full-service themed gourmet restaurants, a 24-hour coffee shop, a New York style delicatessen, a 10-station food court featuring international and domestic cuisine, and multiple full and floor service bars for a total of 1,888 restaurant seats. The 350-seat, 10,000 square foot Wolf Den Lounge located in the center of the casino hosts musical entertainment seven days a week. Larger events are currently held in the bingo hall or in temporary facilities constructed on the grounds of the casino, including entertainment and casino marketing activities. Six small retail shops covering 2,276 square feet of space provide shopping opportunities ranging from Mohegan Sun souvenirs to clothing to cigars. For non-gaming entertainment, Mohegan Sun also offers an arcade-type recreation area and a child care facility operated by New Horizons Kids Quest, Inc.

   The Authority believes ease of access is one of the important factors that differentiate Mohegan Sun from the Foxwoods Resort Casino. Mohegan Sun is located approximately one mile from the interchange of I-395 and Route 2A in Montville, Connecticut, approximately 10 miles west of the Foxwoods Resort Casino. The Authority constructed a four-lane access road and entrance/exit ramps off of Route 2A, giving guests direct access to Interstate 395 and Interstate 95, the main highways connecting Boston, Providence and New York. Mohegan Sun has parking spaces for 7,500 guests and for 1,700 employees. The Authority opened a 4,000-square foot, 16-pump service station and convenience store in December of 1998. The initial construction of Mohegan Sun included infrastructure features designed to accommodate future growth. In addition, the site was master planned to allow for expansion with minimal construction disruption to existing operations.

Strategy

   Our overall strategy is to profit from expanding demand in the Northeast gaming market. Our initial success has resulted primarily from guests living within 100 miles of Mohegan Sun. Based upon Mohegan

Sun's results and experience to date, we believe the Northeast gaming market is strong and that there is significant demand for additional amenities. We expect to develop Mohegan Sun into a full-scale entertainment and destination resort and believe that this will increase the number of guests and lengthen their stays at Mohegan Sun. Specifically, we plan to expand Mohegan Sun's facilities using the proceeds from this offering and the Bank Credit Facility, along with internally generated cash flow. The expansion will include additional casino space, a hotel, a large convention facility, entertainment facilities and additional retail establishments. We will build the expansion with an effort to minimize disruption to the existing facility and while Mohegan Sun continues to operate. In preparation for the expansion and to capture existing demand, we have recently widened our marketing efforts to include the entire New York City metropolitan area. We believe that by providing Mohegan Sun with additional capacity and the ability to capture a share of the overnight market in connection with our marketing efforts, we will extend Mohegan Sun's market penetration. We believe that the expansion will create a long-term competitive advantage for Mohegan Sun in the East Coast gaming market. See "Business-- Competition."

The Expansion

 Overview

   We have approved plans for an expansion which will include an approximately 100,000 square feet of additional gaming space, a luxury hotel with approximately 1,500 rooms, approximately 100,000 square feet of convention space, an entertainment complex with seating for up to 10,000, approximately 6,000 additional guest parking spaces, specialty retail shops and uniquely themed restaurants. The expansion will require significant upgrades and additions to the facility's parking and infrastructure systems. We have master planned the layout of the existing facilities and the expansion design so as to minimize disruption to Mohegan Sun's current operations. The cost of developing, constructing, equipping and opening the expansion is expected to total approximately $750 million (excluding capitalized interest). The Tribe has issued a formal resolution capping the scope of the expansion budget at $800 million (excluding capitalized interest). In addition, the Tribe has established a $40 million construction reserve account that, in specific circumstances, will be used to pay costs in excess of the expansion budget.

   The following is a summary of some of the key physical attributes of Mohegan Sun before and after expansion.

                          Casino                                           Retail           Convention  Guest
                           Space     Slot   Table Poker  Restaurant Hotel   Space    Event    Space    Parking
                         (sq. ft.) Machines Games Tables   Seats    Rooms (sq. ft.) Seating (sq. ft.)  Spaces
                         --------- -------- ----- ------ ---------- ----- --------- ------- ---------- -------
Resort before expansion
 (December 31, 1998)....  176,500   3,025    150    42     1,888        0    2,276   1,800         0    7,500
Resort after expansion
 (approximately)........  276,500   5,025    225    42     2,976    1,500  300,000  10,000   100,000   13,500

   We believe the market favors expansion now for four reasons: (1) unsatisfied current demand for gaming space at the existing facility; (2) a growing gaming market in the Northeast region; (3) length of stay data indicating the need for a hotel and other amenities; and (4) the need to remain competitive with the Foxwoods Resort Casino. The expansion is intended to attract a greater number of guests to the facility, particularly during mid-week periods, and to increase the amount of time and money guests spend at Mohegan Sun. Historical results show that the market has successfully absorbed both the opening of Mohegan Sun in October 1996 and the expansion of Foxwoods, completed in July 1997. Despite the addition of over 3,400 slot machines and 200 gaming tables to the Connecticut market during Mohegan Sun's first year of operation, Mohegan Sun's win per position for the fiscal year ended September 30, 1997 was $300, over 25% higher than Atlantic City's win per position for the twelve months ended September 30, 1997.

 Developer

   The Authority has engaged Trading Cove Associates to oversee the planning, design, construction, furnishing and opening of the expansion. Trading Cove Associates has been working with the Tribe since 1992 and assisted the Tribe in obtaining a gaming compact with the State of Connecticut and numerous governmental approvals for Mohegan Sun. Trading Cove Associates is 50% owned by Sun Cove Limited, a 100% controlled affiliate of Sun International Hotels Limited, and 50% by Waterford Gaming L.L.C., whose principals are primarily engaged in hotel management and real estate development. Sun International Hotels Limited has extensive experience in the development, construction, marketing and management of casinos and hotels throughout the world. Senior management personnel of Sun International Hotels Limited have been actively engaged in the gaming and lodging industries for the last 25 years and are responsible for the development and operation of several world-renowned resorts and casinos including Sun City, The Lost City, The Carousel Casino, Entertainment World in South Africa and the Atlantis Resort and Casino in the Bahamas. See "Other Material Agreements--Expansion Development Services Agreement with Trading Cove Associates."

 Other Members of the Development Team

   Together with Trading Cove Associates, the Authority is assembling a team of experienced individuals and firms to develop and build Mohegan Sun's expansion. In addition to the firms listed below, the Tribe and the project developer are currently in the process of selecting a construction manager and a retail developer/manager. In an effort to minimize cost overruns, the Authority plans to enter into only fixed price contracts with the professionals chosen to plan, develop, design and build the expansion. Construction is not scheduled to commence until the spring of 1999 so as to allow the architects to complete all construction drawings and thereby minimize change orders. The Authority will also implement other measures seeking to minimize the number of change orders that could increase the cost of the project. The Authority has chosen the following firms to assist with the expansion:

  . Kohn Pedersen Fox Associates PC will coordinate the architectural design of the expansion facilities. Kohn Pedersen Fox Associates PC is an internationally recognized firm and has won numerous design awards, including New Construction Building of the Year (1995), Federal Design Achievement Award (1995) and the Dallas Urban Design Award (1993). Major recent projects include the U.S. Courthouse in Foley Square, New York, the Samsung Rodin Museum in Seoul, South Korea and the World Bank Headquarters in Washington, D.C.

  . Hanscomb Limited will provide cost, scheduling, planning and other consulting services for the expansion. Hanscomb Limited has provided cost and scheduling management services since 1946 on national and international projects, including the Trump Taj Mahal Convention Center Casino and Hotel in Atlantic City and the Lester B. Pearson International Airport in Toronto, Canada.

  . EDAW, Inc. has master planned the project to provide for expansion with minimal construction disruption to the existing operations. EDAW is an internationally recognized architectural firm and has worked on a number of well known projects including the Centennial Olympic Park in Atlanta, Georgia, Coors Field in Denver, Colorado and the Asia and Pacific Trade Center in Fukuoka, Japan.

  . Gordon Brant LV, LLC will be the retail consultant for the expansion. Gordon Brant is headed by Sheldon Gordon, who is nationally recognized for his ability to create high-profile retail complexes including the ancient-Roman themed Forum Shops at Ceasar's Palace in Las Vegas, the five level San Francisco Centre and the Beverly Center in Los Angeles, California.

 Budget

   Trading Cove Associates, in consultation with the project architect, construction manager, cost estimator and retail consultant, will prepare the formal budget for Mohegan Sun's expansion subject to the Authority's final approval. The budget will include all costs related to the design, construction and equipping of the project, plus a contingency of 10% of the hard construction costs. There will be no allocation of the contingency without approval by the Authority. In addition, the Authority will be required to approve any change orders in excess of (1) $750,000 in a single instance; (2) $3.0 million in the aggregate in any one month; or (3) $12.0 million in the aggregate for the life of the project.

 Construction Schedule

   The Authority began construction of the expansion in the March, 1999, with openings scheduled in phases. Phase I, which is expected to be completed in January of 2000, will include the construction of new patron and employee parking facilities. Phase II, which is expected to be completed in the summer of 2001, will include the construction of new casino space and the expansion's retail component. Phase III, the final phase of the expansion, which is expected to be completed in the fall of 2001, will include the construction of the convention and hotel facilities. Trading Cove Associates, and in particular Sun International Hotels Limited, has demonstrated an ability to fast track casino development projects. Sun International Hotels Limited's management team built the $300 million Lost City project in South Africa in 26 months and completed the $480 million development of Atlantis in the Bahamas in approximately 28 months, despite the fact that the resort remained open throughout the construction period. Mohegan Sun was designed, developed, constructed and opened in 12 months. The Authority can give no assurance, however, that the expansion will be completed as anticipated.

 Regulatory Approvals

   The Authority anticipates receiving all necessary approvals for the agreements relating to the expansion from the federal agencies that oversee Indian affairs. See "Government Regulation--BIA and NIGC Approvals." In addition, as described below, the Authority is in the process of obtaining certain other permits and approvals for the expansion of Mohegan Sun.

  . Plans have been submitted to the U.S. Army Corps of Engineers for regulatory activities within an inland wetland. The application has been reviewed and the Authority has been informally notified that the application complies with all requirements of the general programmatic permit. Plans of wetlands mitigation have been submitted and accepted and verbal approval has been granted. Final permitting is pending submission of an overall site development plan to confirm that no additional wetlands impacts will result as a part of this project. The Authority expects to receive the necessary permits in a timely fashion.

  . Permits are required for work associated with the upgrade of an existing culvert beneath railroad properties located to the east of the expansion site. Plans have been submitted to the Connecticut Department of Environmental Protection. The Authority expects to receive the necessary permits in a timely fashion.

  . The Authority has obtained the necessary approvals for permits from the Connecticut Traffic Commission relating to the expansion of Mohegan Sun. In connection with the issuance of these permits, the Authority may be required to make certain improvements to nearby local roadways. The Authority believes these improvements will not cost in excess of $1.5 million.

Management Transition

   The Authority engaged Trading Cove Associates to operate, manage and market Mohegan Sun under a seven-year management contract commencing upon the casino's opening in October 1996. In anticipation of the expansion of Mohegan Sun, the Authority and Trading Cove Associates are now mutually terminating the management and related agreements and are entering into certain new agreements. Under the Relinquishment Agreement between the Authority and Trading Cove Associates, the Authority will assume the management, operation and maintenance of Mohegan Sun beginning on January 1, 2000. The Authority has previously assumed many of Mohegan Sun's day-to-day management functions, and, under the Relinquishment Agreement, Trading Cove Associates has committed to work closely with the Authority to facilitate a smooth and effective transition. The Authority expects that the senior management of Mohegan Sun, the top three of whom collectively have 45 years of experience in the gaming and hotel industry, will remain in place as employees of the Authority pursuant to certain long-term employment contracts. See "The Authority" and "Other Material Agreements-- Relinquishment Agreement with Trading Cove Associates."

   Since the beginning of operations at Mohegan Sun, members of the Authority's Management Board have gained experience with the gaming business through membership on the Business Board of Mohegan Sun. The Business Board consists of four members, two from the Authority and two from Trading Cove Associates. The Authority believes this Business Board experience, coupled with the retention of Mohegan Sun's current management will enable it to successfully manage Mohegan Sun once Trading Cove Associates' tenure officially ends.

Market

   The Authority believes that Mohegan Sun's location, ease of access, unique design and reputation, together with the development and marketing of the expansion, should enable Mohegan Sun to capture a significant share of the gaming market in the Northeastern United States. The current market for Mohegan Sun is primarily day-trip customers from New England and New York. According to market research reports, in 1998 there were approximately 2.5 million adults living within 50 miles of Mohegan Sun with an average household income of $56,000, 10.3 million adults within 100 miles with an average household income of $67,000 and 22.1 million adults within 150 miles with an average household income of $64,000. The metropolitan areas of Hartford, New Haven, Springfield, Worcester, Boston and Providence are within two hours driving time by interstate highway. New York City is approximately 125 miles from Mohegan Sun.

Marketing Strategy

   The Authority employs a comprehensive marketing program aimed at establishing Mohegan Sun as a premier entertainment facility in the Northeastern United States. Mohegan Sun seeks to distinguish itself by emphasizing its uniquely themed gaming environment, its superior food experience in a variety of settings, ease of access and attention to personal service. The Authority will market the expanded facilities along these same lines. With the addition of hotel and entertainment amenities, the Authority will be able to market the Mohegan Sun as a premier destination resort complex.

   In the past, the Authority has marketed primarily to guests living within 100 miles of Mohegan Sun. This excludes most of the New York City metropolitan area. The Authority has recently begun a substantial marketing effort to tap a wider market, including the entire New York City metropolitan area. As a result of this marketing effort, the number of guests from New York State has grown over 50% from the last fiscal year as measured by Mohegan Sun's guest database. The Authority believes the majority of this increase can be attributed to guests residing within the New York City metropolitan area and believes the New York City market shows significant potential for additional growth. The Authority also believes the expansion, particularly a large hotel, should draw many additional customers from this and other more distant markets. See "Business--Marketing Strategy."

   Consistent with the current emphasis on the day-trip market, the Authority organizes regular line and charter bus service to the major metropolitan areas to attract gaming guests at all levels of play. The development of the casino expansion, which will add substantial hotel and retail facilities as well as the increased gaming capacity, will broaden Mohegan Sun's market to include overnight customers. The Authority has begun to target this overnight market. The Authority estimates that the current average length of time that guests spend at Mohegan Sun is 110 minutes. Our strategy is to increase this time significantly.

   The Authority creates market awareness and customer loyalty through a wide variety of activities such as those listed below:

  .  Direct mail to Mohegan Sun's               .  Public relations programs;
     guest database;


                                                .  Sports arena and public
  .  Mohegan Sun Player's Club;                    transportation signage; and


  .  Print and broadcast                        .  Billboard signage.
     advertisements;

  .  Consumer promotions;

   The Authority spent a total of $23.3 million on marketing programs during fiscal year 1998. Of this amount, $2.8 million was spent on print advertising, $3.5 million on television advertisements, $2.1 million on radio advertising, $10.7 million on marketing promotions and $4.2 million was spent on various other advertising media. The Authority believes its marketing activities contributed to the substantial growth in the Mohegan Sun Player's Club in fiscal year 1998 as compared to fiscal year 1997. Total membership increased by 65% and active membership increased (defined as one visit per year) by 17%, with the largest percentage growth coming from guests residing in the New York metropolitan area.

   [A portion of this page contains an untitled map of the Northeastern United States from Delaware to Vermont. Mohegan Sun is located in the center of the map, with three concentric circles going out from Mohegan Sun, showing locations that are 50, 100 and 150 miles from the casino. The map also shows, in bold text, the location of certain major metropolitan areas, including Albany, Boston and New York City.]

   In addition to the fun and excitement of casino action, the Authority promotes superior customer service and the quality and value of Mohegan Sun's food offerings to attract repeat guests. Although Mohegan Sun seeks to accommodate premium high-stakes players, the Authority does not spend significant resources targeting the more demanding and costly premium player market. With the addition of hotel rooms and suites, the Authority may target higher end domestic customers.

   The Authority also promotes Mohegan Sun through special events held from time to time, such as weekly fireworks displays, concerts by nationally known performers and premier sporting events. The Authority believes it has been innovative in terms of offering successful entertainment events that attract guests to Mohegan Sun without the existence of a large dedicated entertainment venue. The Authority has successfully established the 350-seat "Wolf Den Lounge," situated strategically in the center of the casino as a popular musical venue, hosting such artists as INXS, Duran Duran and the Brian Setzer Orchestra. Performances by nationally known acts such as Ringo Starr, Lyle Lovett and Tony Bennett were held in the bingo hall. In addition, the "Uncas Pavillion," a temporary structure erected in Mohegan Sun's parking lot during the fall months of 1998, hosted sold-out performances by Lynyrd Skynyrd and the Steve Miller Band and a pay-for-view heavyweight title fight between Lennox Lewis and Zeljko Mavrovic. We believe these events significantly enhanced our revenue and profits. With new entertainment, convention, retail and restaurant facilities provided by the expansion, the Authority anticipates substantially enhanced promotional marketing opportunities.

Competition

   The gaming industry is highly competitive. Mohegan Sun currently competes primarily with the Foxwoods Resort Casino and, to a lesser extent, with casinos in Atlantic City, New Jersey. Foxwoods is approximately 10 miles from Mohegan Sun and is the largest gaming facility in the United States in terms of total gaming positions. It is owned and operated by the Mashantucket Pequot Tribe under a separate compact with the State of Connecticut. Foxwoods offers a number of amenities that Mohegan Sun does not offer, including hotel accommodations, extensive retail shopping and more expansive non-gaming entertainment offerings. Foxwoods has been in operation for nearly seven years and may have greater financial resources than the Authority or the Tribe.

   Upon the completion of the expansion, the Authority intends to broaden Mohegan Sun's market beyond day-trip customers to include guests making overnight or extended stays. This means that Mohegan Sun will begin to compete for customers with casinos in Atlantic City, New Jersey and, to a lesser extent, gaming resorts such as those on the Gulf Coast of Mississippi and Las Vegas, Nevada. Many of these casinos and other gaming resorts have greater resources and greater name recognition than Mohegan Sun.

   Outside of Atlantic City, New Jersey, casino gaming in the northeastern United States may be conducted only by federally recognized Indian tribes operating under federal Indian gaming law. Currently, (1) the Oneida Indian Nation operates Turning Stone Casino Resort in Verona, New York, approximately 270 miles from Mohegan Sun and (2) the St. Regis Mohawk Tribe has initiatives to develop gaming facilities both on its reservation in Hogansburg, New York near the Canadian border and at the Monticello raceway in the Catskills, located approximately 90 miles from New York City. In addition, at least two other federally recognized tribes in New England are each seeking to establish gaming operations. Several other tribes in New England are seeking federal recognition to establish gaming operations. A number of states, including Connecticut, have also investigated legalizing casino gaming by non-Indians in one or more locations. The Authority cannot predict whether any of these other tribes or other efforts to legalize casino gaming will be successful in establishing gaming operations, and if established, whether such gaming operations will have a material adverse effect on the Authority's operations. See "Government Regulation."

   The following is an assessment of the competitive prospects in Connecticut, certain neighboring states and other states in the Northeast.

 Connecticut

   Currently, only the Tribe and the Mashantucket Pequot Tribe are authorized to conduct gaming in Connecticut. As required by their state compacts, the Tribe and the Mashantucket Pequots make semi-annual payments to the State of Connecticut based on 25% of annual slot win. These payments, which totaled $276.2 million for the 12 months ended December 31, 1998, are linked to an exclusivity clause and will terminate if Connecticut legalizes other gaming operations with slot machines or other casino table games within Connecticut, unless both tribes consent to such operations. There are currently at least four tribes in Connecticut that are attempting to gain federal recognition, a lengthy process managed by the Bureau of Indian Affairs. Two of these are the Eastern Pequot and/or the Paucatuck Eastern Pequot Tribe, who share a reservation located next to that of the Mashantucket Pequots. The federal recognition process for these tribes is proceeding, but it is not clear if or when recognition will be achieved. Even upon gaining recognition, a tribe must have land taken into trust by the federal government, negotiate a compact with the state and construct a facility before it can commence gaming operations.

 Rhode Island

   There is no commercial gaming in Rhode Island although the state's two pari-mutuel facilities, Lincoln Greyhound Park and Newport Grand Jai Alai, offer approximately 1,800 video slot machines and have petitions pending before the Rhode Island Lottery Commission for additional machines. In November 1994, Rhode Island voters defeated numerous local and state-wide gaming referenda and passed a referendum, which requires that any new gaming proposals will have to be approved in a state-wide referendum. The Narragansett Tribe is the only federally recognized Indian tribe in Rhode Island, but under specific federal legislation the Narragansett Tribe is legally barred from opening a gaming facility without obtaining both local and state-wide approvals. There is one pending federal recognition petition from another Rhode Island tribe, filed by the Pokanoket Tribe of the Wampanoag, located in Bristol, Rhode Island. It is not clear if or when federal recognition for the Pokanoket Tribe will be achieved.

 Massachusetts

   No commercial casinos operate in Massachusetts, and no significant initiatives to legalize such casinos are currently underway. The Wampanoag Tribe, located on the island of Martha's Vineyard, is currently the only federally recognized Indian tribe in the state. This tribe has determined that a casino on the island would not be economically feasible, and the State Legislature has rejected proposals to locate an Indian casino off tribal lands. This tribe originally announced plans to open a high-stakes bingo facility in Fall River, Massachusetts, but due to significant hurdles, including the failure to obtain approval from the state legislature, the Wampanoags have recently been considering other sites in southeastern Massachusetts. In addition, approximately five other petitions for federal recognition are pending in Massachusetts. The Tribe believes potential recognition for any of these tribes is at least several years away.

 New York

   No non-Indian casinos currently operate in New York and the establishment of commercial casino operations would require the approval of two successive state legislatures followed by the voters in a state-wide referendum. However, gambling boats began operating out of the New York City area in January 1998. These "cruises to nowhere" during which gaming activities are conducted on board once the boat is in international waters, three miles offshore, are permitted under federal law unless prohibited by the state from which they operate. New York to date has not prohibited such operations. Only a small number of operators have applied for licenses for off-shore gambling cruises, and currently these cruises occur primarily in the summer and early fall months, between June and October. Due to the difference in the gaming experience, the Authority does not believe the "cruises to nowhere" are significant competition to Mohegan Sun.

   New York has seven federally recognized Indian tribes with reservations. Two tribes, the Oneida Tribe and the St. Regis Mohawk Tribe, have executed compacts with the state. These compacts allow casino table games, but no conventional slot machines. The Oneida Tribe opened the Turning Stone Casino in July 1993 on its reservation in Verona, near Syracuse. The facility has 3,500 video lottery machines which operate on a pari-mutuel system as opposed to the traditional fixed odds reel-type machines operated by most casinos, 150 table games, 285 hotel rooms, a conference center and a golf course. Turning Stone currently draws primarily from the Syracuse, New York market. The Authority believes Turning Stone does not pose a material direct competition with Mohegan Sun for customers. The St. Regis Mohawk Tribe, which has a reservation in Hogansburg on the Canadian border, has not yet opened an on reservation gaming facility. However, this tribe's agreement with a third party to manage such gaming activities has been approved by the National Indian Gaming Commission. In addition, the St. Regis Mohawk Tribe and officials from Sullivan County have also signed an agreement that contemplates the establishment of a tribally operated casino at Monticello Raceway in the Catskills, located approximately 170 miles from Mohegan Sun and 90 miles north of New York City. This estimated $500 million project would require land to be taken into trust with specific approval from the Bureau of Indian Affairs and the Governor of New York. While the St. Regis Mohawks have received initial approval from the Eastern Area Office of the Bureau of Indian Affairs for the project, final approval from the Central Office of the Bureau of Indian Affairs is still pending. Furthermore, the Governor has not announced his support for this project. In addition, the Seneca Nation of Indians have bingo operations on two of their three reservations in western New York. These bingo halls are located in Vandalia, and Gowanda, New York, both over 400 miles from Mohegan Sun. Although preliminary discussions have occurred, the Seneca Indians have not entered into a compact with the state of New York which would allow this tribe to expand their gaming operations to include casino games.

 Maine

   There are no commercial casinos allowed in Maine, and there are no significant initiatives currently underway to legalize such casinos. There are four federally recognized tribes in Maine, one of which (the Penobscot Tribe) has opened a high stakes bingo facility in the township of Albany in western Maine. None of the federally recognized tribes has negotiated a tribal-state compact or otherwise significantly begun the process of developing casino operations.

 New Hampshire

   There are no casinos allowed in New Hampshire, and there are no significant initiatives currently underway to legalize casinos. A bill to allow the state's racetracks to offer slot machines was defeated in a House committee in May 1997, the fourth consecutive time that New Hampshire legislators voted against gaming expansion. There are no federally recognized Indian tribes in the state and no petitions for recognition pending.

 Vermont

   There are no casinos allowed in Vermont, and there are no significant initiatives currently underway to legalize casinos. There are no federally recognized tribes in the state, but there is a petition pending from the St. Francis/Sokoki Band of Abenakis, in Swanton. We believe any approval is still several years away.

Employees and Labor Relations

   As of December 31, 1998, Mohegan Sun employed 5,070 full-time employees and 414 seasonal and part-time employees. Pursuant to its Management Agreement with the Authority, Trading Cove Associates has been responsible for recruiting and training employees to operate Mohegan Sun. In recruiting personnel, Trading Cove Associates has been obligated to give preference, first to qualified members of the Tribe (and qualified spouses and children of members of the Tribe) and second to members of other Indian tribes. Trading Cove Associates has developed and implemented training programs to teach Mohegan Sun employees necessary technical skills as well as to instill a commitment to the highest levels of service in the industry. Training responsibilities and training programs have been transitioned to the Authority. The Authority believes that it will be able to hire and train employees to operate Mohegan Sun during and after the expansion. Mohegan Sun employees are not covered by any collective bargaining agreement. The Authority believes its relationship with its employees is good.

Environmental Matters

   The Authority currently incurs and may continue to incur costs to comply with environmental requirements such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. The site of Mohegan Sun was formerly occupied by United Nuclear Corporation, a naval products manufacturer of, among other things, nuclear reactor fuel components. United Nuclear's facility was officially decommissioned on June 8, 1994 when the Nuclear Regulatory Commission confirmed that all licensable quantities of such nuclear material had been removed from the site and that any residual contamination from such material was remediated according to the Nuclear Regulatory Commission approved decommissioning plan. In addition, environmental requirements address the impacts of development on wetlands areas. See "Business--The Expansion."

   From 1991 through 1993, United Nuclear commissioned environmental audits and soil sampling programs which detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. The Connecticut Department of Environmental Protection (DEP) reviewed the environmental audits and reports and established cleanup requirements for the site. In December 1994, the DEP approved United Nuclear's remedial plan, which determined that groundwater remediation was unnecessary because although the groundwater beneath the site was contaminated, it met the applicable groundwater criteria given the classification of the groundwater under the site. In addition, extensive remediation of contaminated soils and additional investigation were completed to achieve the DEP's cleanup criteria and demonstrate that the remaining soils complied with applicable cleanup criteria. Initial construction at the site also involved extensive soil excavation. According to the data gathered in a 1995 environmental report commissioned by United Nuclear, remediation is complete and is consistent with the applicable Connecticut cleanup requirements. The DEP has reviewed and approved the cleanup activities at the site, and, as part of the DEP's approval, United Nuclear was required to perform post-closure groundwater monitoring at the site to insure the adequacy of the cleanup.

   In addition, under the terms of United Nuclear's environmental certification and indemnity agreement with the Department of the Interior (which took the former United Nuclear land into trust for the Mohegan Tribe), United Nuclear agreed to indemnify the Department for environmental actions and expenses based on acts or conditions existing or occurring as a result of United Nuclear's activities on the property. Notwithstanding the foregoing, no assurance can be given that any existing environmental studies reveal all environmental liabilities, or that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise currently exist or will be exposed due to the expansion. Should soil or groundwater contamination be identified during the course of the expansion, Connecticut remediation standard requirements will have to be met, in addition to any other applicable environmental remediation requirements.

   Under the Clean Air Act, the State of Connecticut has developed a State Implementation Plan to ensure the achievement of air quality standards in the state. In 1995, the Tribe and Trading Cove Associates commissioned a Draft Environmental Assessment of Mohegan Sun, which concluded that emissions from Mohegan Sun should not cause significant air quality impacts. The Environmental Assessment's projection was based in part on the Tribe's and Trading Cove Associates' pollution prevention plans and ability to obtain emission reduction credits to offset emissions. Pursuant to the Connecticut State Implementation Plan, the Tribe and the State of Connecticut in 1996 entered into a voluntary agreement to offset volatile organic compound and nitrogen oxide emissions resulting from transportation activity associated with the facility. The Tribe currently purchases nitrogen oxide emission credits to offset these emissions.

   Certain federal, state and local requirements govern the removal, encapsulation and disturbance of asbestos-containing materials when those materials are in poor condition or in the event of renovation, remodeling or demolition. These requirements may impose liability for releases of asbestos-containing materials and may enable third parties to seek recovery from owners or operators of properties for personal injury associated with such materials. While there is no known asbestos-containing material on the property, and there is only one remaining unrenovated building, a full asbestos survey has not been conducted.

   In addition to federal, state and local laws relating to hazardous or toxic substances, the National Environmental Policy Act requires that, before taking any federal action that may significantly affect the quality of the human environment, the responsible federal agency must prepare an environmental impact statement describing and quantifying, to the extent possible, such effects. Upon the initial construction of Mohegan Sun, the Bureau of Indian Affairs and the National Indian Gaming Commission determined that an environmental impact statement was not necessary. The Authority does not anticipate an environmental impact statement being required for the expansion.

Legal Proceedings

   The Authority is involved in certain litigation incurred in the normal course of business. In the opinion of the Authority, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on its financial position or results of operations.

                                 THE AUTHORITY

General

   The Tribe established the Authority in July 1995 to exercise all governmental and proprietary powers of the Tribe over all gaming related development. The Authority is governed by a nine-member Management Board which consists of the same nine members as those of the Tribal Council (the governing body of the Tribe). Any change in the composition of the Tribal Council results in a corresponding change in the Authority's Management Board. See "Mohegan Tribe of Indians of Connecticut."

   The Authority has two major functions. The first, delegated to the Management Board, is to direct the development, operation, management, promotion and construction of the gaming enterprise and all related development. The second major function is to regulate gaming. The Management Board appoints an independent Director of Regulation to ensure the integrity of the gaming operation through the promulgation and enforcement of appropriate regulation. The Director of Regulation serves at the pleasure of the Management Board. The Director of Regulation employs a staff that is responsible for performing background investigation into gaming license applicants. The Director of Regulation is also responsible for the issuance and revocation of gaming licenses. The individual members of the Management Board do not receive any direct compensation from the Authority. Management Board salaries are paid by the Tribe.

Management Board and Executive Officers

   The following table provides information as of December 31, 1998 with respect to (1) the members of the Management Board, (2) each of the executive officers of Mohegan Sun and (3) the Director of Regulation.

          Name           Age Position
          ----           --- --------
Mark F. Brown...........  41 Member, Management Board
Mitchell Grossinger
 Etess..................  40 Senior Vice President, Marketing, Mohegan Sun
Jayne G. Fawcett........  63 Vice Chair and Member, Management Board
Carlisle M. Fowler......  70 Treasurer and Member, Management Board
Courtland C. Fowler.....  71 Member, Management Board
Roland J. Harris........  51 Chairman and Member, Management Board
Jeffrey E. Hartmann.....  37 Senior Vice President, Finance and Chief Financial Officer, Mohegan Sun
Glenn R. LaVigne........  38 Member, Management Board
Francis M. Mullen.......  64 Director of Regulation
Loretta F. Roberge......  67 Corresponding Secretary and Member, Management Board
Maynard L. Strickland...  59 Member, Management Board
William J. Velardo......  43 Executive Vice President and General Manager, Mohegan Sun
Shirley M. Walsh........  54 Recording Secretary and Member, Management Board

   Mark F. Brown--Mr. Brown has been a member of the Management Board since October 1995 and serves as the security liaison for the Tribal Council. Before joining the Management Board, he served as a Law Enforcement officer and has over ten years experience in this capacity. Mr. Brown worked with the Tribe's historian during the period in which the Tribe was obtaining federal recognition and also served on the Tribe's Constitutional Review Board from 1993 to 1994. Mr. Brown is a Tribal Council Member.

   Mitchell Grossinger Etess--Mr. Etess has been Senior Vice President, Marketing of Mohegan Sun since November 1995 and has 17 years experience in the casino and hotel industry. Before his employment with the Authority, Mr. Etess was Vice President of Marketing at Players Island and, from 1989 to 1994, was Senior Vice President of Marketing and Hotel Operations at Trump Plaza Hotel and Casino. Before that, Mr. Etess held various management positions in the casino and hotel industry.

   Jayne G. Fawcett--Ms. Fawcett has been Vice Chair of the Management Board since December 1995 and a member of the Management Board since its inception in July 1995. Ms. Fawcett is the Vice Chair of the

Tribal Council and worked as a social worker for the State of Connecticut in 1987 and is a retired teacher after 27 years of service. Ms. Fawcett was a Chairman of the Tribe's Constitutional Review Board from 1992 to 1993. Currently, she oversees the Tribe's public relations.

   Carlisle M. Fowler--Mr. Fowler has been the Treasurer and a member of the Management Board since its inception in July 1995 and has been active in the Tribe's government for over 30 years. Mr. Fowler is a Tribal Council Member. Before his retirement in 1989, Mr. Fowler was an electronics technician for the State of Connecticut and operated his own electronics business. Mr. Carlisle Fowler is the brother of Mr. Courtland Fowler.

   Courtland C. Fowler--Mr. Fowler has been a member of the Management Board since its inception in July 1995 and was a major contributor to the cultural research that led to the federal recognition of the Tribe. Mr. Fowler is a Tribal Council Member and was previously employed as a chemical operator and assistant foreman at Pfizer, Inc. until his retirement in 1990. He has served as Vice Chairman of the Management Board, and as a member of the Tribe's Constitutional Review Board. Mr. Fowler also was on the committee that drafted the first constitution of the Tribe. Mr. Courtland Fowler is the brother of Mr. Carlisle Fowler.

   Roland J. Harris--Mr. Harris has been Chairman and a member of the Management Board since October 1995. He is also Chairman of the Tribal Council. Mr. Harris was the founder of the firm Harris and Clark, Inc., civil engineers, land surveyors and land planners, which he subsequently sold to McFarland Johnson, Inc. in May, 1998. Mr. Harris has served as First Selectman of the Town of Griswold, Connecticut from 1993 to 1999. He has also served as Deputy Chief of the Griswold Fire Department and as Fire Marshal of the Town of Griswold. Before assuming the Chairmanship of the Management Board, Mr. Harris served as the Tribal Planner.

   Jeffrey E. Hartmann--Mr. Hartmann has been Senior Vice President of Finance and the Chief Financial Officer of Mohegan Sun since December 1996 and has seven years of experience in the casino and hotel industry. Before joining the Authority, Mr. Hartmann worked for Foxwoods Resort Casino from August 1991 to December 1996, most recently as Vice President of Finance for Foxwoods Management Company. Mr. Hartmann was employed by PriceWaterhouseCoopers, formerly Coopers and Lybrand, LLP, as an Audit Manager from 1984 to 1991. Mr. Hartmann is a certified public accountant.

   Glenn R. LaVigne--Mr. LaVigne has been a member of the Management Board since January 1996. Mr. LaVigne is a Tribal Council Member and was previously employed by the Town of Montville, Connecticut and oversaw building and maintenance for Montville's seven municipal buildings. Mr. LaVigne is the nephew of Ms. Loretta F. Roberge.

   Francis M. Mullen--Mr. Mullen has been Director of Regulation since October 1995 and has regulatory responsibility for the Tribal gaming operation. Mr. Mullen had a 20-year FBI career, last serving in Washington, D.C. as Executive Assistant Director of all FBI investigations. He later served as Director of the United States Drug Enforcement Administration for four years before leaving government service.

   Loretta F. Roberge--Ms. Roberge has been Corresponding Secretary and a member of the Management Board since its inception in July 1995. Ms. Roberge is a Tribal Council Member and has served as a paraprofessional at the Mohegan School for 24 years, working with children with special needs. Active in the Tribe's community all her life, Ms. Roberge assisted in the Tribe's federal recognition effort and previously served as Secretary of the Tribe. Ms. Roberge currently chairs the Mohegan Burial Committee. Ms. Roberge is the aunt of Mr. Glenn LaVigne.

   Maynard L. Strickland--Mr. Strickland has been a member of the Management Board since October 1995. Before that, Mr. Strickland owned and operated several restaurants in Norwich, Connecticut and Florida. He is a Tribal Council Member and serves as the Tribal Council liaison to Bingo. Mr. Strickland was involved in the restructuring of Bingo which has resulted in a profitable Bingo business.

   William J. Velardo--Mr. Velardo has been Executive Vice President, General Manager of Mohegan Sun since October 1995 and has 21 years of experience in gaming operations. Before his employment with the Authority, Mr. Velardo was Chief Operating Officer for River City, a riverboat gaming joint venture in New Orleans, Louisiana. From 1991 to 1994, Mr. Velardo served as Senior Vice President, Casino Operations at Trump Plaza Hotel and Casino in New Jersey. Mr. Velardo participated in the opening of the Mirage in Las Vegas where he served as Vice President, Table Games from 1989 to 1991. Mr. Velardo also worked as Assistant Casino Manager and Pit Manager for Caesar's Tahoe and Caesar's Palace in Las Vegas.

   Shirley M. Walsh--Ms. Walsh has been the Recording Secretary of the Management Board since October 1995 and has been a member of the Management Board since its inception in July 1995. Ms. Walsh is a Tribal Council Member and serves as the social services liaison for the Tribe and has worked for the Tribe in various capacities for seven years. Ms. Walsh chaired the Tribe's Election Committee from 1994 to 1995 and has served on several other committees for the Tribe.

Summary Compensation Table

   The following table provides certain summary information concerning compensation paid by the Authority to its senior executive officers.

                                                                   Annual
                                                                Compensation
                                                              -----------------
           Name and Principal Position            Fiscal Year  Salary   Bonus
           ---------------------------            ----------- -------- --------
William J. Velardo...............................    1998     $400,000 $150,000
 Executive Vice President and General Manager        1997      353,000  175,000
Mitchell Grossinger Etess........................    1998      262,500  100,000
 Senior Vice President, Marketing                    1997      223,000  110,000
Jeffrey E. Hartmann..............................    1998      210,000  100,000
 Senior Vice President, Finance, and Chief           1997(1)   130,000   60,000
 Financial Officer

--------
(1) Mr. Hartmann commenced employment with the Authority on December 30, 1996.

   Messrs. Velardo, Etess and Hartmann have entered into separate employment agreements expiring on December 31, 2004 with base salaries of $800,000, $485,000 and $435,000, respectively. Each of the employment agreements has an automatic renewal provision for a term of five years, and each provides that the annual base salary will increase each year by no less than 5% of the then current base salary for the relevant executive. Additionally, if certain performance goals are met each executive will receive an annual bonus of not less than 33 1/3% of his base salary then in effect. If the Authority terminates the employment of any executive other than for cause, each employment agreement provides that the relevant executive will receive the executive's annual base salary plus an annual bonus equal to 100% of the annual base salary from the date of termination to December 31, 2004. The employment agreements also obligate each executive to non-compete covenants within certain portions of the Northeastern United States for a period of 12 months upon termination of employment.

Business Board

   The Authority and Trading Cove Associates have overseen the management of Mohegan Sun through a Business Board, which reports directly to the Management Board of the Authority. The Business Board consists of four members, two from the Authority and two from Trading Cove Associates. The Authority's Business Board members for the past two years have been (1) the Tribe's Chief of Staff (with the Deputy Chief of Staff as an alternate) and (2) a member of the Authority's Management Board. The latter position rotates every six months so as to give direct gaming enterprise experience to a number of members of the Authority's Management Board. Trading Cove Associates' Business Board Members have been the same individuals, one each from Sun International Hotels Limited and Waterford Gaming L.L.C., for the past two years. As part of the Relinquishment Agreement, the Business Board will terminate on January 1, 2000. See "Other Material Agreements--Relinquishment Agreement with Trading Cove Associates."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The Tribe provides governmental and administrative services to the Authority in conjunction with the operation of Mohegan Sun. For the fiscal year ended September 30, 1998, the Authority incurred $7.7 million of expenses for such services.

   The Tribe, through two limited liability companies, has entered into various land lease agreements with the Authority for access, parking and related purposes for Mohegan Sun. These lease payments are approximately $636,000 per year. The Tribe, through Little People L.L.C., one of its limited liability companies, has sold approximately $413,000 worth of Native American related goods to the Authority for resale at its retail location.

   Under terms of its agreements with the Authority, Trading Cove Associates must award service contracts or purchase services from qualified members of the Tribe if the costs of these services are competitive with the local market and give hiring preference first to members of the Tribe then to other Native Americans. The Authority uses McFarland Johnson, Inc. for surveyance, civil engineering and professional design services. Roland Harris, Chairman of the Management Board, is a consultant for this firm for a fixed fee. For the fiscal year ended September 30, 1998, the Authority paid $54,354 in fees to McFarland Johnson, Inc. The Authority believes the terms of this engagement are comparable to those that would pertain to an arms length engagement of an unaffiliated firm. As of September 30, 1998, 190 employees of the Authority were Mohegan tribal members. See "Other Material Agreements."

   The Tribe has established a $40 million construction reserve account that, in certain circumstances, will be used to pay costs in excess of the expansion budget.

                    MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

General

   The Mohegan Tribe of Indians of Connecticut became a federally recognized Indian tribe in 1994. The Tribe currently has approximately 1,300 members and approximately 750 adult voting members. Although it only recently received federal recognition, the Tribe has lived in a cohesive community for hundreds of years in what is today southeastern Connecticut. The Tribe historically has cooperated with the United States and is proud of the fact that members of the Tribe have fought on the side of the United States in every war from the Revolutionary War to Desert Storm. The Tribe believes that this philosophy of cooperation exemplifies its approach to developing Mohegan Sun.

   Although the Tribe is a sovereign entity, it has sought to work with, and gain the support of, local communities in establishing Mohegan Sun. For example, the Tribe gave up its claim to extensive tracts of land that had been guaranteed by various treaties in consideration for certain agreements in the Mohegan Compact. As a result, local residents and businesses whose property values had been clouded by this dispute were able to gain clear title to their property. In addition, the Tribe has been sensitive to the concerns of the local community in developing Mohegan Sun. This philosophy of cooperation, rather than confrontation, has enabled the Tribe to build a solid alliance among local, state and federal officials to achieve its goal of building Mohegan Sun.

Governance of the Tribe

   The Tribe's Constitution provides for the governance of the Tribe by a Tribal Council, consisting of nine members and a Council of Elders, consisting of seven members. All members of the Tribal Council and the Council of Elders are elected by the registered voters of the Tribe and serve terms of five years. Members of the Tribal Council must be at least 18, and members of the Council of Elders must be at least 55 when elected. The current terms for the Tribal Council and the Council of Elders expire in October 2000. The members of the Tribal Council are the same individuals who serve on the Management Board of the Authority. See "The Authority--Management Board and Executive Officers."

   The Tribe's Constitution vests all legislative and executive powers of the Tribe in the Tribal Council. These powers include the powers to establish an executive branch departmental structure with agencies and sub-divisions and delegate appropriate powers to such agencies and sub-divisions.

   The Council of Elders acts in the capacity of an appellate court of final review and may hear appeals of any case or controversy arising under the Tribe's Constitution, except those matters which relate to Mohegan Sun, including the Notes, which are required to be submitted to the Gaming Disputes Court.

Gaming Disputes Court

   The Tribal Council has established the Gaming Disputes Court by Tribal ordinance and vested it with exclusive jurisdiction for the Tribe over all disputes related to gaming at Mohegan Sun. The Gaming Disputes Court is composed of a Trial Division and an Appellate Branch. A single judge presides over cases at the trial level. Trial Division decisions can be appealed to the Appellate Branch where they will be heard by a panel of three judges, one of whom will be the Chief Judge, and none of whom shall have presided over the case below. Decisions of the Appellate Branch are final, and no further appeal is available in the Gaming Disputes Court.

   The Gaming Disputes Court has jurisdiction over all disputes or controversies related to gaming between any person or entity and the Authority, the Tribe or Trading Cove Associates. The Gaming Disputes Court also has jurisdiction of all disputes arising out of the Authority's regulatory powers, including licensing actions. The Tribe has adopted the substantive law of the State of Connecticut as the applicable law of the Gaming Disputes Court to the extent such law is not in conflict with Mohegan Tribal Law. Also, the Tribe has adopted all of Connecticut's rules of civil and appellate procedure, professional and judicial conduct to govern the Gaming Disputes Court.

   Judges of the Gaming Disputes Court are chosen by the Tribal Council from a publicly available list of eligible retired federal judges and Connecticut Attorney Trial Referees, who are appointed by the Chief Justice of the Connecticut Supreme Court, each of whom must remain licensed to practice law in the State of Connecticut. Judges are selected sequentially from this list as cases are filed with the clerk of the Gaming Disputes Court. The Chief Judge of the Gaming Disputes Court, who serves as the Gaming Disputes Court's administrative superintendent, is chosen by the Tribal Council from the list of eligible judges and serves a five-year term. Judges of the Gaming Disputes Court are subject to discipline and removal for cause pursuant to the rules of the Gaming Disputes Court. The Chief Judge is vested with the sole authority to revise the rules of the Gaming Disputes Court. Judges are compensated by the Tribe at an agreed rate of pay commensurate with their duties and responsibilities. Such rate cannot be diminished during a judge's tenure.

   Below is a description of certain information regarding judges currently serving on the Gaming Disputes Court, each of whom has been serving since 1996:

   Jane W. Freeman, Chief Judge. Age: 48. Judge, Mashantucket Pequot Tribal Court, 1992 to 1995; professional law practice for 22 years. Judge Freeman is a Connecticut Attorney Trial Referee.

   Emmet L. Cosgrove, Judge. Age: 50. Professional law practice for 23 years. Judge Cosgrove is a Connecticut Attorney Trial Referee.

   F. Owen Eagan, Judge. Age: 68. U.S. Magistrate Judge from 1975 to 1996. Formerly, Assistant U.S. Attorney for the District of Connecticut and U.S. Attorney for the District of Connecticut, and member and chairman of Draft Appeal Board. Adjunct law faculty member at Western New England School from 1978 to the present.

   Paul M. Guernsey, Judge. Age: 48. Fact Finder for the New London Judicial District from 1990 to 1992. Special Master at the Special Masters Pre-Trial Conference Program in 1985. State Attorney Trial Referee, Judicial District of New London, 1992 to the present. Chairman of the Criminal Law and Public Defender Committee. Professional law practice for 23 years.

   Thomas B. Wilson, Judge. Age: 59. Partner/director at Suisman, Shapiro, Wool, Brennan & Gray, P.C. for 31 years. State Attorney Trial Referee from 1988 to the present. Member of the New London County Standing Committee on Recommendations for Admission to the Bar. Town Attorney for the Town of Ledyard from 1971 to 1979; 1983 to 1991; and 1995 to the present.

                           OTHER MATERIAL AGREEMENTS

   The following discussion summarizes significant terms of certain material agreements to which either the Tribe or the Authority are parties. This summary does not purport to be complete and is qualified in its entirety by reference to each of the full agreements. The Authority will provide you a copy of any of these agreements without charge upon written or oral request by contacting the Authority at 1 Mohegan Sun Boulevard, Uncasville, CT 06382, Tel: (860) 204-8000, attention: Roland Harris, Chairman.

Gaming Compact with the State of Connecticut

   The Tribe and the State of Connecticut agreed in April 1994 to resolve all land disputes and differences and enter into a gaming compact to authorize and regulate the Tribe's conduct of gaming on the Tribe's lands. This agreement, the Mohegan Compact, is substantively similar to the agreement governing gaming operations of the Mashantucket Pequot Tribe in Connecticut and provides, among other things, as follows:

     (1) The Tribe is authorized to conduct certain Class III gaming activities on its reservation. The forms of Class III gaming authorized under the Mohegan Compact include (i) certain games of chance, (ii) video facsimiles of such authorized games of chance (i.e., slot machines), (iii) off-track pari-mutuel betting on animal races, (iv) pari-mutuel betting, through simulcasting, on animal races and (v) certain types of pari-mutuel betting on games and races conducted at the gaming facility (some types of which currently are, together with off-track pari-mutuel telephone betting on animal races, under a moratorium).

     (2) The Tribe must establish standards of operations and management of all gaming operations to protect the public interest, insure the fair and honest operation of gaming activities and maintain the integrity of all Class III gaming activities. The first of such standards were shown in the Mohegan Compact and approved by the State gaming agency. State gaming agency approval is required for any revision to such standards. The Tribe must supervise the implementation of these standards by regulation through a Tribal gaming agency.

     (3) Law enforcement matters relating to the Tribe's Class III gaming activities will be under the jurisdiction of both the State and the Tribe.

     (4) All gaming employees must obtain and maintain a gaming license issued by the State gaming agency.

     (5) Any enterprise providing gaming services or gaming equipment to the Tribe is required to hold a current valid registration issued by the Connecticut Division of Special Revenue.

     (6) The State will assess the Tribe annually for the costs attributable to the State's regulation of the Tribe's gaming operations and for the provision of law enforcement at the Tribe's gaming facilities.

     (7) Net revenues from the Tribe's gaming operations may be applied only for the certain purposes related to Tribal operations and welfare, charitable contributions and payments to local governmental agencies.

     (8) Tribal ordinances and regulations governing health and safety standards at the gaming facilities may be no less rigorous than the applicable laws and regulations of the State.

     (9) Service of alcoholic beverages within the Tribe's gaming facilities is subject to regulation by the State.

     (10) The Tribe waives any defense which it may have by virtue of sovereign immunity with respect to any action in United States District Court to enforce the Mohegan Compact.

   In addition, together with the Mohegan Compact, the Tribe and the State entered into a memorandum of understanding providing for the payment of a portion of the Authority's slot machine revenues to the State. Commencing July 1, 1995, for each fiscal year such payment to the State must be the lesser of
(a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80.0 million. These payments will not be required if there is a change in the law to permit the operation of commercial casino games by any other person in the State (other than the Mashantucket Pequot Tribe and the Mohegan Tribe). The Authority expensed $102.3 million for the slot win contribution to the State for the fiscal year ended September 30, 1998.

Agreement with the Town of Montville

   In June 1994, the Tribe and the neighboring town of Montville entered into an agreement whereby the Tribe makes annual payments of $500,000 to the town to minimize the impact to Montville resulting from decreased tax revenues on the land taken into trust for the Tribe's reservation. The Tribe also agreed to pay Montville $3.0 million for infrastructure improvements to the town's water system and to pay for its use of the town's disposal and wastewater collection and treatment systems. Finally, the Tribe agreed to make payments instead of taxes to Montville on lands that the Tribe acquires outside of its current reservation. The Tribe has assigned its rights and obligations under this agreement to the Authority.

Land Lease from the Tribe to the Authority

   The land in Uncasville, Connecticut upon which Mohegan Sun is situated and the expansion will be constructed is held in trust for the Tribe by the United States of America. The Tribe and the Authority have entered into a land lease under which the Tribe is leasing to the Authority the property and all buildings, improvements and related facilities (e.g., Mohegan Sun and the expansion) constructed or installed on the property. The lease was approved by the Secretary of the Interior. Below we summarize certain key provisions of this lease.

 Term

   The term of the lease is for 25 years with an option, exercisable by the Authority, to extend the term for one additional 25-year period. Upon the termination of the lease, the Authority will be required to surrender to the Tribe possession of the property and improvements, excluding any equipment, furniture, trade fixtures or other personal leased property.

 Rent; Expenses

   The Authority is required to pay to the Tribe annual rent in the amount of $1.00. For any period when the Tribe or another agency or instrumentality of the Tribe is not the tenant under the lease, the rent will be 8% of the tenant's gross revenues from the premises. The Authority is responsible for the payment of all costs of owning, operating, constructing, maintaining, repairing, replacing and insuring the leased property.

 Use of Leased Property

   The Authority may use the leased property and improvements solely for the construction and operation of Mohegan Sun, unless prior approval is obtained from the Tribe for any proposed alternative use. Similarly, no construction or alteration of any building or improvement located on the leased property by the Authority may be made unless complete and final plans and specifications therefor have been approved by the Tribe. Following foreclosure of any mortgage on the Authority's interest under the lease or any transfer of such interest to the holder of such mortgage instead of foreclosure, the leased property and improvements may be used for any lawful purposes, subject only to applicable codes and governmental regulations; provided, however, that a non-Indian holder of the leased property may in no event conduct gaming operations thereon.

 Permitted Mortgages and Rights of Permitted Mortgagees

   The Authority may not mortgage, pledge or otherwise encumber its leasehold estate in the leased property except to a holder of a permitted mortgage. Under the lease, a "permitted mortgage" includes the leasehold mortgage securing the Authority's obligations under the Bank Credit Facility as well as any other mortgage granted by the Authority that provides, among other things, that (1) the Tribe shall have the right to notice of, and to cure, any default of the Authority thereunder, (2) the Tribe shall have the right to prior notice of an intention by the holder to foreclose on such permitted mortgage and the right to purchase such mortgage instead of any foreclosure, and (3) such permitted mortgage is subject and subordinated to any and all access and utility easements granted by the Tribe under the lease. As provided in the lease, each holder of a permitted mortgage has the right to notice of any default of the Authority under the lease and the opportunity to cure such default within any applicable cure period.

   Under the lease, the Tribe and the Secretary of the Interior have consented to the assignment and transfer by the Authority of its interest in the lease to any holder of a permitted mortgage under (1) a foreclosure by such holder, (2) a transfer instead of foreclosure, (3) the exercise of any right or remedy granted by such holder or (4) any purchase by a third party at a foreclosure or other sale. In no event, however, will a holder of a permitted mortgage (or any assignee, sublessee, purchaser or transferee of such holder) be permitted to transfer any interest in the lease or its leasehold interest in the leased property and improvements to any person or entity engaged by the Tribe or the Authority to manage a gaming enterprise.

 Default; Remedies

   The Authority will be in default under the lease if, subject to certain notice provisions, it fails to make lease payments or to comply with its covenants under the lease or if it pledges, encumbers or conveys its interest in the lease in violation of the terms of the lease. Following a default, the Tribe may, with approval from the Secretary of the Interior, terminate the Lease unless a permitted mortgage remains outstanding with respect to the leased property. In that case, the Tribe may not (1) terminate the lease or the Authority's right to possession of the leased property, (2) exercise any right of re-entry, (3) take possession of and/or relet the leased property or any portion thereof, or (4) enforce any other right or remedy which may materially and adversely affect the rights of the holder of the permitted mortgage, unless the default triggering such rights was a monetary default which such holder failed to cure after notice.

Expansion Development Services Agreement with Trading Cove Associates

 General

   The Authority entered into a Development Services Agreement with Trading Cove Associates on February 7, 1998 whereby Trading Cove Associates agreed to oversee the design, construction, furnishing, equipping and staffing of the casino expansion for a $14.0 million development fee.

 Design Phase--Architect and Construction Manager Selection; Plans and Specifications

   During the design phase, Trading Cove Associates will assist the Authority in the engagement of the architect and the construction manager, the preparation of design, construction, and furnishings budgets, preliminary program evaluation, design development and the approval of final detailed plans and specifications prepared by the architect. The Authority has chosen Kohn Pedersen Fox Associates PC as the architect for the expansion. The Authority has agreed to assign to Trading Cove Associates its responsibilities under any architectural and/or engineering agreements to allow Trading Cove Associates to supervise and administer directly the duties of the architect and/or engineer thereunder.

   The Development Agreement provides that the design and construction of the expansion must comply with all federal and Connecticut statutes and regulations that otherwise would apply if the expansion were located outside the jurisdictional boundaries of the Tribe's land.

 Construction Phase

   During the construction phase, Trading Cove Associates will be responsible for the administration and supervision of the construction manager and the entire construction process. Trading Cove Associates will act as the Authority's representative in connection with construction contracts that are approved by the Authority. Specifically, Trading Cove Associates will be responsible for overseeing all persons performing work on the expansion site, inspecting the progress of construction, determining completion dates and reviewing contractor payment requests submitted to the Authority. The Development Agreement specifically gives Trading Cove Associates the right to include provisions in construction contracts that impose liquidated damage payments in the event of failure to meet construction schedules.

 Retail Facilities

   As permitted by the Development Agreement, the Authority has elected to engage a retail consultant to oversee the design and construction of the retail facilities in the expansion. This work will be under the overall supervision of Trading Cove Associates, which will integrate the design and construction of the retail facilities with that of the other components of the expansion.

 Engagement of Certified Entities; Staffing the Expansion

   The Development Agreement requires Trading Cove Associates to implement procedures described in the Tribal Employment Rights Ordinance. In effect, this requires Trading Cove Associates to give preference to business entities or persons which have been approved by the Authority in the selection of all contractors, vendors and suppliers engaged in the development of the expansion. In addition, in staffing the operation of the expansion, the Development Agreement requires that Trading Cove Associates give preference to qualified members of the Tribe (and their spouses and children) and thereafter to enrolled members of other federally recognized Indian tribes.

 Equipping the Expansion

   The Authority will purchase equipment, furniture and furnishings required to operate the expanded facilities from vendors selected by Trading Cove Associates or lease such equipment, furniture and furnishings on terms arranged by Trading Cove Associates and approved by the Authority.

 Payment of the Development Fee

   The Authority will pay a portion of the development fee to Trading Cove Associates quarterly beginning on January 15, 2000 until the completion date of the expansion, such quarterly payment to be based on incremental completion of the expansion as of each payment date.

 Termination and Disputes

   The Development Agreement terminates after the earlier of completion of the expansion or 10 years. In addition, each party has the right to terminate the Development Agreement if there is a default or failure to perform by the other party. The parties must submit disputes arising under the agreement to arbitration and have agreed that punitive damages may not be awarded to either party by any arbitrator. The Authority has also waived sovereign immunity for the purposes of permitting, compelling or enforcing arbitration and has agreed to be sued by Trading Cove Associates in any court of competent jurisdiction for the purposes of compelling arbitration or enforcing any arbitration or judicial award arising out of the Development Agreement.

Relinquishment Agreement with Trading Cove Associates

 General

   Under a relinquishment agreement dated February 7, 1998, the Authority and Trading Cove Associates have agreed to terminate the existing agreement with Trading Cove Associates under which Trading Cove Associates manages the Authority's gaming operations (described in greater detail in the following section). This termination will occur as of January 1, 2000, at which time the Authority will assume day-to-day management of Mohegan Sun. To compensate Trading Cove Associates for terminating its management rights, the Authority has agreed to pay to Trading Cove Associates 5% of the gross revenues generated by Mohegan Sun and the planned expansion during the 15-year period commencing on January 1, 2000.

 Relinquishment Payments

   The payments under the Relinquishment Agreement will be divided into Senior Relinquishment Payments and Junior Relinquishment Payments, each of which will be 2.5% of "Revenues," as defined in the Relinquishment Agreement. Senior Relinquishment Payments will be payable quarterly in arrears commencing on April 25, 2000 and the Junior Relinquishment Payments will be payable semi-annually in arrears commencing on July 25, 2000. "Revenues" are defined as gross gaming revenues (other than Class II gaming revenue) and all other facility revenues (including, without limitation, hotel revenues, food and beverage sales, parking revenues, ticket revenues and other fees or receipts from the convention/events center in the expansion and all rental or other receipts from lessees, licensees and concessionaires operating in the facility but not the gross receipts of such lessees, licensees and concessionaires).

 Subordination of Relinquishment Payments/Minimum Priority Distribution to the Tribe

   The Relinquishment Agreement provides that each of the Senior and Junior Relinquishment Payments are subordinated in right of payment to payment of senior secured obligations, including the Bank Credit Facility, and that the Junior Relinquishment Payments are further subordinated to payment of all other senior obligations, including the Senior Exchange Notes. The Relinquishment Agreement also provides that all relinquishment payments are subordinated in right of payment to an annual minimum priority distribution of $14 million to the Tribe from the operations of Mohegan Sun. The minimum priority distribution will be adjusted annually to reflect the cumulative increase in the Consumer Price Index.

 Covenants of the Authority

   Under the Relinquishment Agreement, the Authority makes certain covenants for the benefit of Trading Cove Associates, including the following.

     (1) Payments to Tribe. Except for payments of the minimum priority distributions and reasonable charges for utilities or other governmental services supplied by the Tribe to the Authority, the Authority may not make any distributions to the Tribe or its members at any time any Relinquishment Payments are outstanding.

     (2) Affiliate Transactions. Except for payments of the minimum priority distributions and reasonable charges for utilities or other governmental services supplied by the Tribe to the Authority, the Authority agrees to abide by certain restrictions on transactions with the Tribe and its members, all as shown in the Relinquishment Agreement.

     (3) Replacement/Restoration of Mohegan Sun. If any portion of Mohegan Sun's facilities is damaged by fire or other casualty, the Authority shall replace or restore such facilities to substantially the same condition as before such casualty, but only to the extent insurance proceeds are available to do so. If sufficient insurance proceeds are not available, the Authority will use reasonable efforts to obtain the required financing, on commercially reasonable terms, to undertake and complete such replacement or restoration.

     (4) Business Purpose. The Authority has agreed that during the term of the Relinquishment Agreement it will only engage in the casino gaming and resort business (and any incidental business or activity) and will continue to operate Mohegan Sun as currently operated.

 Orderly Transition/Employee Solicitation

   Under the Relinquishment Agreement, the Authority and Trading Cove Associates agree to cooperate with each other to effect an orderly transition of the operations of Mohegan Sun to the Authority. Each of the parties also agrees that it will not solicit any employee of the other party or any affiliate of the other party for five years.

 Marks

   Trading Cove Associates has granted to the Authority an exclusive and perpetual license with respect to trademarks and other similar rights, including the "Mohegan Sun" name, used at or developed for Mohegan Sun. The Authority has agreed, however, that it will only use the word "Sun" in conjunction with the Mohegan Sun resort and together with "Mohegan" or "Mohegan Tribe."

 Waiver of Immunity from Unconsented Suit

   With certain limitations shown in the Relinquishment Agreement, both the Tribe and the Authority waive immunity from unconsented suit for certain enforcement rights of Trading Cove Associates arising under the Relinquishment Agreement.

Existing Management Agreement with Trading Cove Associates

 General

   Until January 1, 2000, Trading Cove Associates will continue as the exclusive manager of Mohegan Sun. Under the Management Agreement, Trading Cove Associates is responsible for the day-to-day management, operation and maintenance of Mohegan Sun. Trading Cove Associates is obligated to manage and operate the facility in compliance with all Tribal legal requirements and other applicable laws. Certain major decision-making and oversight duties have been delegated to the Business Board, a committee comprised of an equal number of representatives of the Authority and of Trading Cove Associates. Actions by the Business Board require the unanimous approval of its members or their respective designees.

 Staffing the Facility

   Trading Cove Associates has the exclusive responsibility and authority to select, retain, train and discharge all employees hired to perform services at Mohegan Sun; however, all employees are the employees of the Authority and not Trading Cove Associates. It is anticipated that substantially all of these employees will remain in place following termination of the Management Agreement. Members of the Tribe are to be given preference in the recruiting, employment and training of personnel in all job categories in connection with the operation of Mohegan Sun.

 Operating and Capital Budgets; Replacement Reserve Fund

   Trading Cove Associates must annually submit to the Tribal Council, for its approval, a detailed proposed annual operating budget for the facility. In addition to an annual operating budget, Trading Cove Associates must annually submit to the Tribal Council, for its approval, a recommended annual capital budget for the furnishings, equipment and ordinary capital replacement items required to operate Mohegan Sun. Trading Cove Associates must manage and operate the facility according to the then-current approved operating budget and capital reserve budget. The Management Agreement further requires Trading Cove Associates to establish a replacement reserve fund for the purpose of funding approved budgeted capital expenditures. This Reserve Fund is funded monthly by the Authority and Trading Cove Associates according to a schedule determined by the Business Board, with all required amounts (up to an aggregate total of $3 million) being funded 60% by the Authority and 40% by Trading Cove Associates. The Authority's deposits to the Reserve Fund are deemed capital expenditures and do not reduce Net Revenues (as defined in the Management Agreement); deposits made on behalf of Trading Cove Associates reduce monthly management fee amounts distributable to Trading Cove Associates.

 Books and Records; Accounting Procedures

   The Management Agreement requires Trading Cove Associates to maintain, according to generally accepted accounting principles, books and records reflecting the operations of Mohegan Sun and to prepare monthly, quarterly and annual statements for the Authority. An annual audit of Mohegan Sun is required by a nationally-recognized independent certified public accounting firm with experience in the casino industry.

 Management Fee

   The Management Agreement authorizes Trading Cove Associates to pay itself a management fee in monthly installments based on 30% to 40% of Net Revenues depending on profitability levels. "Net Revenues" are generally defined as gross gaming revenues (other than Class II gaming revenue) and all other facility revenues, less operating expenses other than the management fee. The management fees for the 12 months ended September 30, 1998 and for the quarter ended December 31, 1998 were $47.4 million and $13.6 million, respectively.

                             GOVERNMENT REGULATION

General

   The Authority is subject to special federal, state and tribal laws applicable to both commercial relationships with Indians generally and to Indian gaming and the management and financing of Indian casinos specifically. In addition, the Authority is regulated by federal and state laws applicable to the gaming industry generally and to the distribution of gaming equipment. The following description of the regulatory environment in which gaming takes place and in which the Authority operates is only a summary and not a complete recitation of all applicable law. Moreover, since this particular regulatory environment is more susceptible to changes in public policy considerations than others, it is impossible to predict how certain provisions will be interpreted from time to time or whether they will remain intact. Changes in such laws could have a material adverse impact on the Authority's operations. See "Risk Factors."

Tribal Law and Legal Systems

 Applicability of State and Federal Law

   Federally recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. The power of Indian tribes to enact their own laws to regulate gaming derives from the exercise of tribal sovereignty. Indian tribes maintain their own governmental systems and often their own judicial systems. Indian tribes have the right to tax persons and enterprises conducting business on Indian lands, and also have the right to require licenses and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

   Absent the consent of the Tribe or the United States Congress, the laws of the State of Connecticut do not apply to the Tribe or the Authority. Under the federal law that recognizes the Tribe, the Tribe consented to the extension of Connecticut criminal law and Connecticut state traffic controls over Mohegan Sun.

 Waiver of Sovereign Immunity; Jurisdiction; Exhaustion of Tribal Remedies

   Indian tribes enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. To sue an Indian tribe (or an agency or instrumentality of an Indian tribe, such as the Authority), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Further, in most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. A commercial dispute is unlikely to present a federal question, and some courts have ruled that an Indian tribe as a party is not a citizen of any state for purposes of establishing diversity jurisdiction in the federal courts. State courts may also lack jurisdiction over suits brought by non-Indians against Indian tribes in Connecticut. The remedies available against an Indian tribe also depend, at least in part, upon the rules of comity requiring initial exhaustion of remedies in tribal tribunals and, as to some judicial remedies, the tribe's consent to jurisdictional provisions contained in the disputed agreements. The United States Supreme Court has held that where a tribal court exists, the jurisdiction in that forum must first be exhausted before any dispute can be properly heard by federal courts which would otherwise have jurisdiction. Where a dispute as to the jurisdiction of the tribal forum exists, the tribal court must first rule as to the limits of its own jurisdiction.

   In connection with the offering of the Outstanding Notes and the Exchange Offers for the Exchange Notes, the Tribe has agreed, and has constitutionally granted the Authority the power, to waive its sovereign immunity, and the Authority has agreed to waive its sovereign immunity, for the limited purpose of any suit by the Trustees under the Indentures or, as to the Authority, under certain circumstances by the holders of the Exchange Notes to enforce repayment of the Exchange Notes. The Tribe has also adopted a constitutional restraint against any action by the Tribe or its officers which impairs contractual obligations. If such waiver of sovereign immunity is held to be ineffective, the Trustees and the Exchange Note holders could be precluded from judicially enforcing their rights and remedies against the Tribe or the Authority. If the waiver of the rule requiring exhaustion of tribal remedies is held to be ineffective, the Trustees and the Exchange Note holders could be subjected to substantial delay, cost and expense while seeking such remedies in the Gaming Disputes Court or other tribunals of the Tribe. In addition, unless the decisions of the Gaming Disputes Court or other tribunals of the Tribe violate applicable state or federal law, there might be no effective right to appeal such decisions in state or federal court.

The Indian Gaming Regulatory Act of 1988

 Regulatory Authority

   The operation of casinos and of all gaming on Indian land is subject to the Indian Gaming Regulatory Act of 1988. The Indian Gaming Regulatory Act (IGRA) is administered by the National Indian Gaming Commission, an independent agency, within the U.S. Department of Interior, exercising primary federal regulatory responsibility over Indian gaming. The National Indian Gaming Commission (NIGC) has exclusive authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III Gaming (as described below), approve management agreements for gaming facilities, conduct investigations and generally monitor tribal gaming. Certain responsibilities under IGRA (such as the approval of per capita distribution plans to tribal members and the approval of transfer of lands into trust status for gaming) are retained by the Bureau of Indian Affairs. The BIA also has responsibility to review and approve land leases and other agreements relating to Indian lands. Criminal enforcement is the exclusive responsibility of the United States Department of Justice, except to the extent such enforcement responsibility is shared with the State of Connecticut under the Mohegan Compact and under the federal law that recognizes the Tribe.

   The NIGC is empowered to inspect and audit all Indian gaming facilities, to conduct background checks on all persons associated with Class II Indian gaming, to hold hearings, issue subpoenas, take depositions, adopt regulations and assess fees and impose civil penalties for violations of IGRA. IGRA also prohibits illegal gaming on Indian land and theft from Indian gaming facilities. The NIGC has adopted rules implementing certain provisions of IGRA. These rules govern, among other things, the submission and approval of tribal gaming ordinances or resolutions and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of any gaming. Tribes are required to issue gaming licenses only under articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations for primary management officials and key employees, and to maintain their facilities in a manner that adequately protects the environment and the public health and safety. These rules also set out review and reporting procedures for tribal licensing of gaming operation employees.

 Tribal Ordinances

   Under IGRA, except to the extent otherwise provided in a tribal-state compact, Indian tribal governments have primary regulatory authority over Class III Gaming on land within a tribe's jurisdiction. Therefore, the Authority's gaming operations, and persons engaged in gaming activities, are guided by and subject to the provisions of the Tribe's ordinances and regulations regarding gaming.

   IGRA requires that the NIGC review tribal gaming ordinances and authorizes the NIGC to approve such ordinances only if they meet certain requirements relating to (1) the ownership, security, personnel background, recordkeeping, and auditing of a tribe's gaming enterprises; (2) the use of the revenues from such gaming; and (3) the protection of the environment and the public health and safety. The Tribe adopted its gaming ordinance in July 1994, and the NIGC approved the gaming ordinance in November 1994.

 Classes of Gaming

   IGRA classifies games that may be conducted on Indian lands into three categories. "Class I Gaming" includes social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. "Class II Gaming" includes bingo, pulltabs, lotto, punch boards, tip jars, certain non-banked card games (if such games are played legally elsewhere in the state), instant bingo and certain other games similar to bingo, if those games are played at the same location as bingo is played. "Class III Gaming" includes all other forms of gaming, such as slot machines, video casino games (e.g., video slots, video blackjack and video poker), so-called "table games" (e.g., blackjack, craps, roulette) and other commercial gaming (e.g., sports betting and pari-mutuel wagering).

   Class I Gaming on Indian lands is within the exclusive jurisdiction of the Indian tribes and is not subject to IGRA. Class II Gaming is permitted on Indian lands if (1) the state in which the Indian lands lie permits such gaming for any purpose by any person, organization or entity; (2) the gaming is not otherwise specifically prohibited on Indian lands by federal law; (3) the gaming is conducted according to a tribal ordinance or resolution which has been approved by the NIGC; (4) an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming; (5) the primary management officials and key employees are tribally licensed; and (6) several other requirements are met. Class III Gaming is permitted on Indian lands if the conditions applicable to Class II Gaming are met and, in addition, the gaming is conducted in conformance with the terms of a tribal-state Compact (a written agreement between the tribal government and the government of the state within whose boundaries the tribe's lands lie).

 Tribal-State Compacts

   IGRA requires states to negotiate in good faith with Indian tribes that seek to enter into tribal-state compacts for the conduct of Class III Gaming. Such tribal-state compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of such laws and regulations, taxation by the Indian tribe of gaming activities in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach of compacts, standards for the operation of gaming and maintenance of the gaming facility, including licensing, and any other subjects that are directly related to the operation of gaming activities. While the terms of tribal-state compacts vary from state to state, compacts within one state tend to be substantially similar. Tribal-state compacts usually specify the types of permitted games, establish technical standards for video gaming machines, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and licensing of casino employees and may require the tribe to pay a portion of the state's expenses for establishing and maintaining regulatory agencies. Some tribal-state compacts are for set terms, while others are for indefinite duration. The Mohegan Compact, approved by the Secretary of the Interior in 1994, does not have a specific term and will remain in effect until terminated by written agreement of both parties, or the provisions are modified as a result of a change in applicable law.

   Tribal-state compacts have been the subject of litigation in a number of states, including Alabama, California, Florida, Kansas, Michigan, Mississippi, New Mexico, New York, Oklahoma, Oregon, South Dakota, Wisconsin and Washington. Among the issues litigated have been the constitutionality of the provision of IGRA which entitles tribes to sue in federal court to force states to negotiate tribal-state compacts. Federal district courts in Alabama, Michigan and Washington recently have held that the Eleventh Amendment to the United States Constitution immunizes states from suit by Indian tribes in federal court unless the state consents to such suit. Federal appellate courts have divided over this issue. The United States Supreme Court recently held that the Indian commerce clause of IGRA does not grant Congress authority to abrogate a state's sovereign immunity. Accordingly, IGRA does not grant jurisdiction over a state that did not consent to be sued.

   There has also been litigation challenging the authority of governors, under state law, to enter into tribal-state compacts. Federal courts have upheld the authority of the governors of Louisiana and Mississippi to enter into compacts, while the highest state courts of New Mexico and Kansas have held that the governors of those states did not have authority to enter into such compacts without the consent or authorization of the legislatures of those states. In the New Mexico and Kansas cases, the courts held that compacting is a legislative function under the respective state constitutions. The court in the New Mexico case also held that state law does not permit casino-style gaming.

   In Connecticut, there has been no litigation challenging the governor's authority to enter into the Mohegan Compact. If such a suit were filed, however, the Authority does not believe that the precedent in the New Mexico or Kansas cases would apply. The Connecticut Attorney General has issued a formal opinion that "existing [state] statutes provide the Governor with the authority to negotiate and execute the.......... [Mohegan] Compact.'' The Attorney General
therefore declined to follow the Kansas case. In addition, the United States Court of Appeals for the Second Circuit Court has held, in a case brought by the Mashantucket Pequot Tribe, that Connecticut law authorizes casino gaming. After execution of the Mohegan Compact, the Connecticut Legislature passed a law requiring that future gaming compacts be approved by the legislature, but that law does not apply to previously executed compacts such as the Mohegan Compact.

   The Authority's operation of gaming is subject to the requirements and restrictions contained in the Mohegan Compact. The Mohegan Compact authorizes the Tribe to conduct most forms of Class III Gaming.

 Possible Changes in Federal Law

   Several bills have been introduced in Congress which would amend IGRA. While there have been a number of technical amendments to the law, to date there have been no material changes to the IGRA. Any amendment of IGRA could change the governmental structure and requirements within which the Tribe could conduct gaming.

BIA and NIGC Approvals

   Mohegan Sun is built on lands held in trust for the Tribe by the United States of America, which are leased by the Tribe to the Authority. See "Other Material Agreements--Land Lease from the Tribe to the Authority." Such lease, and modifications or amendments to such lease, must be and have been approved by the BIA. In addition, federal law requires that all contracts "by any person with any tribe of Indians" which are "relative to their lands" must be approved by the BIA. Federal courts can void agreements that have not been approved by the BIA and grant full restitution of all amounts paid to the non-Indian party by the tribe. BIA approved the Indentures and the Bank Credit Facility in February, 1999 in connection with the closing of the offering of the Outstanding Notes.

   Before the passage of IGRA, the BIA took the position that management contracts for Indian gaming facilities did not require BIA approval. Nevertheless, beginning in the early 1980s federal courts held that gaming management contracts did require such approval, and several such agreements were set aside by federal courts because they lacked approval. In 1988, with the passage of IGRA, the approval of gaming management agreements and collateral agreements between Indian tribes and gaming managers became the province of the NIGC, but the BIA continues to have some residual jurisdiction. The full scope of required review and approval for gaming management agreements is not fully or precisely defined. The regulations and guidelines which the NIGC and the BIA use to interpret their respective responsibilities are incomplete and evolving. The federal law in this area has been the subject of litigation and may be subject to further judicial or legislative interpretation.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Bank Credit Facility

   The Authority has a $425 million reducing, revolving, secured credit facility with a syndicate of lenders led by Bank of America National Trust and Savings Association ("Bank of America"). The Bank Credit Facility is currently undrawn, with reductions to the total amounts available under the Bank Credit Facility to begin on the earlier of March 31, 2002 or the end of the first fiscal quarter after the completion date. In addition, the Authority has the right, within two years following the closing of the Bank Credit Facility, to arrange for increases in the Bank Credit Facility to an aggregate amount of $500 million. The Authority will use the Bank Credit Facility for (1) the Mohegan Sun expansion, (2) general working capital, and (3) general corporate purposes of the Authority. The Bank Credit Facility is secured by, among other things, a lien on substantially all of the Authority's assets. This indebtedness is effectively senior in right of payment to the Exchange Notes. The loan agreement subjects the Authority to a number of restrictive covenants including financial covenants. These financial covenants relate to the permitted maximums of the Authority's total debt and senior debt leverage ratios, its minimum fixed charge coverage ratio, and maximum capital expenditures. The Bank Credit Facility includes other affirmative and negative covenants customarily found in loan agreements for similar transactions, many of which will be similar to those included in the indenture for the Senior Exchange Notes. Such covenants include provisions that:

  .  the Tribe preserve its existence as a federally recognized Indian Tribe;

  . the Authority continually operate Mohegan Sun in compliance with all applicable laws;

  . except under certain conditions, the Authority not sell or dispose of assets, incur other debt or contingent obligations, extend credit, make investments, or commingle its assets with other tribal assets of the Tribe; and

  . permit a construction monitoring services group to inspect and review the proposed expansion and all budgets, plans, designs and specifications on a quarterly basis.

   At the Authority's option, interest will accrue on the basis of a base rate formula or a Reserve Adjusted LIBOR based formula plus applicable spreads. The base rate is the higher of the rate as publicly announced by Bank of America as its "Reference Rate" or the Federal Funds Rate plus one-half of one percent per annum. The Reserve Adjusted LIBOR Rate is the London Interbank Offered Rate for one, two, three or six month dollar deposits as offered by Bank of America to prime international banks in the offshore dollar market, adjusted for reserve requirements. The Bank Credit Facility will terminate and all outstanding amounts will become due on March 3, 2004.

Lines of Credit

   The Authority currently has a $2.5 million line of credit and letter of credit arrangement with Fleet National Bank, an affiliate of Fleet Securities, Inc. Borrowings are collateralized by a security interest in all of the Authority's cash deposit accounts with Fleet National Bank. The line of credit provides for interest based on various floating indexes. As of September 30, 1998, the Authority had outstanding letters of credit totalling $1.9 million and had no other borrowings outstanding under the line of credit. No further borrowings will be made under the line of credit. The first extension of credit under the Bank Credit Facility, which will include the issuance of letters of credit to replace the letters of credit outstanding under the line of credit. The line of credit and the security interests collateralizing the line of credit will be terminated at that time.

Equipment Financing

   The Authority currently has three agreements for equipment financing with CIT Group/Equipment Financing, Inc. or its affiliates:

     (1) The Authority has $23.0 million of gaming equipment financing. Principal payments are over 48 months and commenced December 1996.

     (2) The Authority has a second agreement for equipment financing of $5.0 million. Principal payments are over 48 months and commenced December 1996.

     (3) The Authority has a third agreement for equipment financing of an aggregate amount of $10.0 million. The principal payments are made over 48 months from the commencement of each draw.

   The Authority has also received equipment financing of $4.0 million from Phoenixcor, Inc. The principal payments are over 48 months and commenced November 1996.

   The Authority received equipment financing of $3.0 million from Fleet Capital Corporation, an affiliate of Fleet Securities, Inc. The principal payments are over 48 months and commenced July 1997. As of September 30, 1997 this agreement has been assigned to KeyCorp Leasing.

   The Authority's equipment financing bears a weighted average interest of 9.1%. As of December 31, 1998, the future minimum lease payments, including principal and interest, of the Authority's equipment financing are as follows (in thousands):

      Fiscal Year Ending September 30
      -------------------------------
      1999............................................................. $ 9,756
      2000.............................................................  13,008
      2001.............................................................   5,557
      2002.............................................................   2,358
      2003.............................................................      64
                                                                        -------
                                                                        $30,743
                                                                        =======

Junior Subordinated Notes

   In conjunction with its initial opening of Mohegan Sun, the Authority obtained a total of $90.0 million of subordinated financing from Sun International Hotels Limited and Waterford Gaming L.L.C. including (1) $20.0 million of junior subordinated notes to each of Sun International Hotels Limited and Waterford Gaming L.L.C., bearing interest at 15.0% per year, and
(2) $50.0 million of junior subordinated notes to Sun International Hotels Limited evidencing draws made by the Authority under a secured completion guarantee provided by Sun International Hotels Limited relating to the original development of Mohegan Sun. Each junior subordinated note issued under the Sun International Hotels Limited secured completion guarantee bears interest at the rate per annum then most recently announced by Chase Manhattan Bank of New York as its prime rate plus 1%, which shall be set and revised at intervals of six months. The interest rates were 9.5% at both September 30, 1998 and September 30, 1997. Interest on junior subordinated notes is payable semi-annually. Accrued and deferred interest payable on junior subordinated notes was $31.5 million and $17.9 million at September 30, 1998 and 1997, respectively. All junior subordinated notes are due 2003 but may be redeemed at the Authority's discretion commencing on January 1, 2000. During October 1998 and October 1997, a total of $5.0 million of junior subordinated notes issued to Sun International Hotels Limited pursuant to its secured completion guarantee were purchased by Waterford Gaming L.L.C. from Sun International Hotels Limited.

   The Authority decided to redeem its junior subordinated notes on January 1, 2000. To accomplish this, the Authority effected a defeasance of the junior subordinated notes on March 3, 1999. The Authority established a segregated trust account with a defeasance agent with cash equivalent funds estimated to be sufficient to permit a redemption of its junior subordinated notes on January 1, 2000. All junior subordinated notes are currently held by Sun International Hotels Limited, the parent company of a partner in Trading Cove Associates, and Waterford Gaming L.L.C., also a partner in Trading Cove Associates.

                       DESCRIPTION OF THE EXCHANGE NOTES

   The Authority issued the Outstanding Senior Notes under the Senior Notes Indenture among itself, the Tribe and First Union National Bank, as trustee (the "Senior Trustee"), and the Outstanding Senior Subordinated Notes under the Senior Subordinated Notes Indenture among itself, the Tribe and State Street Bank and Trust Company, as trustee (the "Senior Subordinated Trustee", and together with the Senior Trustee, the "Trustees"). The terms of the Outstanding Notes included and the terms of the Exchange Notes will be those stated in their respective Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939.

   The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that (1) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Outstanding Notes and (2) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Outstanding Notes under the registration rights agreement. The terms of the Exchange Notes include those stated in the Indentures and those made a part of the Indentures by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indentures (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of the Exchange Notes are referred to the Indentures and the Trust Indenture Act for a complete statement of such terms. Copies of the Indentures are available from the Authority on request. The statements and definitions of terms under this caption relating to the Exchange Notes and the Indentures are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indentures and are qualified in their entirety by express reference to the Indentures. Certain terms used herein are defined below under "--Certain Definitions."

   The following description is a summary of the material provisions of the Indentures and the registration rights agreements. It does not restate those agreements in their entirety. We urge you to read the Indentures and the registration rights agreements because they, and not this description, define your rights as holders of the Notes. Copies of the forms of Indentures and registration rights agreements are available from the Authority upon request. You can find the definitions of certain terms used in this section under the subheading
"--Certain Definitions." Reference is made to the Indentures for all of such terms, as well as any other capitalized terms used herein for which no definition is provided.

Description of the Senior Exchange Notes

 Ranking

   These Senior Exchange Notes

  .  are unsecured general obligations of the Authority;

  . are effectively subordinated to up to $500 million of secured indebtedness under the Loan Agreement; and

  . are senior in right of payment to all future subordinated Indebtedness of the Authority (including the Senior Subordinated Exchange Notes).

 Subsidiaries

   As of the date of the Senior Notes Indenture, the Authority will have no Subsidiaries. However, the Senior Notes Indenture will permit the Authority to create Subsidiaries and will generally require that these Subsidiaries be designated as Restricted Subsidiaries (i.e., subject to the terms of the Senior Notes Indenture) unless certain conditions are met. If these conditions are met, the Authority will be permitted to designate a Subsidiary as an Unrestricted Subsidiary, and Unrestricted Subsidiaries will not be subject to many of the restrictive covenants of the Senior Notes Indenture.

 Principal, Maturity and Interest

   The Senior Exchange Notes will be limited to a maximum aggregate principal amount of $200 million. The Authority will issue Senior Exchange Notes without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples of $1,000. The Senior Exchange Notes will mature on January 1, 2006.

   Interest on the Senior Exchange Notes will accrue at the rate of 8 1/8% per annum and will be payable semi-annually in arrears on January 1 and July 1, beginning on July 1, 1999. The Authority will make each interest payment to the holders of record of these Senior Exchange Notes on the immediately preceding December 15 and June 15.

   Interest on the Senior Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

 Optional Redemption

   Except as otherwise shown in this section, the Authority will not have the right to redeem the Senior Exchange Notes.

   If, at any time after the Issue Date, any Gaming Regulatory Authority requires a holder to be licensed or otherwise qualified under applicable gaming laws in order for the Authority to maintain any of its gaming licenses or franchises and the holder does not obtain such license or qualification within the time periods described in the Senior Notes Indenture and at its own cost and expense, then the Authority will have the right to either

  . require the holder to dispose of its Senior Exchange Notes within the time period specified by the Gaming Regulatory Authority or 30 days, whichever is shorter; or

  . redeem the holder's Senior Exchange Notes at a price equal to the lesser of (1) the principal amount of the Senior Exchange Notes held by the holder, (2) the price paid for the Senior Exchange Notes by the holder, and (3) the current market price of the Senior Exchange Notes, in each case, including all accrued and unpaid interest and Additional Interest, if any, to the redemption date or the date a finding of unsuitability is made by the applicable Gaming Regulatory Authority, if earlier.

   The Authority will comply with the redemption procedures for the Senior Exchange Notes described in the Senior Notes Indenture unless otherwise required by a Gaming Regulatory Authority. In addition, the Authority may redeem all or a part of these Senior Exchange Notes upon not less than 30 nor more than 60 days' notice, at a redemption price (expressed as percentages of principal amount) equal to 100% of the principal amount thereof plus the Applicable Premium, if any, plus accrued and unpaid interest thereon, if any, to the applicable redemption date.

   The "Applicable Premium" of any redeemed Senior Note equals the excess of

     (a) the present value at the date of redemption of 100% of the principal amount of such Senior Exchange Note plus all required interest payments due on such Senior Exchange Note through its Stated Maturity date (excluding accrued but unpaid interest), calculated using a discount rate equal to the Treasury Rate plus 50 basis points over

     (b) the principal amount of such Senior Exchange Note, if greater.

   If the period from the date of redemption to the Stated Maturity date is greater than one year, the "Treasury Rate" will be equal to the yield to maturity as of such date of redemption of United States Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Statistical Release H.15 (519) that became publicly available at least two business days prior to the date of redemption (or, if the Federal Reserve Statistical Release H.15 (519) is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of redemption to the Stated Maturity date.

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   If the period from the date of redemption to the Stated Maturity date is less than one year, the "Treasury Rate" will be equal to the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year.

 Selection and Notice

   If less than all of the Senior Exchange Notes are to be redeemed at any time, the Senior Trustee will select Senior Exchange Notes for redemption as follows:

     (1) if the Senior Exchange Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Senior Exchange Notes are listed; or

     (2) if the Senior Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Trustee shall deem fair and appropriate.

   No Senior Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any Senior Exchange Note is to be redeemed in part only, the notice of redemption that relates to that Senior Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion of the original Senior Exchange Note will be issued in the name of the holder thereof upon cancellation of the original Senior Exchange Note. Senior Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Exchange Notes or portions of them called for redemption.

 Repurchase at the Option of Holders

  Change of Control

   If a Change of Control occurs, each holder of the Senior Exchange Notes will have the right to require the Authority to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's Senior Exchange Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Authority will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Senior Exchange Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase.

   Within 20 business days following any Change of Control, the Authority will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Exchange Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Senior Notes Indenture and described in such notice. The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Exchange Notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Authority will, to the extent lawful

     (1) accept for payment all Senior Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Exchange Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Senior Trustee the Senior Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Exchange Notes or portions thereof being purchased by the Authority.

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

   The Paying Agent will promptly mail to each holder of Senior Exchange Notes so tendered the Change of Control Payment for such Senior Exchange Notes, and the Senior Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Exchange Note equal in principal amount to any unpurchased portion of the Senior Exchange Notes surrendered, if any; provided that each such new Senior Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Authority will notify the Senior Trustee and will instruct the Senior Trustee to notify the holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   Except as described above with respect to a Change of Control, the Senior Notes Indenture does not contain provisions that permit the holders of the Senior Exchange Notes to require that the Authority repurchase or redeem the Senior Exchange Notes in the event of a takeover, recapitalization or similar transaction.

   The Loan Agreement will prohibit the Authority from purchasing any Senior Exchange Notes and also will provide that certain change of control events with respect to the Authority will constitute a default under the Loan Agreement. Any future credit agreements or other agreements relating to secured indebtedness to which the Authority becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Authority is prohibited from purchasing Senior Exchange Notes, the Authority could seek the consent of its lenders to the purchase of Senior Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Authority does not obtain such a consent or repay such borrowings, the Authority will remain prohibited from purchasing Senior Exchange Notes. In such case, the Authority's failure to purchase tendered Senior Exchange Notes would constitute an Event of Default under the Senior Notes Indenture which would, in turn, constitute a default under the Loan Agreement.

   The Authority will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements shown in the Senior Notes Indenture applicable to a Change of Control Offer made by the Authority and purchases all Senior Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

   The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

     (1) the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Management Board and evidenced by a resolution shown in an Officers' Certificate delivered to the Senior Trustee) of the assets sold or otherwise disposed of; and

     (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Authority or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

       (a) any liabilities that would appear on the Authority's or such Restricted Subsidiary's balance sheet prepared according to GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof, provided, however, that the Authority will not be permitted to make any Asset Sale of Key Project Assets.

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

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to:

     (1) repay permanently term Indebtedness under Credit Facilities of the Authority or any Restricted Subsidiary;

     (2) repay revolving credit Indebtedness under Credit Facilities and correspondingly permanently reduce commitments with respect thereto;

     (3) acquire a majority of the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business;

     (4) make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business;

     (5) make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business; or

     (6) reduce permanently Indebtedness that is not Subordinated
  Indebtedness.

   Pending the final application of any such Net Proceeds, the Authority may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Notes Indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Authority will make an Asset Sale Offer to all holders of Senior Exchange Notes and all holders of other Indebtedness containing provisions similar to those shown in the Senior Notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Senior Exchange Notes and such other Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase and will be payable in cash, according to the procedures shown in the Senior Notes Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Notes Indenture. If the aggregate principal amount of Senior Exchange Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Senior Trustee shall select the Senior Exchange Notes and such other Indebtedness (to the extent that such other Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

 Certain Covenants

  Restricted Payments

   The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to

     (1) make any payment on or with respect to any of the Authority's or any of its Restricted Subsidiaries' Equity Interests;

     (2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority held by the Tribe or any Affiliate of the Tribe;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than the defeasance and ultimate redemption of the junior subordinated notes according to their terms and the terms of the Defeasance Trust), except a payment of interest or principal at Stated Maturity thereof;

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

     (4) make any payment or distribution to the Tribe (or any other agency, instrumentality or political subunit thereof) or make any general distribution to the members of the Tribe (other than Government Service Payments); or

     (5) make any Restricted Investment;

(all such payments and other actions shown in clauses (1) through (5) above are collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment

     (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (B) the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test shown in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after the date of the Senior Notes Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph), is less than the sum, without duplication, of

       (i) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Notes Indenture to the end of the Authority's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds or fair market value (as determined in good faith by the Management Board and evidenced by a resolution shown in an Officers' Certificate delivered to the Senior Trustee) of assets or property (other than cash) received by the Authority from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe and other than from a Restricted Subsidiary of the Authority, plus (iii) to the extent that any Restricted Investment that was made after the date of the Senior Notes Indenture is sold, liquidated or otherwise disposed of for cash or an amount equal to the fair market value thereof (as determined in good faith by the Management Board and evidenced by a resolution shown in an Officers' Certificate delivered to the Senior Trustee), the lesser of (a) the cash return of capital or fair market value amount, as the case may be, with respect to such Restricted Investment (less the cost of disposition, if any) and (b) the initial amount of such Restricted Investment, plus (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Senior Notes Indenture, the lesser of
    (a) the fair market value of the Authority's Investment in such Subsidiary as of the date of such redesignation or (b) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit

     (1) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (2) the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis;

     (3) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Authority held by any member of the Authority's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Senior Notes Indenture; provided that (a) the aggregate price paid

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

  for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.0 million;

     (4) the redemption or purchase of Subordinated Indebtedness of the Authority if the holder of such Subordinated Indebtedness has failed to qualify or be found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness;

     (5) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of clause (C)(ii) above); and

     (6) any other Restricted Payments in an amount not to exceed $20.0 million at any one time outstanding.

   The Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall (i) any entity (including any Subsidiary of the Authority or the Authority or any operating division thereof) engaged in a Principal Business be transferred to or held by an Unrestricted Subsidiary or (ii) any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary. In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant unless the Investment constitutes a Permitted Investment. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Authority or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Management Board whose resolution with respect thereto shall be delivered to the Senior Trustee. Not later than the date of making any Restricted Payment, the Authority shall deliver to the Senior Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed.

  Subordination of Junior Payments Under the Relinquishment Agreement

   All Obligations under the Senior Exchange Notes shall be "Senior Obligations" as defined in the Relinquishment Agreement and will not be on parity with, or subordinated in right of payment to, the Junior Relinquishment Payments (as defined in the Relinquishment Agreement) and the Authority will not amend Section 6.2 of the Relinquishment Agreement in a manner adverse to the holders of the Senior Exchange Notes.

  Incurrence of Indebtedness and Issuance of Preferred Stock

   The Authority will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Authority's Subsidiaries may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Authority's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1 if such Indebtedness is incurred before September 30, 2001 and 2.5 to 1 if such indebtedness is incurred thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.

   So long as no Default or Event of Default shall have occurred and be continuing, or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:

     (1) the incurrence by the Authority or its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to Credit Facilities; provided that the aggregate principal amount of all such Indebtedness and letters of credit outstanding under all Credit Facilities, after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority thereunder), does not exceed $500 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Authority or any of its Restricted Subsidiaries since the date of the Senior Notes Indenture to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (2) the incurrence by the Authority and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by the Authority of Indebtedness represented by the Senior Exchange Notes and the Senior Exchange Notes;

     (4) the incurrence by the Authority of Indebtedness represented by the Senior Subordinated Exchange Notes and the Senior Subordinated Exchange Notes;

     (5) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary not to exceed 100% of the lesser of cost or fair market value of the assets financed and, in an aggregate principal amount under this clause not to exceed $25.0 million at any time outstanding;

     (6) the incurrence by the Authority or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or replace Indebtedness that was permitted by the Senior Notes Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) (other than the junior subordinated notes), (3), (4) or (5) of this paragraph;

     (7) the incurrence by the Authority or any of its Restricted
  Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Senior Notes Indenture to be outstanding;

     (8) the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

     (9) the incurrence by a Wholly Owned Restricted Subsidiary of Indebtedness owed to another Wholly Owned Restricted Subsidiary or to the Authority; provided that if at any time any such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this covenant;

     (10) the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $25.0 million; or

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

     (11) the incurrence by the Authority's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Authority that was not permitted by this clause (11).

   For purposes of determining compliance with this "--Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Authority shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

   The Authority (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied according to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority.

  Liens

   The Senior Notes Indenture will provide that the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments due under the Senior Notes Indenture and the Senior Exchange Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

     (1) pay dividends or make any other distributions on its Capital Stock to the Authority or any of the Authority's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Authority or any of the Authority's Restricted Subsidiaries;

     (2) make loans or advances to the Authority or any of the Authority's Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Authority or any of the Authority's Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of

     (1) Existing Indebtedness as in effect on the date of the Senior Notes Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, extensions,

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

  increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Senior Notes Indenture;

     (2) the Senior Notes Indenture and the Senior Exchange Notes;

     (3) the Senior Subordinated Notes Indenture and the Senior Subordinated Exchange Notes;

     (4) the Credit Facilities;

     (5) applicable law;

     (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Notes Indenture to be incurred;

     (7) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices;

     (8) purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

     (9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

     (10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (11) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

     (12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Transactions with Affiliates

   The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

     (1) such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person; and

     (2) the Authority delivers to the Senior Trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board shown in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraphs:

     (1) any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary;

     (2) transactions between or among the Authority and/or its Restricted Subsidiaries;

     (3) payment of reasonable Management Board fees to members of the Management Board;

     (4) transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Authority or any of its Subsidiaries;

     (5) Government Service Payments;

     (6) transactions pursuant to the Development Services Agreement, the Relinquishment Agreement and the Side Letters;

     (7) Restricted Payments or Permitted Investments that are made in compliance with the provisions of the Senior Notes Indenture described above under the caption "--Restricted Payments;" and

     (8) contractual arrangements existing on the date of the Senior Notes Indenture and any renewals, extensions and modifications thereof that are not materially adverse to holders.

  Subsidiary Guarantees

   The Senior Notes Indenture provides that if the Authority acquires or creates any Restricted Subsidiary after the date of the Senior Notes Indenture, then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the Senior Trustee and deliver an Opinion of Counsel to the Senior Trustee within 20 business days of the date on which it is acquired or created.

   The obligations of each Subsidiary Guarantor under its Senior Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

   No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Senior Trustee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

   The Senior Notes Indenture will permit the merger of one or more Subsidiary Guarantors with or into another Subsidiary Guarantor or with or into the Authority; provided that in the case of a merger with or into the Authority, the Authority is the surviving entity.

   In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary

Guarantor, or, if a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of or a redesignation of such Subsidiary Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Senior Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with or the redesignation is accomplished in accordance with the applicable provisions of the Senior Notes Indenture. See "--Repurchase at the Option of Holders-- Asset Sales."

   The Authority currently has no Subsidiaries.

  Sale and Leaseback Transactions

   The Senior Notes Indenture will provide that the Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the Resort; provided that the Authority or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if

     (1) the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test shown in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Management Board and shown in an Officers' Certificate delivered to the Senior Trustee, of the property that is subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales"; provided that, upon the occurrence of a Rating Event Date and for so long as the covenants shown under the caption entitled "--Changes in Covenants when Senior Exchange Notes Rated Investment Grade" continue to be Suspended Covenants, the following provisions shall replace the foregoing provisions with respect to sale and leaseback transactions by the Authority and its Restricted
  Subsidiaries: The Senior Notes Indenture will provide that Authority will not, and will not permit any of its Restricted to Subsidiaries to, enter into any sale and leaseback transaction involving the Resort; provided that the Authority or any Restricted Subsidiary may enter into any sale and leaseback transaction with an Attributable Value (when taken together with all other sale and leaseback transactions of the Authority and its Restricted Subsidiaries) that, at the time of such transaction, after giving effect thereto, does not exceed 10% of Consolidated Net Tangible Assets.

  Construction

   The Authority will use its commercially reasonable best efforts to cause construction of the Expansion Project to be prosecuted with diligence and continuity in good and workmanlike manner materially in accordance with the plans relating to the Expansion Project as more fully described in this Prospectus.

  Restrictions on Leasing and Dedication of Property

   Except as provided below, the Authority will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority's property and assets owned or leased by the Authority (each, a "Lease Transaction").

   The first paragraph of this covenant will not prohibit any of the following Lease Transactions:

     (1) The Authority may enter into a Lease Transaction with respect to any space with any Person (including, without limitation, a lease in connection with the Expansion Project for the purpose of developing, constructing, operating and managing retail establishments within the Resort), provided that:

       (a) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort;

       (b) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and

       (c) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;

     (2) The Lease and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders;

     (3) The Authority may enter into a management or operating agreement with respect to any of the Authority's property and assets with any Person; provided that

       (a) the manager or operator has experience in managing or operating similar operations; and

       (b) such management or operating agreement is on commercially reasonable and fair terms to the Authority; and

     (4) The Relinquishment Agreement, the Development Services Agreement and the Side Letters with the Manager and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders.

   No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to any lessee or any financing party of any lessee, and no person other than the Authority may conduct gaming or casino operations on any property which is the subject of a Lease Transaction.

  Covenants of the Tribe

   The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:

     (1) increase or impose any tax or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:

       (a) payments which are due under any agreement in effect on the Closing Date or payments which are not materially adverse to the economic interests of holders;

       (b) payments which the Authority has agreed to reimburse each holder for the economic effect thereof, if any;

       (c) payments which correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

       (d) pursuant to the Tribal Tax Code; or

       (e) Government Service Payments;

     (2) amend the terms of the Lease in any material manner that would be materially adverse to the economic interests of holders;

     (3) amend the Tribal Gaming Ordinance in effect on the Closing Date (unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort), restrict or eliminate the exclusive right of the Authority to conduct gaming operations on any property owned or controlled by the Tribe in a manner that would be materially adverse to the economic interests of holders; or

     (4) take any other action, enter into any agreement, amend its constitution or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of holders.

   The Tribe shall comply with all material terms of a construction reserve disbursement agreement and shall not amend and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, directly or indirectly, to amend, except as required by federal or state law, such construction reserve agreement in a manner that would have a material adverse effect on the economic interests of holders.

   Moreover, except with the consent of a majority in interest of holders or as required by federal or state law, the Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, to, directly or indirectly impose, tax or otherwise make a charge on the Senior Exchange Notes, the Senior Notes Indenture or any payments or deposits to be made thereunder.

   Upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the holders of the Senior Exchange Notes shall be entitled to receive payment in full in respect to all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Tribe.

  Changes in Covenants when Senior Exchange Notes Rated Investment Grade

   Following the first date upon which the Senior Exchange Notes are rated Baa3 or better by Moody's Investors Service, Inc. ("Moody's") and BBB- or better by Standard & Poor's Ratings Group ("S&P") (or, in either case, if such person ceases to rate the Senior Exchange Notes for reasons outside of the control of the Authority, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Authority as a replacement agency) (the "Rating Event Date") and provided no Event of Default or event that with notice or the passage of time would constitute an Event of Default shall exist on the Rating Event Date, the covenants specifically listed under "--Repurchase at the Option of Holders--Asset Sales," "--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Restricted Payments," "-- Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries," "--Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "--Construction," "--Restrictions on Leasing and Dedication of Property," "--Provisions Common to Both Senior Exchange Notes and Senior Subordinated Exchange Notes--Certain Common Covenants--Maintenance of Insurance" and "--Transactions with Affiliates" in this Prospectus (collectively, the "Suspended Covenants") will no longer be applicable to the Senior Exchange Notes; provided however that if at any time after a Rating Event Date, the Senior Exchange Notes shall be rated lower than Baa3 by Moody's or lower than BBB- by S&P, or any equivalent rating by a successor agency to Moody's or S&P, the Suspended Covenants shall be automatically reinstated (the "Reinstated Covenants") and all transactions by the Authority that occurred during the time that such covenants were suspended and that would have violated such covenants had such covenants been in effect at the time shall be deemed not to constitute a Default or an Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenants for all purposes; provided further that thereafter all transactions by the Authority occurring on or after the date on which the Suspended Covenants have been reinstated shall be required to be in compliance with the Reinstated Covenants. For purposes of interpreting the definition of "Permitted Liens" during the time any Suspended Covenants are suspended, the definition should be read as if the Suspended Covenants were not so suspended.

   There can be no assurance that a Rating Event Date will occur or, if one occurs, that the Senior Exchange Notes will continue to maintain an investment grade rating.

Description of the Senior Subordinated Exchange Notes

 Ranking

   These Senior Subordinated Exchange Notes

  .  are unsecured general obligations of the Authority; and

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Authority, including without limitation, up to $500 million of indebtedness under the Loan Agreement and $200 million in principal amount of Senior Exchange Notes.

 Subsidiaries

   As of the date of the Senior Subordinated Notes Indenture, the Authority had no Subsidiaries. However, the Senior Subordinated Notes Indenture permits the Authority to create Subsidiaries and generally requires that these Subsidiaries be designated as Restricted Subsidiaries (i.e., subject to the terms of the Senior Subordinated Notes Indenture) unless certain conditions are met. If these conditions are met, the Authority will be permitted to designate a Subsidiary as an Unrestricted Subsidiary, and Unrestricted Subsidiaries will not be subject to many of the restrictive covenants of the Senior Subordinated Notes Indenture.

 Principal, Maturity and Interest

   The Authority will issue Senior Subordinated Exchange Notes with a maximum aggregate principal amount of $300 million. The Authority will issue Senior Subordinated Exchange Notes in denominations of $1,000 and integral multiples of $1,000. The Senior Subordinated Exchange Notes will mature on January 1, 2009.

   Interest on these Senior Subordinated Exchange Notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on January 1 and July 1, beginning on July 1, 1999. The Authority will make each interest payment to the holders of record of these Senior Subordinated Exchange Notes on the immediately preceding December 15 and June 15.

   Interest on these Senior Subordinated Exchange Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

 Subordination

   The payment of principal, premium and interest, if any, on the Senior Subordinated Exchange Notes and the Senior Subordinated Subsidiary Guarantees, if any, is subordinated to the prior payment in full of all Senior Indebtedness of the Authority including, without limitation, the Senior Exchange Notes and the Loan Agreement. In the event of any distribution to creditors

     (1) in a liquidation or dissolution of the Authority or the Tribe;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Authority, the Tribe or their respective property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshalling of the Authority's or the Tribe's assets and liabilities;

the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Senior Subordinated Exchange Notes will be entitled to receive any payment with respect to the Senior Subordinated Exchange Notes (except that holders of Senior Subordinated Exchange Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Provisions Common to Both Senior Exchange Notes and Senior Subordinated Exchange Notes--Legal Defeasance and Covenant Defeasance").

   The Authority also may not make any payment in respect of the Senior Subordinated Exchange Notes (except in Permitted Junior Securities or from the trust described under "--Provisions Common to Both Senior Exchange Notes and Senior Subordinated Exchange Notes--Legal Defeasance and Covenant Defeasance") if

     (1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the Senior Subordinated Trustee receives a notice of such default (a "Payment Blockage Notice") from the Authority or the holders of any Designated Senior Indebtedness.

   Payments on the Senior Subordinated Exchange Notes may and shall be resumed

     (1) in the case of a payment default, upon the date on which all Senior Indebtedness is paid in full in cash or such default is cured or waived in writing; and

     (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until

     (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

     (2) all scheduled payments of principal, premium and interest on the Senior Subordinated Exchange Notes that have come due have been paid in full in cash.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Senior Subordinated Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

   The Authority must promptly notify holders of Senior Indebtedness if payment of the Senior Subordinated Exchange Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Authority or the Tribe, holders of these Senior Subordinated Exchange Notes may recover less ratably than holders of Senior Indebtedness. See "Risk Factors--Unsecured Ranking and Subordination to Existing Indebtedness--Senior Subordinated Exchange Notes."

 Optional Redemption

   If, at any time after the Issue Date, any Gaming Regulatory Authority requires a holder to be licensed or otherwise qualified under applicable gaming laws in order for the Authority to maintain any of its gaming licenses or franchises and the holder does not obtain such license or qualification within the time periods described in the Senior Subordinated Notes Indenture and at its own cost and expense, then the Authority will have the right to either

  . require the holder to dispose of its Senior Subordinated Exchange Notes within the time period specified by the Gaming Regulatory Authority or 30 days, whichever is shorter; or

  . redeem the holder's Senior Subordinated Exchange Notes at a price equal to the lesser of (1) the principal amount of the Senior Subordinated Exchange Notes held by the holder, (2) the price paid for the Senior Subordinated Exchange Notes by the holder, and (3) the current market price of the Senior Subordinated Exchange Notes, in each case, including all accrued and unpaid interest and Additional Interest, if any, to the redemption date or the date a finding of unsuitability is made by the applicable Gaming Regulatory Authority, if earlier.

   The Authority will comply with the redemption procedures for the Senior Subordinated Exchange Notes described in the Senior Subordinated Notes Indenture unless otherwise required by a Gaming Regulatory Authority.

   Except as described above, the Senior Subordinated Exchange Notes will not be redeemable at the Authority option before January 1, 2004.

   On or after January 1, 2004, the Authority may redeem all or a part of these Senior Subordinated Exchange Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) shown below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on January 1 of the years indicated below:

            Year                               Percentage
            ----                               ----------
            2004..............................  104.375%
            2005..............................  102.917%
            2006..............................  101.458%
            2007 and thereafter...............  100.000%

 Selection and Notice

   If less than all of the Senior Subordinated Exchange Notes are to be redeemed at any time, the Senior Subordinated Trustee will select Senior Subordinated Exchange Notes for redemption as follows:

     (1) if the Senior Subordinated Exchange Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Senior Subordinated Exchange Notes are listed; or

     (2) if the Senior Subordinated Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Subordinated Trustee shall deem fair and appropriate.

   No Senior Subordinated Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Subordinated Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any Senior Subordinated Exchange Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Exchange Note in principal amount equal to the unredeemed portion of the original Senior Subordinated Exchange Note will be issued in the name of the holder thereof upon cancellation of the original Senior Subordinated Exchange Note. Senior Subordinated Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Exchange Notes or portions of them called for redemption.

 Repurchase at the Option of Holders

  Change of Control

   If a Change of Control occurs, each holder of the Senior Subordinated Exchange Notes will have the right to require the Authority to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's Senior Subordinated Exchange Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Authority will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Senior Subordinated Exchange Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase.

   Within 20 business days following any Change of Control, the Authority will mail a notice to each holder (and, unless the Senior Subordinated Trustee makes the mailing on behalf of the Authority, to the Senior Subordinated Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Subordinated Exchange Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. If the Authority wishes the Senior Subordinated Trustee to do the mailing, it will give the Senior Subordinated Trustee adequate prior notice so that the Senior Subordinated Trustee may do so. The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Subordinated Exchange Notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Authority, to the extent lawful will,

     (1) accept for payment all Senior Subordinated Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Exchange Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Senior Subordinated Trustee the Senior Subordinated Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Subordinated Exchange Notes or portions thereof being purchased by the Authority.

   The Paying Agent will promptly mail to each holder of Senior Subordinated Exchange Notes so tendered the Change of Control Payment for such Senior Subordinated Exchange Notes, and the Senior Subordinated Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Exchange Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $1,000 or an integral multiple thereof. The Authority will notify the Senior Subordinated Trustee and will instruct the Senior Subordinated Trustee to notify the holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   Except as described above with respect to a Change of Control, the Senior Subordinated Notes Indenture does not contain provisions that permit the holders of the Senior Subordinated Exchange Notes to require that the Authority repurchase or redeem the Senior Subordinated Exchange Notes in the event of a takeover, recapitalization or similar transaction.

   The Loan Agreement will prohibit and the Senior Note Indenture may prohibit the Authority from purchasing any Senior Subordinated Exchange Notes upon a Change of Control. The Loan Agreement will also provide that certain change of control events with respect to the Authority will constitute a default under the Loan Agreement. Any future credit agreements or other agreements relating to secured indebtedness to which the Authority becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Authority is prohibited from purchasing Senior Subordinated Exchange Notes, the Authority could seek the consent of its lenders and other creditors to the purchase of Senior Subordinated Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Authority does not obtain such a consent or repay such borrowings, the Authority will remain prohibited from purchasing Senior Subordinated Exchange Notes. In such case, the Authority's failure to purchase tendered Senior Subordinated Exchange Notes would constitute an Event of Default under the Senior Subordinated Notes Indenture which would, in turn, constitute a default under the Loan Agreement and the Senior Subordinated Notes Indenture.

   The Authority will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements shown in the Senior Subordinated Notes Indenture applicable to a Change of Control Offer made by the Authority and purchases all Senior Subordinated Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

   The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

     (1) the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Management Board and evidenced by a resolution shown in an Officers' Certificate delivered to the Senior Subordinated Trustee) of the assets sold or otherwise disposed of; and

     (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Authority or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

       (a) any liabilities that would appear on the Authority's or such Restricted Subsidiary's balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Subordinated Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof, provided, however, that the Authority will not be permitted to make any Asset Sale of Key Project Assets.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to

     (1) repay permanently term Indebtedness under Credit Facilities of the Authority or any Restricted Subsidiary;

     (2) repay revolving credit Indebtedness under Credit Facilities and correspondingly permanently reduce commitments with respect thereto;

     (3) acquire a majority of the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business;

     (4) make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business;


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     (5) make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business; or

     (6) reduce permanently Indebtedness (including the Senior Exchange Notes) that is not Subordinated Indebtedness.

   Pending the final application of any such Net Proceeds, the Authority may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Senior Subordinated Notes Indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Authority will make an Asset Sale Offer to all holders of Senior Subordinated Exchange Notes and all holders of other Indebtedness containing provisions similar to those shown in the Senior Subordinated Notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Senior Subordinated Exchange Notes and such other Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase and will be payable in cash, in accordance with the procedures shown in the Senior Subordinated Notes Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by the Senior Subordinated Notes Indenture. If the aggregate principal amount of Senior Subordinated Exchange Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Senior Subordinated Trustee shall select the Senior Subordinated Exchange Notes and such other Indebtedness (to the extent that such other Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

 Certain Covenants

  Restricted Payments

   The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to

     (1) make any payment on or with respect to any of the Authority's or any of its Restricted Subsidiaries' Equity Interests;

     (2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority held by the Tribe or any Affiliate of the Tribe;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (other than the defeasance and ultimate redemption of the junior subordinated notes in accordance with their terms and the terms of the Defeasance Trust, except a payment of interest or principal at Stated Maturity thereof;

     (4) make any payment or distribution to the Tribe (or any other agency, instrumentality or political subunit thereof) or make any general distribution to the members of the Tribe (other than Government Service Payments); or

     (5) make any Restricted Investment;

(all such payments and other actions shown in clauses (1) through (5) above are collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment

     (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

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     (B) the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test shown in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after the date of the Senior Subordinated Notes Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph), is less than the sum, without duplication, of

       (i) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Subordinated Notes Indenture to the end of the Authority's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
    (ii) 100% of the aggregate net cash proceeds or fair market value (as determined in good faith by the Management Board and evidenced by a resolution shown in an Officers' Certificate delivered to the Senior Subordinated Trustee) of assets or property (other than cash) received by the Authority from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe and other than from a Restricted Subsidiary of the Authority, plus (iii) to the extent that any Restricted Investment that was made after the date of the Senior Subordinated Notes Indenture is sold, liquidated or otherwise disposed of for cash or an amount equal to the fair market value thereof (as determined in good faith by the Management Board and evidenced by a resolution shown in an Officers' Certificate delivered to the Senior Subordinated Trustee), the lesser of (a) the cash return of capital or fair market value amount, as the case may be, with respect to such Restricted Investment (less the cost of disposition, if any) and (b) the initial amount of such Restricted Investment plus (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Senior Subordinated Notes Indenture, the lesser of (a) the fair market value of the Authority's Investment in such Subsidiary as of the date of such redesignation or (b) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit

     (1) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (2) the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis;

     (3) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Authority held by any member of the Authority's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Senior Subordinated Notes Indenture; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.0 million;

     (4) the redemption or purchase of Subordinated Indebtedness of the Authority if the holder of such Subordinated Indebtedness has failed to qualify or be found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness;

     (5) the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of clause (C)(ii) above); and


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     (6) any other Restricted Payments in an amount not to exceed $20.0 million at any one time outstanding.

   The Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall (i) any entity (including any Subsidiary of the Authority or the Authority or any operating division thereof) engaged in a Principal Business be transferred to or held by an Unrestricted Subsidiary or (ii) any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary. In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant unless the Investment constitutes a Permitted Investment. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Authority or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Management Board whose resolution with respect thereto shall be delivered to the Senior Subordinated Trustee. Not later than the date of making any Restricted Payment, the Authority shall deliver to the Senior Subordinated Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed.

  Ranking of Payments Under the Relinquishment Agreement

   The Authority will not designate the Senior Relinquishment Payments (as defined in the Relinquishment Agreement) as Designated Senior Indebtedness and the Authority will not amend Section 6.2 of the Relinquishment Agreement in a manner adverse to the holders of the Senior Subordinated Exchange Notes.

  Incurrence of Indebtedness and Issuance of Preferred Stock

   The Authority will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Authority's Subsidiaries may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Authority's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.

   So long as no Default or Event of Default shall have occurred and be continuing, or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:

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     (1) the incurrence by the Authority or its Restricted Subsidiaries of
  Indebtedness and letters of credit pursuant to Credit Facilities; provided that the aggregate principal amount of all such Indebtedness and letters of credit outstanding under all Credit Facilities, after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority thereunder), does not exceed $500 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Authority or any of its Restricted Subsidiaries since the date of the Senior Subordinated Notes Indenture to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (2) the incurrence by the Authority and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by the Authority of Indebtedness represented by the Outstanding Senior Notes and the Senior Exchange Notes;

     (4) the incurrence by the Authority of Indebtedness represented by the Outstanding Senior Subordinated Notes and the Senior Subordinated Exchange Notes;

     (5) the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary not to exceed 100% of the lesser of cost or fair market value of the assets financed and, in an aggregate principal amount under this clause not to exceed $25.0 million at any time outstanding;

     (6) the incurrence by the Authority or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or replace Indebtedness that was permitted by the Senior Subordinated Notes Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) (other than the junior subordinated notes), (3), (4) or
  (5) of this paragraph;

     (7) the incurrence by the Authority or any of its Restricted
  Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Senior Subordinated Notes Indenture to be outstanding;

     (8) the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

     (9) the incurrence by a Wholly Owned Restricted Subsidiary of Indebtedness owed to another Wholly Owned Restricted Subsidiary or to the Authority; provided that if at any time any such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this covenant;

     (10) the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $25.0 million; or

     (11) the incurrence by the Authority's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Authority that was not permitted by this clause (11).

   For purposes of determining compliance with this "--Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred

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pursuant to the first paragraph of this covenant, the Authority shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

   The Authority (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority.

  Liens

   The Senior Subordinated Notes Indenture will provide that the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, or any proceeds therefrom, which secure either (a) Subordinated Indebtedness, unless the Senior Subordinated Exchange Notes are secured by a Lien on such property, assets or proceeds, which Lien is senior in priority to the Liens securing such Subordinated Indebtedness or (b) pari passu Indebtedness, unless the Senior Subordinated Exchange Notes are equally and ratably secured with the Liens securing such pari passu Indebtedness.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

     (1) pay dividends or make any other distributions on its Capital Stock to the Authority or any of the Authority's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Authority or any of the Authority's Restricted Subsidiaries;

     (2) make loans or advances to the Authority or any of the Authority's Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Authority or any of the Authority's Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of

     (1) Existing Indebtedness as in effect on the date of the Senior Subordinated Notes Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Senior Subordinated Notes Indenture;

     (2) the Senior Subordinated Notes Indenture and the Senior Subordinated Exchange Notes;

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

     (3) the Senior Notes Indenture and the Senior Exchange Notes;

     (4) the Credit Facilities;

     (5) applicable law;

     (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Subordinated Notes Indenture to be incurred;

     (7) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices;

     (8) purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

     (9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

     (10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (11) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

     (12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Transactions with Affiliates

   The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

     (1) such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person; and

     (2) the Authority delivers to the Senior Subordinated Trustee

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board shown in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

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   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraphs:

     (1) any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary;

     (2) transactions between or among the Authority and/or its Restricted Subsidiaries;

     (3) payment of reasonable Management Board fees to members of the Management Board;

     (4) transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Authority or any of its Subsidiaries;

     (5) Government Service Payments;

     (6) transactions pursuant to the Development Services Agreement, the Relinquishment Agreement and the Side Letters;

     (7) Restricted Payments or Permitted Investments that are made in compliance with the provisions of the Senior Subordinated Notes Indenture described above under the caption "--Restricted Payments;" and

     (8) contractual arrangements existing on the date of the Senior Subordinated Notes Indenture and any renewals, extensions and modifications thereof that are not materially adverse to holders.

  Subordinated Subsidiary Guarantees

   The Senior Subordinated Notes Indenture will provide that if the Authority acquires or creates any Restricted Subsidiary after the date of the Senior Subordinated Notes Indenture, then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the Senior Subordinated Trustee and deliver an Opinion of Counsel to the Senior Subordinated Trustee within 20 business days of the date on which it is acquired or created.

   The obligations of each Subsidiary Guarantor under its Senior Subordinated Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. Any Senior Subordinated Subsidiary Guarantees will be subordinated to Senior Indebtedness in the same manner and to the same extent as the Senior Subordinated Exchange Notes.

   No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless: (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Senior Subordinated Trustee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

   The Senior Subordinated Notes Indenture will permit the merger of one or more Subsidiary Guarantors with or into another Subsidiary Guarantor or with or into the Authority; provided that in the case of a merger with or into the Authority, the Authority is the surviving entity.

   In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor or if a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock or a redesignation of such Subsidiary Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and

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

relieved of any obligations under its Senior Subordinated Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with or the redesignation is accomplished in accordance with the applicable provisions of the Senior Subordinated Notes Indenture. See "-- Repurchase at the Option of Holders--Asset Sales."

   The Authority currently has no Subsidiaries.

  Sale and Leaseback Transactions

   The Senior Subordinated Notes Indenture will provide that the Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the Resort; provided that the Authority or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if

     (1) the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test shown in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Management Board and shown in an Officers' Certificate delivered to the Senior Subordinated Trustee, of the property that is subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

  Construction

   The Authority will use its commercially reasonable best efforts to cause construction of the Expansion Project to be prosecuted with diligence and continuity in good and workmanlike manner materially in accordance with the plans relating to the Expansion Project as more fully described in this Prospectus.

  Restrictions on Leasing and Dedication of Property

   Except as provided below, the Authority will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority's property and assets owned or leased by the Authority (each, a "Lease Transaction").

   The first paragraph of this covenant will not prohibit any of the following Lease Transactions:

     (1) The Authority may enter into a Lease Transaction with respect to any space with any Person (including, without limitation, a lease in connection with the Expansion Project for the purpose of developing, constructing, operating and managing retail establishments within the Resort), provided that:

       (a) such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort;

       (b) such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and

       (c) such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;


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

     (2) The Lease and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders;

     (3) The Authority may enter into a management or operating agreement with respect to any of the Authority's property and assets with any Person; provided that

       (a) the manager or operator has experience in managing or operating similar operations; and

       (b) such management or operating agreement is on commercially reasonable and fair terms to the Authority; and

     (4) The Relinquishment Agreement, the Development Services Agreement and the Side Letters with the Manager and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders.

   No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to any lessee or any financing party of any lessee, and no person other than the Authority may conduct gaming or casino operations on any property which is the subject of a Lease Transaction.

   No Senior Subordinated Indebtedness

   The Authority will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Authority and senior in any respect in right of payment to the Senior Subordinated Exchange Notes. No Subordinated Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Subordinated Guarantor and senior in any respect in right of payment to such Subordinated Guarantor's Subsidiary Subordinated Guarantee.

   Covenants of the Tribe

   The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:

     (1) increase or impose any tax or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:

       (a) payments which are due under any agreement in effect on the Closing Date or payments which are not materially adverse to the economic interests of holders;

       (b) payments which the Authority has agreed to reimburse each holder for the economic effect thereof, if any;

       (c) payments which correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

       (d) pursuant to the Tribal Tax Code; or

       (e) Government Service Payments;

     (2) amend the terms of the Lease in any material manner that would be materially adverse to the economic interests of holders;

     (3) amend the Tribal Gaming Ordinance in effect on March 3, 1999 (unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort), restrict or eliminate the exclusive right of the Authority to conduct gaming operations on any property owned or controlled by the Tribe in a manner that would be materially adverse to the economic interests of holders; or


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

     (4) take any other action, enter into any agreement, amend its constitution or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of holders.

   The Tribe shall comply with all material terms of the construction reserve agreement and shall not amend and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, directly or indirectly, to amend, except as required by federal or state law, such a construction reserve agreement in a manner that would have a material adverse effect on the economic interests of holders.

   Moreover, except with the consent of a majority in interest of holders or as required by federal or state law, the Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities, to, directly or indirectly impose, tax or otherwise make a charge on the Senior Subordinated Exchange Notes, the Senior Subordinated Notes Indenture or any payments or deposits to be made thereunder.

   Upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the holders of the Notes shall be entitled to receive payment in full in respect to all principal, premium, interest and other amounts owing in respect of the Notes before any payment or any distribution to the Tribe.

Provisions Common to Both Senior Exchange Notes and Senior Subordinated Exchange Notes

 Methods of Receiving Payments on the Notes

   If a holder that holds at least $1.0 million in principal amount of Exchange Notes has given wire transfer instructions to the Authority, the Authority will make all principal, premium and interest payments, including Additional Interest payments, if any, on those Exchange Notes in accordance with those instructions. All other payments on these Exchange Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Authority elects to make interest payments by check mailed to the holders at their address shown in the register of holders.

 Paying Agent and Registrar for the Notes

   The Trustees initially will act as Paying Agent and Registrar. The Authority may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Authority may act as Paying Agent or Registrar.

 Transfer and Exchange

   A holder may transfer or exchange Exchange Notes in accordance with the Indentures. The Registrar and the Trustees may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Authority may require a holder to pay any taxes and fees required by law or permitted by the Indentures. The Authority is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Authority is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

   The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

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

 Certain Common Covenants

  Use of Proceeds

   The Authority will use the net proceeds of the Outstanding Notes Offering only for Permitted Proceed Uses.

  Gaming Licenses

   The Authority will use its best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort, provided, that, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Authority will use its best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be opened and fully operating.

   The Authority shall file with the Trustees and provide holders of Exchange Notes any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact, or any successor provision.

  Ownership Interests in the Authority

   Neither the Tribe nor the Authority shall permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

  Existence of the Authority and Maintenance of the Lease

   The Authority shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents and their respective rights (contractual, charter and statutory), licenses and franchises; provided, however, that neither the Authority nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Management Board or Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Authority or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the holders. In addition, the Authority shall do, or cause to be done, all things necessary to perform any material covenants shown in the Lease to keep the Lease in full force and effect.

  Liquidation or Dissolution

   The Authority shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Authority shall not consolidate or merge with or into any other Person.

  Limitations on Lines of Business

   The Authority shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Principal Business or a Related Business.

  Maintenance of Insurance

   The Indentures provide that, until the Exchange Notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, set insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.

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

   Customary insurance coverage shall be deemed to include the following:

     (1) workers' compensation insurance to the extent required to comply with all applicable state, territorial, or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

     (2) comprehensive general liability insurance with minimum limits of $2.0 million;

     (3) umbrella or bumbershoot liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $100.0 million; and

     (4) property insurance protecting the property against loss or damage by fire, lightning, wind-storm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss (such insurance shall provide coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements and with a deductible no greater than $500,000 (other than earthquake insurance, for which the deductible may be up to 10% of such replacement value)).

 Payments for Consent

   The Authority will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any holder of any Senior Exchange Notes or Senior Subordinated Exchange Notes, as the case may be, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of either of the Indentures or the Senior Exchange Notes or Senior Subordinated Exchange Notes, as the case may be, unless such consideration is offered to be paid or is paid to all holders of the Senior Exchange Notes or Senior Subordinated Exchange Notes, as the case may be, that consent, waive or agree to amend in the time frame shown in the solicitation documents relating to such consent, waiver or agreement.

 Required Defeasance and Redemption of the Junior Subordinated Notes

   The Authority will have established, as of the date of the Indentures, the Defeasance Trust and deposit into the Defeasance Trust cash or government securities estimated to be sufficient to pay all principal, premium and interest on the Junior Subordinated Notes less $500,000 on January 1, 2000, the first redemption date. The Authority will redeem the Junior Subordinated Notes from the proceeds of the Defeasance Trust on January 1, 2000 at a price of 100% of the principal amount, plus accrued and unpaid interest thereon, less $500,000.

 Designation of Designated Senior Indebtedness Under the Relinquished Agreement

   The Authority will not designate any indebtedness as "Designated Senior Indebtedness" under the Relinquishment Agreement that is not also designated as Designated Senior Indebtedness under the Senior Subordinated Notes Indenture.

 Reports

   Whether or not required by the Commission, so long as any Exchange Notes are outstanding, the Authority will furnish to the holders of Notes and the Trustees within 15 days after the end of the time periods specified in the Commission's rules and regulations for filings of current, quarterly and annual reports:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Authority were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Authority and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Authority and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Authority, to the extent that would be required by the rules, regulations or interpretive positions of the Commission) and, with respect to the annual information only, a report thereon by the Authority's independent public accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Authority were required to file such reports.

   In addition, if the Authority consummates the Exchange Offers, whether or not required by the rules and regulations of the Commission, the Authority will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

   In addition, the Authority has agreed that, for so long as any Exchange Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

   The Authority shall file with the Trustees and provide to holders of Exchange Notes, within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

 Events of Default and Remedies

   With respect to each of the Senior Exchange Notes and the Senior Subordinated Exchange Notes, respectively, each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, such Notes;

     (2) default in payment when due of the principal of or premium, if any, on such Exchange Notes;

     (3) failure by the Authority or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Description of the Senior Exchange Notes--Repurchase at the Option of Holders--Asset Sales," "--Description of the Senior Subordinated Exchange Notes-- Repurchase at the Option of Holders--Asset Sales" or "--Certain Common Covenants--Liquidation or Dissolution";

     (4) failure by the Authority or any of its Restricted Subsidiaries for
  (i) 30 days after notice to comply with the provisions described under "-- Description of the Senior Exchange Notes--Certain Covenants--Restricted Payments," "--Description of the Senior Subordinated Exchange Notes-- Certain Covenants--Restricted Payments," "--Description of the Senior Exchange Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of the Senior Subordinated Exchange Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) 60 days after notice to comply with any of the other agreements in the respective Indentures or the Exchange Notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Authority or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default

       (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness before the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness before its express maturity; and,

  in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (6) failure by the Authority or any of its Restricted Subsidiaries to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days;

     (7) certain events of bankruptcy or insolvency with respect to the Authority or any of its Restricted Subsidiaries;

     (8) revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort;

     (9) cessation of gaming operations for a period of more than 90 consecutive days at the Resort (other than as a result of a casualty loss);

     (10) the Lease ceases to be in full force and effect; and

     (11) failure by the Tribe to comply with the provisions described under "Covenants of the Tribe" for 30 days after notice to comply.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Authority, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, a Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately.

   Holders of the Exchange Notes may not enforce their respective Indentures or the Exchange Notes except as provided in the Indentures. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Notes may direct a Trustee in its exercise of any trust or power. A Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to a Trustee may on behalf of the holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the respective Indentures except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have had to pay if the Authority then had elected to redeem the Senior Subordinated Exchange Notes pursuant to the optional redemption provisions of the Senior Subordinated Notes Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Exchange Notes. If an Event of Default occurs before January 1, 2004 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding the prohibition on redemption of the Senior Subordinated Exchange Notes before January 1, 2004, then the premium specified in the Senior Subordinated Notes Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Subordinated Exchange Notes.

   The Authority will be required to deliver to each Trustee annually a statement regarding compliance with the Indenture, and the Authority will be required upon becoming aware of any Default or Event of Default, to deliver to each Trustee a statement specifying such Default or Event of Default.

 No Personal Liability of Limited Partners, Directors, Officers, Employees and Stockholders

   Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority or the Tribe or holder of an Ownership Interest of the Authority, any Subsidiary Guarantor or the Tribe, as such, shall have any liability for any obligations of the Authority under the Exchange Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

 Legal Defeasance and Covenant Defeasance

   The Authority may, at its option and at any time, elect to have all of its obligations discharged with respect to either or both of the outstanding Senior Exchange Notes and Senior Subordinated Exchange Notes, ("Legal Defeasance") except for

     (1) the rights of holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Exchange Notes when such payments are due from the trust referred to below;

     (2) the Authority's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Outstanding Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustees, and the Authority's obligations in connection with those rights, powers, trusts, duties and immunities; and

     (4) the Legal Defeasance provisions of the Indentures.

     In addition, the Authority may, at its option and at any time, elect to have the obligations of the Authority released with respect to certain covenants that are described in the Indentures ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Notes.

   To exercise either Legal Defeasance or Covenant Defeasance

     (1) the Authority shall have irrevocably deposited with the appropriate Trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Authority must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Authority shall have delivered to the Trustees an opinion of counsel in the United States reasonably acceptable to the Trustees confirming that

       (a) the Authority has received from, or there has been published by, the Internal Revenue Service a ruling; or

       (b) since the date of the Indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Authority shall have delivered to the Trustees an opinion of counsel in the United States reasonably acceptable to the Trustees confirming that the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indentures) to which the Authority or any of the Authority's Restricted Subsidiaries is a party or by which the Authority or any of the Authority's Restricted Subsidiaries is bound;

     (6) the Authority must have delivered to the Trustees an opinion of counsel that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) the Authority shall have delivered to the Trustees an Officers' Certificate stating that the deposit was not made by the Authority with the intent of preferring the holders of Exchange Notes over the other creditors of the Authority with the intent of defeating, hindering, delaying or defrauding creditors of the Authority or others; and

     (8) the Authority shall have delivered to the Trustees an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

 Amendment, Supplement and Waiver

   Except as provided in this section, the Authority, the Tribe and the Trustee may amend or supplement the Exchange Notes with the consent of the holders of at least a majority of the aggregate outstanding principal amount of each of the Senior Exchange Notes or the Senior Subordinated Exchange Notes, as applicable, provided that without the consent of each holder affected, an amendment or waiver (with respect to any Exchange Notes held by a non-consenting holder) may not

     (1) reduce the principal amount of Exchange Notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the captions "--Description of the Senior Exchange Notes--Repurchase at the Option of Holders" and "--Description of the Senior Subordinated Exchange Notes--Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any Exchange Note;

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

     (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any Exchange Note payable in money other than that stated in the Exchange Notes;

     (6) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes;

     (7) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the captions "--Description of the Senior Exchange Notes--Repurchase at the Option of Holders" and "--Description of the Senior Subordinated Exchange Notes--Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

   Without the consent of holders of at least 66 2/3% of the aggregate outstanding principal amount of each of the Senior Exchange Notes and the Senior Subordinated Exchange Notes, as applicable, the Authority may not amend, alter or waive the provisions shown in the sections entitled "--Description of the Senior Exchange Notes--Repurchase at the Option of Holders--Change of Control" and "--Description of the Senior Subordinated Exchange Notes-- Repurchase at the Option of Holders--Change of Control." In addition, any amendment to the provisions of Article X of the Senior Subordinated Indenture (which relate to subordination) will require the consent of holders of at least 75% in aggregate principal amount of Senior Subordinated Exchange Notes then outstanding.

   Notwithstanding the foregoing, without the consent of any holder of Exchange Notes, and provided that any required governmental approval to ensure the enforceability of the Exchange Notes and the Indentures, including that of the NIGC or the BIA, is obtained, the Authority and the Trustee may amend or supplement the Indentures or the Exchange Notes to

     (1) cure any ambiguity, defect or inconsistency;

     (2) provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes;

     (3) provide for the assumption of the Authority's obligations to holders of Exchange Notes in the case of a merger or consolidation or sale of all or substantially all of the Authority's assets;

     (4) make any change that would provide any additional rights or benefits to the holders of Exchange Notes or that does not adversely affect the legal rights under the Indentures of any such holder; or

     (5) comply with requirements of the Commission to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

 Concerning the Trustees

   If a Trustee becomes a creditor of the Authority or any Guarantor, the Indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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

   The holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to a Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur and be continuing, the Trustees will be required, in the exercise of their power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustees will be under no obligation to exercise any of their rights or powers under the Indentures at the request of any holder of Exchange Notes, unless such holder shall have offered to the Trustees security and indemnity satisfactory to each of them against any loss, liability or expense.

 Governing Law

   The Indentures and the Notes will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).

 Additional Information

   Anyone who receives this Prospectus may obtain a copy of the Indentures and registration rights agreements without charge by writing to the Authority at 1 Mohegan Sun Boulevard, Uncasville, CT 06382 attention: Roland Harris.

 Book-Entry, Delivery and Form

   The Exchange Notes will initially be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, held in book-entry form. The Exchange Notes will be deposited with the Trustees as custodian for The Depository Trust Authority ("DTC"), and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the Indentures. Except as shown below, the Global Senior Notes (as defined in the Senior Indenture) and Global Senior Subordinated Notes (as defined in the Senior Subordinated Notes Indenture), (collectively, the "Global Notes") may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   The Global Notes will be deposited upon issuance with the respective Trustee as custodian for The Depository Trust Authority ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   Beneficial interests in the Global Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "--Exchange of Books-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of the Certificated Notes (as defined below).

   Initially, the Trustees will act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

 Depository Procedures

   The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Authority takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

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

   DTC has advised the Authority that DTC is a limited-purpose trust Authority created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Authority that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amounts of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

   All interests in a Global Note, may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interest in the Global Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indentures for any purpose.

   Payments in respect of the principal of, and premium, if any Additional Interest, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, the Authority and the Trustees will treat the persons in whose names the Exchange Notes, including the Global Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Authority, the Trustees nor any agent of the Authority or the Trustees has or will have any responsibility or liability for
(i) any aspect of DTC's records or any Participant's or Indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advise the Authority that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interests), is to credit the accounts of the relevent Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the beneficial interest in the relevent security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the DTC, the Trustees or the Authority. Neither the Authority nor the Trustees will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Authority and the Trustees may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

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

   Interest in the Global Notes are expected to be eligible to trade DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefor, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and payment."

   Subject to the transfer restrictions shown under "Notice to Investors, " transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

   DTC has advised the Authority that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

 Exchange of Book-Entry Exchange Notes for Certificated Notes

   A Global Note is exchangeable for definitive Exchange Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Authority that it is unwilling or unable to continue as depositary for the Global Notes and the Authority thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Authority, at its option, notifies the applicable Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Exchange Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the applicable Trustee by or on behalf of DTC in accordance with the Indentures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Authority determines otherwise in compliance with applicable law.

 Exchange of Certificated Exchange Notes for Book-Entry Notes

   Exchange Notes in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the applicable Trustee a written certificate (in the form provided in the Indentures) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Exchange Notes. See "Notice to Investors."

 Same Day Settlement and Payment

   The Indentures require that payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Exchange Notes in certificated form, the Authority will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof that holds at least $1.0 million in principal amount of Exchange Notes or, if no such account is specified, by mailing a check to each such holder's registered address.

 Registration Rights; Additional Interest

   The Authority and the Initial Purchasers entered into registration rights agreements, pursuant to which, the Authority is filing with the Commission this Exchange Offer Registration Statement under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Authority will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offers who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Authority is not required to file the Exchange Offer Registration Statement or permitted to consummate an Exchange Offer because such Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Authority before the 20th day following consummation of an Exchange Offer that (A) it is prohibited by law or Commission policy from participating in such Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offers to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Outstanding Notes acquired directly from the Authority or an affiliate of the Authority, the Authority will file with the Commission a Shelf Registration Statement to cover resales of the Outstanding Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Authority will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Outstanding Note until (i) the date on which such Outstanding Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offers,
(ii) following the exchange by a broker-dealer in an Exchange Offer of an Outstanding Note for a Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or before the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

   The registration rights agreements each provide that (i) the Authority will file an Exchange Offer Registration Statement with the Commission on or before 90 days after the Closing Date, (ii) the Authority will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or before 150 days after the Closing Date, (iii) unless the Exchange Offers would not be permitted by applicable law or Commission policy, the Authority will commence the Exchange Offers and use its best efforts to issue on or before 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Outstanding Notes tendered prior thereto in the Exchange Offers and (iv) if obligated to file the Shelf Registration Statement, the Authority will use its best efforts to file the Shelf Registration Statement with the Commission on or before 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or before 90 days after such obligation arises. If (a) the Authority fails to file any of the Registration Statements required by the registration rights agreements on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or before the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Authority fails to consummate the Exchange Offers within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreements (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Authority will pay Additional Interest to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 25 basis points per 90-day period of the principal amount of Notes held by such holder. The amount of the Additional Interest will increase by an additional 25 basis points with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest of 1% per annum of the principal amount of Notes. All accrued Additional Interest will be paid by the Authority on each date on which the payment of Additional Interest is due (which date shall be the next Interest Payment Date as provided in the Notes) to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

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

   Holders of Outstanding Notes will be required to make certain representations to the Authority (as described in the registration rights agreement) to participate in the Exchange Offers and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods shown in the registration rights agreements to have their Outstanding Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest shown above.

Certain Definitions

   Shown below are certain defined terms used in the Indentures. Reference is made to the Indentures for all of such terms, as well as any other capitalized terms used herein for which no definition is provided. Cross references to captions shall means the respective caption, as appropriate, under the subsections "--Description of the Senior Exchange Notes" and "--Description of the Senior Subordinated Exchange Notes."

   "Acquired Indebtedness" means, with respect to any specified Person,

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

   "Asset Sale" means

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the respective Indentures described above under the captions "--Repurchase at the Option of Holders--Change of Control" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance by the Authority or any of its Restricted Subsidiaries of Equity Interests of any of the Authority's or its Restricted
  Subsidiaries' Restricted Subsidiaries or the sale by the Authority or any of its Subsidiaries of any Equity Interests in any of their respective Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or
  (b) results in net proceeds to the Authority and its Restricted
  Subsidiaries of less than $1.0 million;

     (2) a transfer of assets between or among the Authority and its Wholly Owned Restricted Subsidiaries;

     (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Authority or to another Wholly Owned Restricted Subsidiary;

     (4) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the captions "--Certain Covenants-- Restricted Payments;"

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

     (5) any Event of Loss; and

     (6) any lease or sublease permitted under the covenant described under the captions entitled "--Certain Covenants--Restrictions on Leasing and Dedication of Property."

   The Authority is prohibited from making an Asset Sale of Key Project Assets.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Attributable Value" means, with respect to any sale and leaseback transaction, as of the time of determination, the total obligation (discounted to present value at the rate of interest equal to that of the terms of the Senior Exchange Notes, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes) during the remaining portion of the base terms of the lease included in such sale and leaseback transaction.

   "Authority" means the Mohegan Tribal Gaming Authority together with any subdivision, agency or subunit that has no separate legal existence from the Mohegan Tribal Gaming Authority, and any successor and assignee thereto.

   "BIA" means the Bureau of Indian Affairs.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding any interest under the Relinquishment Agreement.

   "Cash Equivalents" means

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) the Authority ceases to be a wholly-owned unit, instrumentality or subdivision of the government of the Tribe;

     (2) the Authority ceases to have the exclusive legal right to operate gaming operations of the Tribe;

     (3) the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days, or

     (4) the Authority sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into any other person.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Compact" means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701 et seq. as the same may, from time to time, be amended, or such other Compact as may be substituted therefor.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

     (1) an amount equal to any extraordinary loss (including without limitation any non-cash charges or losses arising from adjustments relating to the Relinquishment Agreement) plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on the income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), but excluding interest expense on the Junior Subordinated Notes, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges associated with equity option plans and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (5) non-cash items increasing such Consolidated Net Income for such period (including without limitation any non-cash items arising from adjustments relating to the Relinquishment Agreement), minus

     (6) to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by the Authority or any of its Subsidiaries from any Person (other than the Authority or any of its Subsidiaries) in respect of any Investment for such period, all determined on a consolidated basis and in accordance with GAAP.

   Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

     (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded;

     (5) the Net Income shall be reduced by the amount of payments pursuant to the Relinquishment Agreement, paid or payable, for such period based on 5% of the revenues (as defined in the Relinquishment Agreement) generated in such period; and

     (6) both the interest income related to the Defeasance Trust and the interest expense on the Junior Subordinated Notes shall be excluded so long as the payment of principal, premium and interest on the Junior
  Subordinated Notes at redemption on January 1, 2000 is fully covered by the amounts of the Defeasance Trust.

   "Consolidated Net Tangible Assets" means, with respect to the Authority and its Restricted Subsidiaries, taken as a whole, the aggregate amount of assets (less applicable reserves and other items deducted in accordance with GAAP) after deducting therefrom (a) all liabilities (other than liabilities incurred with respect to the Relinquishment Agreement) and (b) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles of the Authority and its Restricted Subsidiaries, in each case, to the extent included in the total amount of assets, all as shown on the most recent consolidated balance sheet of the Authority and its Restricted Subsidiaries and calculated in accordance with GAAP excluding assets in the Defeasance Trust and the liabilities represented by the Junior Subordinated Notes.

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

   "Consumer Price Index" means The Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-1984=100 as compiled and released by the Bureau of Labor Statistics.

   "Credit Facilities" means, with respect to the Authority or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Loan Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indentures shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the covenant described under the captions entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Defeasance Trust" means that certain trust established pursuant to Section 12.04(a) of the Note Purchase Agreement under which the Junior Subordinated Notes were issued for the covenant defeasance of the Junior Subordinated Notes to their redemption date on January 1, 2000.

   "Designated Senior Indebtedness" means Indebtedness under the Loan Agreement and any other Indebtedness permitted under the Indentures the principal amount of which is $20.0 million or more and that has been designated by the Authority as "Designated Senior Indebtedness."

   "Development Services Agreement" means that certain Development Services Agreement dated February 7, 1998 among the Authority, the Tribe and TCA.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or before the date that is after the date on which the Senior Exchange Notes or Senior Subordinated Exchange Notes, as the case may be, mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; (iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iv) any settlement instead of clause (ii) or
(iii) above.

   "Exchange Notes" means, collectively, the Senior Exchange Notes and the Senior Subordinated Exchange Notes.

   "Existing Indebtedness" means up to $617.8 million in aggregate original principal amount of Indebtedness of the Authority (other than Indebtedness under the Loan Agreement) in existence on the date of the Indentures, until such amounts are repaid.

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   "Existing Secured Notes" means the Authority's 13 1/2% Senior Secured Notes due 2002 with Cash Flow Participation Interest.

   "Expansion Project" means the project to expand the existing Mohegan Sun casino as more fully described in this Prospectus.

   "Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding interest expense on the Junior Subordinated Notes so long as the principal, premium and interest thereon at redemption on January 1, 2000 are covered by amounts in the Defeasance Trust.; plus

     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

     (4) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock after the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

   In addition, for purposes of calculating the Fixed Charge Coverage Ratio

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or after such reference period and on or before the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso shown in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of before the Calculation Date, shall be excluded; and

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

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of before the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

   "GAAP" means generally accepted accounting principles shown in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indentures.

   "Gaming" means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

   "Gaming License" means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority including without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

   "Gaming Regulatory Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any division of the Authority or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.

   "Government Service Payments" means (1) an annual payment to the Tribe by the Authority in the amount of $14.0 million, which amount shall be adjusted annually on the last day of each calendar year commencing with the year 2000 by the Consumer Price Index as published for the applicable year and (2) amounts equal to those reflected on each annual audited income statement of the Authority as prepared in accordance with GAAP relating to payment for governmental services (including charges for utilities, police and fire department services, health and emergency medical services, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority, and similar pro rata costs of other tribal departments, in each case, to the extent that the costs of such departments are attributable to the operations of the Authority) by the Authority to the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person,

     (1) the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) the obligations of such Person under other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "IGRA" means the Indian Gaming Regulatory Act of 1988, PL 100-497, U.S.C. 2701 et seq. as same may, from time to time, be amended.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of

     (1) borrowed money;

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

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) banker's acceptances;

     (4) Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date shall be

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Indentures" means, collectively, the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the captions "--Restricted Payments."

   "Junior Subordinated Notes" means the $90.0 million in aggregate original principal amount (plus any accrued and unpaid interest) of junior subordinated notes of the Authority.

   "Key Project Assets" means

     (1) the Lease and any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States,

     (2) any improvements (including, without limitation the Resort) to the leasehold estate under the Lease or such real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Authority to be no longer useful to the operations of the Resort), and

     (3) any business records of the Authority or the Tribe relating to the operation of the Resort.

   "Lease" means the Land Lease between the Tribe and the Authority, as the same may be amended in accordance with the terms thereof and of the Indentures.

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

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Loan Agreement" means that certain Loan Agreement, to be dated as of March 3, 1999, by and among the Authority, the Tribe, the lenders thereunder and Bank of America National Trust and Savings Association as Administrative Agent and the Documentation Agent and Syndication Agent referred to therein, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Management Agreement" means the Amended and Restated Gaming Facility Management Agreement dated August 30, 1995 by and between the Authority and TCA or any successor management agreement thereto.

   "Management Board" means the Management Board of the Authority or any authorized committee of the Management Board of the Authority, as applicable.

   "Management Company" or "Manager" means TCA or a successor permitted pursuant to the Indentures.

   "Management Fee" means the Management Fee under the Management Agreement.

   "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,

     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss, less

     (3) in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

   "Net Proceeds" means the aggregate cash proceeds received by the Authority or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness (other than, in the case of the Senior Subordinated Exchange Notes only, the repayment of Senior Indebtedness), secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "NIGC" means the National Indian Gaming Commission.

   "Non-Recourse Debt" means Indebtedness

     (1) as to which neither the Authority nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or
  (b) is directly or indirectly liable (as a guarantor or otherwise);

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

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Authority or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity; and

     (3) as to which such Indebtedness specifies that the lenders thereunder will not have any recourse to the stock or assets of the Authority or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Ownership Interest" means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.

   "Permitted Asset Swap" means the exchange by the Authority or any Restricted Subsidiary of any assets for other assets from a Person; provided that, the assets received in such exchange are believed by the Authority in good faith to be of substantially equivalent value and substantially all of which are either
(i) long term assets that are used or useful in the Principal Business, (ii) cash or (iii) any combination of the foregoing clauses (i) and (ii).

   "Permitted Investments" means

     (1) any Investment in the Authority or in a Restricted Subsidiary of the Authority that is engaged in a Principal Business or a Related Business;

     (2) any Investment in cash or Cash Equivalents;

     (3) any Investment by the Authority or any Restricted Subsidiary of the Authority in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Authority and a Subsidiary Guarantor, and is engaged in a Principal Business or a Related Business or
  (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Authority or a Restricted Subsidiary of the Authority;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the captions "-- Repurchase at the Option of Holders--Asset Sales";

     (5) any Investment in any Person engaged in the Principal Business or a Related Business having an aggregate fair market value (as determined in good faith by the Management Board and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed $25.0 million at any one time outstanding;

     (6) Government Service Payments;

     (7) payroll advances to employees of the Authority or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $250,000 at any one time outstanding;

     (8) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

     (9) Investments related to Hedging Obligations, so long as such Hedging Obligations are not used for speculative purposes; and

     (10) any investment in government securities to be held in the Defeasance Trust to defease the Junior Subordinated Notes in accordance with their terms.

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

   "Permitted Liens" means

     (1) Liens securing Indebtedness that was permitted by the terms of the respective Indenture to be incurred under clauses (1), (2), (5), (6), (7),
  (8) (to the extent that the Indebtedness so guaranteed is permitted to be secured by the respective Indenture) and (10) of the second paragraph of the covenant described under the captions entitled "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (2) Liens in favor of the Authority or a Restricted Subsidiary;

     (3) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers' compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

     (4) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

     (5) Liens existing on the date of the Indentures;

     (6) Liens arising as a result of survey exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Authority or any of its Restricted Subsidiaries;

     (7) Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

     (8) Liens incurred as a result of any interest or title of a lessor or lessee under any lease of property (including any Lien granted by such lessor or lessee but excluding any Lien arising in respect of a Financing Lease);

     (9) Liens in favor of the Tribe representing the ground lessor's interest under the Lease;

     (10) Liens on property existing at the time or acquisition thereof by the Authority or a Restricted Subsidiary; provided, that such Liens were in existence before the contemplation of such acquisition;

     (11) Liens for taxes, assessments or governmental charges, claims or rights that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (12) Liens securing Indebtedness permitted under clause (7) of the second paragraph of the covenant described under the captions entitled "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Liens are no more extensive that the liens securing the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded thereby; and

     (13) Liens incurred in the ordinary course of business of the Authority or a Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property and materially impair the use thereof in the operation of business by the Authority; provided however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings,

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

  improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA, provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA;

     (14) Liens created by or resulting from any legal proceeding with respect to which the Authority or a Restricted Subsidiary is prosecuting an appeal proceeding for review and the Authority or such Restricted Subsidiary is maintaining adequate reserves in connection with GAAP; and

     (15) any Lien on the assets in the Defeasance Trust with respect to the obligations of the Junior Subordinated Notes.

   "Permitted Proceed Uses" means

     (1) uses of the proceeds described in this Prospectus under "Use of Proceeds;" and

     (2) payments of principal, premium or interest on the Senior Exchange Notes and the Senior Subordinated Exchange Notes.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Authority or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Authority or any of its Restricted Subsidiaries; provided that

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of prepayment premiums and reasonable expenses incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that if the original maturity date of such Indebtedness is after the Stated Maturity of the Senior Exchange Notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 180 days after the Senior Exchange Notes;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Exchange Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Senior Exchange Notes on terms at least as favorable to the holders of Senior Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by the Authority or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Principal Business" means the Class II and Class III casino Gaming (as such terms are defined in IGRA) and resort business and any activity or business incidental, directly related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by the Authority.

   "Related Business" means any business related to the Principal Business.

   "Relinquishment Agreement" means the Relinquishment Agreement dated February 7, 1998 between the Authority and TCA.

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

   "Resort" means the multi-amenity gaming and entertainment resort located in Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements proposed to be constructed adjacent thereto, as described in this Prospectus but excluding (i) any obsolete personal property or real property improvement determined by the Authority to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Senior Exchange Notes" means the Authority's 8 1/8% Senior Exchange Notes due 2006 issued pursuant to the Senior Notes Registration Rights Agreement.

   "Senior Indebtedness" means

     (1) all Indebtedness outstanding under the Credit Facilities and all Hedging Obligations with respect thereto including, without limitation, all principal, interest, fees and other amounts payable with respect thereto, including any interest which accrues following any bankruptcy or insolvency of the Authority, the Tribe or any Subsidiary Guarantor;

     (2) any other Indebtedness permitted to be incurred by the Authority under the terms of the Indentures, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Exchange Notes;

     (3) all Obligations with respect to the foregoing; and

     (4) at anytime, the Senior Relinquishment Payments (as defined in the Relinquishment Agreement) to the extent then due and owing pursuant to the terms of the Relinquishment Agreement at such time.

   Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include

     (1) any Indebtedness of the Authority to any of its Restricted Subsidiaries or other Affiliates; or

     (2) any Indebtedness that is incurred in violation of the Indentures.

   "Senior Exchange Notes" means the Authority's 8 1/8% Senior Exchange Notes due 2006.

   "Senior Subordinated Exchange Notes" means the Authority's 8 3/4% Senior Subordinated Exchange Notes due 2009 issued pursuant to the Senior Subordinated Notes Registration Rights Agreement.

   "Senior Subsidiary Guarantee" means the joint and several guarantee by the Authority's Subsidiaries of the Authority's obligations under the Senior Exchange Notes, in substantially the form of such Senior Subsidiary Guarantee attached as Exhibit E to the Senior Notes Indenture.

   "Senior Subordinated Exchange Notes" means the Authority's 8 3/4% Senior Subordinated Exchange Notes due 2009.

   "Senior Subordinated Subsidiary Guarantee" means the joint and several guarantee by the Authority's Subsidiaries of the Authority's obligations under the Senior Subordinated Exchange Notes, in substantially the form of such Senior Subordinated Subsidiary Guarantee attached as Exhibit E to the Senior Subordinated Notes Indenture.

   "Side Letters" means (i) that certain Side Letter, dated February 7, 1998 regarding the Junior Subordinated Notes, as amended; (ii) that certain Side Letter, dated February 7, 1998 relating to various waivers under the existing Management Agreement; (iii) that certain Side Letter, dated February 7, 1998, regarding the use of TCA personnel following this termination of the Management Agreement; (iv) that certain Side Letter, dated February 22, 1999, regarding the previously proposed exchange of Junior Subordinated Notes for Senior Subordinated Exchange Notes and (v) that certain Side Letter, dated February 22, 1999, regarding the earlier Side Letters, in connection with the defeasance of the Junior Subordinated Notes.

   "Significant Subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the date of the Indentures, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for the payment thereof.

   "Subordinated Indebtedness" means any Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any obligation on, in the case of the Senior Exchange Notes, the Senior Exchange Notes and, in the case of the Senior Subordinated Exchange Notes, the Senior Subordinated Exchange Notes.

   "Subsidiary" means:

     (1) any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of the Indentures; or

     (2) with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality of the Authority shall not be a Subsidiary of the Authority.

   "Subsidiary Guarantor" means any Subsidiary of the Authority that executes a Senior Subsidiary Guarantee or a Senior Subordinated Subsidiary Guarantee, as the case may be, in accordance with the provisions of the respective Indentures.

   "Sun International" means Sun International Hotels Limited, a Bahamian corporation or any of its affiliates.

   "TCA" means Trading Cove Associates.

   "Tender Offer" means the Tender Offer and the Consent Solicitation with respect to $175.0 million aggregate principal amount of the Existing Secured Notes.

   "Tribal Gaming Ordinance" means the ordinance and any amendments thereto, and all related or implementing ordinances, including without limitation, the Gaming Authority Ordinance, enacted on July 15, 1995 which are enacted by the Tribe or authorize and regulate gaming on the Mohegan Reservation pursuant to IGRA.

   "Tribal Tax Code" means any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that may be imposed by the State of Connecticut that the Tribe may impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than those imposed by the State of Connecticut.

   "Tribal Council" means the Tribe's nine member elected council which exercises all the legislative and executive powers of the Tribe.

   "Tribe" means the Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. (S) 83.

   "Unrestricted Subsidiary" means any Subsidiary that is designated in writing by the Authority as an Unrestricted Subsidiary, but only to the extent that such Subsidiary

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with the Authority or any Restricted Subsidiary of the Authority unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Authority or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Authority;

     (3) is a Person with respect to which neither the Authority nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Authority or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of the Authority or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Authority or any of its Restricted
  Subsidiaries.

   Any such designation by the Management Board shall be evidenced to the Trustees by filing with the Trustees a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the captions "--Certain Covenants-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Authority as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Authority shall be in default of such covenant). The Authority may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Authority of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the captions "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Board or Board of Directors, as the case may be, of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Authority has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   The Authority will not receive any proceeds from any sale or Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of one year after the Expiration Date, the Authority will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Authority has agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the holders of the Outstanding Notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters with regard to the validity of the Exchange Notes will be passed upon for the Authority by Hogan & Hartson L.L.P., Washington, D.C. Latham & Watkins, New York, New York, has acted as counsel for the initial purchasers of the Outstanding Notes.

                              INDEPENDENT AUDITORS

   The financial statements of the Authority at September 30, 1998 and September 30, 1997, and for the fiscal years then ended, appearing in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is included herein.

                       WHERE YOU CAN GET MORE INFORMATION

   The Authority, although not subject to the informational requirements of the Securities Exchange Act of 1934, has agreed, according to the terms of the identures governing our Exchange Notes and which will govern the Exchange Notes, to subject itself to the reporting requirements of the Exchange Act, and, in conformance with our indentures, files information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy any of this information at the SEC's public reference rooms at:

   Public Reference Room   New York Regional Office   Chicago Regional Office
   450 Fifth Street, NW    7 World Trade Center       Citicorp Center
   Washington, DC 200549   Suite 1300                 500 West Madison Street
                           New York, New York 10048   Suite 1400
                                                      Chicago, Illinois 60661-
                                                      2511

   You may call the SEC at 1-800-SEC-0330

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Public Accountants..................................  F-2

Financial Statements
  Balance Sheets as of September 30, 1998 and 1997........................  F-3
  Statements of Income (Loss) for the Year ended September 30, 1998 and the Period October 12, 1996 (date of commencement of operations)
   through September 30, 1997.............................................  F-4
  Statements of Capital for the Year ended September 30, 1998 and the
   Period October 12, 1996 (date of commencement of operations) through
   September 30, 1997.....................................................  F-5
  Statements of Cash Flows for the Years ended September 30, 1998 and
   1997...................................................................  F-6
  Notes to Financial Statements...........................................  F-7

Review Report of Independent Public Accountants........................... F-17

Unaudited Financial Statements
  Balance Sheets as of December 31, 1998 and September 30, 1998 (audit-
   ed).................................................................... F-18
  Statements of Income for the Quarter Ended December 31, 1998 and 1997... F-19
  Statements of Capital for the Quarter Ended December 31, 1998 and 1997.. F-20
  Statements of Cash Flows for the Quarter Ended December 31, 1998 and
   1997................................................................... F-21
  Notes to Financial Statements........................................... F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Mohegan Tribal Gaming Authority:

   We have audited the accompanying balance sheets of the Mohegan Tribal Gaming Authority (the Authority) as of September 30, 1998 and 1997, and the related statements of income (loss) and capital for the year ended September 30, 1998 and for the period October 12, 1996 (date of commencement of operations), through September 30, 1997 and statements of cash flows for the years ended September 30, 1998 and 1997. These financial statements are the responsibility of the Authority's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Mohegan Tribal Gaming Authority as of September 30, 1998 and 1997, and the results of its operations for the year ended September 30, 1998 and for the period October 12, 1996 (date of commencement of operations), through September 30, 1997 and its cash flows for the years ended September 30, 1998 and 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Hartford, Connecticut
December 21, 1998

                        MOHEGAN TRIBAL GAMING AUTHORITY

                                 BALANCE SHEETS
                                 (in thousands)

                                                    September 30, September 30,
                                                        1998          1997
                                                    ------------- -------------
                      ASSETS
Current Assets:
  Cash and cash equivalents (Note 3)...............   $  36,264     $ 40,387
  Restricted cash (Note 4).........................      74,466       48,457
  Receivables, net (Note 5)........................       3,067        1,140
  Inventories......................................       5,027        4,516
  Other current assets.............................       2,136        1,263
                                                      ---------     --------
    Total current assets...........................     120,960       95,763
Non-Current Assets:
  Property and equipment, net (Note 6).............     296,380      280,216
  Trademark........................................     130,000          --
  Other assets.....................................       7,140       10,995
                                                      ---------     --------
    Total assets...................................   $ 554,480     $386,974
                                                      =========     ========
              LIABILITIES AND CAPITAL
Current Liabilities:
  Current portion of capital lease obligations
   (Note 9)........................................   $  11,004     $  9,200
  Accounts payable and accrued expenses (Note 7)...      46,857       35,985
  Accrued interest payable (Note 8)................      14,692       12,912
                                                      ---------     --------
    Total current liabilities......................      72,553       58,097
Non-Current Liabilities:
  Long-term debt (Note 8)..........................     296,539      282,909
  Relinquishment liability (Note 13)...............     549,125          --
  Capital lease obligations, net of current portion
   (Note 9)........................................      18,563       24,037
                                                      ---------     --------
    Total liabilities..............................     936,780      365,043
                                                      ---------     --------
Commitments and Contingencies (Note 12)
Capital:
  Total capital....................................    (382,300)      21,931
                                                      ---------     --------
  Total liabilities and capital....................   $ 554,480     $386,974
                                                      =========     ========


   The accompanying notes are an integral part of these financial statements.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                          STATEMENTS OF INCOME (LOSS)
                                 (in thousands)

                                                                  For the period
                                                                   October 12,
                                                                  1996 (date of
                                                                   commencement
                                                   For the Fiscal of operations)
                                                     Year Ended      through
                                                   September 30,  September 30,
                                                        1998           1997
                                                   -------------- --------------
Revenues:
  Gaming..........................................   $ 543,870       $440,540
  Food and beverage...............................      55,544         46,925
  Retail and other................................      36,328         21,489
  Bingo operations................................       5,673          3,148
                                                     ---------       --------
  Gross revenues..................................     641,415        512,102
  Less--Promotional allowances....................     (66,272)       (44,265)
                                                     ---------       --------
  Net revenues....................................     575,143        467,837
                                                     ---------       --------
Costs and Expenses:
  Gaming..........................................     237,946        209,086
  Food and beverage...............................      21,212         24,168
  Retail and other................................      24,607         16,282
  Bingo operations................................       3,529          4,508
  General and administration......................      87,529         78,366
  Management fee..................................      47,442         23,243
  Depreciation and amortization...................      17,528         32,155
                                                     ---------       --------
    Total costs and expenses......................     439,793        387,808
                                                     ---------       --------
  Income from operations..........................     135,350         80,029
                                                     ---------       --------
Other income (expense):
  Interest and other income.......................       2,400          1,795
  Interest expense................................     (50,172)       (45,137)
                                                     ---------       --------
                                                       (47,772)       (43,342)
                                                     ---------       --------
  Income before extraordinary items...............      87,578         36,687
  Extraordinary items (Note 14)...................    (419,457)           --
                                                     ---------       --------
  Net income (loss)...............................   $(331,879)      $ 36,687
                                                     =========       ========


   The accompanying notes are an integral part of these financial statements.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                             STATEMENTS OF CAPITAL
                                 (in thousands)

                                                                 For the period
                                                                  October 12,
                                                                 1996 (date of
                                                                  commencement
                                                  For the Fiscal of operations)
                                                    Year Ended      through
                                                  September 30,  September 30,
                                                       1998           1997
                                                  -------------- --------------
Beginning balance................................   $  21,931       $    --
Net income (loss)................................    (331,879)        36,687
Distributions to Tribe...........................     (72,352)       (14,756)
                                                    ---------       --------
Ending balance...................................   $(382,300)      $ 21,931
                                                    =========       ========





   The accompanying notes are an integral part of these financial statements.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                       For the       For the
                                                       Fiscal        Fiscal
                                                     Year Ended    Year Ended
                                                    September 30, September 30,
                                                        1998          1997
                                                    ------------- -------------
Cash flows provided by operating activities:
  Net income (loss)................................   $(331,879)    $ 36,687
  Adjustments to reconcile net income (loss) to net
   cash flow provided by operating activities:
    Depreciation and amortization..................      17,528       32,155
    Relinquishment expense.........................     419,125          --
    Loss on early extinguishment of debt...........         332          --
    Loss on asset disposal.........................         124          --
    Provision for losses on receivables............         523          231
  Changes in operating assets and liabilities:
    (Increase) decrease in receivables and other
     assets........................................      (1,064)         177
    Increase in accounts payable and accrued ex-
     penses........................................      29,886       47,970
                                                      ---------     --------
    Net cash flows provided by operating activi-
     ties..........................................     134,575      117,220
                                                      ---------     --------
Cash flows used in investing activities:
  Purchase of property and equipment...............     (32,731)     (13,010)
  Decrease in construction payable.................      (3,604)     (40,646)
                                                      ---------     --------
    Net cash flows used in investing activities....     (36,335)     (53,656)
                                                      ---------     --------
Cash flows (used in) provided by financing activi-
 ties:
  Distributions to Tribe...........................     (72,352)     (14,756)
  Increase in short-term borrowings................         --         7,056
  Proceeds from equipment financing................       9,772       17,439
  Payment on equipment financing and short-term
   borrowings......................................     (13,774)     (19,996)
  Additional borrowing under Secured Completion
   Guarantee.......................................         --        23,000
                                                      ---------     --------
    Net cash flows (used in) provided by financing
     activities....................................     (76,354)      12,743
                                                      ---------     --------
  Net increase in cash and cash equivalents........      21,886       76,307
  Cash and cash equivalents at beginning of peri-
   od..............................................      88,844       12,537
                                                      ---------     --------
  Cash and cash equivalents at end of period.......   $ 110,730     $ 88,844
                                                      =========     ========
Supplemental disclosures:
  Cash paid during the period for interest.........   $  34,763     $ 30,140
  Debt assumed from acquisition of property........   $     --      $ 22,739
  Trademark........................................   $ 130,000     $    --

   The accompanying notes are an integral part of these financial statements.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1998 AND 1997

Note 1--Organization and Basis of Presentation

   The Mohegan Tribal Gaming Authority (the "Authority"), established on July 15, 1995, is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"). The Tribe established the Authority with the exclusive power to conduct and regulate gaming activities for the Tribe. Under the Indian Gaming Regulatory Act of 1988, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a tribal state compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact (the "Mohegan Compact") that has been approved by the U.S. Secretary of the Interior. On October 12, 1996, the Authority opened a casino known as Mohegan Sun ("Mohegan Sun").

   The Authority is governed by a Management Board, which consists of the nine members of the Tribal Council. The Management Board has engaged Trading Cove Associates ("TCA"), a Connecticut general partnership, to manage the operation of Mohegan Sun pursuant to a seven-year contract (the "Management Agreement"). TCA is 50% owned by Sun Cove Limited, an affiliate of Sun International Hotels Limited ("Sun International"), and 50% owned by Waterford Gaming L.L.C. (See
Note 13 for discussion of Relinquishment Agreement between the Tribe and TCA).

Note 2--Summary of Significant Accounting Policies

 Management's Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Authority classifies as cash all highly liquid investments with a maturity of three months or less when purchased. Cash equivalents are carried at cost, which approximates market value.

 Inventories

   Inventories are stated at the lower of the cost or market value. Cost is determined by using the first-in, first-out method.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line basis over the estimated useful lives of the assets as follows:

   Buildings and land improvements....................................  40 years
   Furniture and equipment............................................ 3-7 years

   The costs of significant improvements are capitalized. Costs of normal repairs are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the determination of income.

 Long-Lived Assets

   The Authority adopted the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets," ("SFAS 121"). SFAS 121 requires, among other

                        MOHEGAN TRIBAL GAMING AUTHORITY
things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Authority does not believe that any asset impairment exists in the recoverability of its long-lived assets as of September 30, 1998.

 Fair Value of Financial Instruments

   The fair value amounts disclosed below have been reported to meet the disclosure requirements of SFAS No. 107, "Disclosures about Fair Values of Financial Instruments" and are not necessarily indicative of the amounts that the Authority could realize in a current market exchange.

   The carrying amount of cash and cash equivalents, receivables, accounts payables and accrued expenses, and capital lease obligations approximate fair value.

   At September 30, 1998, the fair value of the Authority's financing facilities and related deferred interest ($31.5 million at September 30, 1998) is as follows:

   Existing Secured Notes......................................... $207 million
   Junior Subordinated Notes...................................... $106 million

 Revenue Recognition

   The Authority recognizes casino revenue as gaming wins less gaming losses. Revenues from food and beverage, retail and special events are recognized at the time the service is performed.

 Promotional Allowances

   The retail value of food and beverage and other services furnished to casino guests without charge is included in gross revenue and then deducted as promotional allowances.

   The estimated value of providing such promotional allowances was included in revenues as follows (in thousands):

                                                              For the period
                                                             October 12, 1996
                                                          (date of commencement
                                       For the year ended of operations) through
                                       September 30, 1998   September 30, 1997
                                       ------------------ ----------------------
   Food and beverage..................      $34,783              $26,871
   Retail.............................       28,027               15,955
   Other..............................        3,462                1,439
                                            -------              -------
                                            $66,272              $44,265
                                            =======              =======

 Advertising

   The Authority expenses the production costs of advertising the first time the advertising takes place, except for billboard advertising which is capitalized and amortized over its expected period of future benefits. The capitalized costs of the advertising are amortized over the terms of the contract following the month in which it appears.

 Trademarks

   Trademarks are amortized on a straight-line basis over the estimated periods benefited, but not exceeding 40 years.

                        MOHEGAN TRIBAL GAMING AUTHORITY

 Income Taxes

   The Tribe is an "Indian Tribal Government" within the meaning of sections 7701(a)(40) and 7871 of the Internal Revenue Code of 1986. As such, the Authority has tax-exempt status with respect to federal and state income taxes.

 New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying of comprehensive income and its components in the financial statements. Adoption of SFAS No. 130 is required for fiscal years beginning after December 15, 1997. Management believes the adoption of SFAS No. 130 will not have a material impact on the Authority's financial position or results of operations.

   In June 1997, Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information" was issued. This statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. Adoption of SFAS No. 131 is required for fiscal years beginning after December 15, 1997. The Authority currently discloses financial data in accordance with existing accounting and disclosure requirements. At the appropriate time the Authority will modify its current presentation, if necessary, to meet the requirements of SFAS No. 131. Management believes the adoption of SFAS No. 131 will have no impact on the Authority's financial position or results of operations.

   In June 1998, Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement revises the accounting for derivative financial instruments. The Authority is currently analyzing the impacts of this statement which management does not expect to have a material impact on the Authority's financial position or results of operations.

   In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities," which revises the accounting for start-up costs and will require the expensing of certain costs which the Authority has historically capitalized. The Authority is currently analyzing the impacts of this statement, which is effective for fiscal years beginning after December 15, 1998. Management does not expect this statement to have a material impact on the Authority's financial position or results of operations.

 Reclassifications

   Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

Note 3--Cash and Cash Equivalents

   At September 30, 1998 and 1997, the Authority had $5.3 million and $14.0 million, respectively invested in commercial paper. For reporting purposes, cash equivalents include all operating cash as well as in-house funds.

                        MOHEGAN TRIBAL GAMING AUTHORITY

Note 4--Restricted Cash

   Components of restricted cash were as follows (in thousands):

                                                     September 30, September 30,
                                                         1998          1997
                                                     ------------- -------------
   Replacement reserve..............................    $   250       $ 1,500
   Cash maintenance.................................     10,000         4,500
   Interest and excess cash flow....................     64,216        42,457
                                                        -------       -------
                                                        $74,466       $48,457
                                                        =======       =======

 Replacement Reserve Fund

   Pursuant to terms of the Management Agreement, TCA is required to establish a Replacement Reserve Fund, which may be used to pay any approved budgeted capital expenditures. Any portion of the Replacement Reserve Fund which remains unused at the end of any fiscal year will be carried forward to the following year. TCA and the Tribe are each required to make monthly contributions to the Replacement Reserve Fund at the rate of 60% from the Tribe and 40% from TCA up to a combined total of $3.0 million per year from both parties. As of September 30, 1998 and 1997, the unused balance in the Replacement Reserve Fund totaled $250,000 and $1.5 million, respectively.

 Cash Maintenance Account

   The Existing Secured Notes provide that the Authority shall deposit into the Cash Maintenance Account, on a monthly basis, 1/2 of $6.0 million, for each calendar year, plus any amounts deferred from any prior month, no later than 25 days after the end of such calendar month. As required under the Existing Secured Notes, $10.0 million and $4.5 million have been deposited in the Cash Maintenance Account as of September 30, 1998 and 1997, respectively.

 Interest and Excess Cash Flow Account

   The Existing Secured Notes provide that the Authority shall deposit into the Interest and Excess Cash Flow Account, on a monthly basis, the amount of fixed interest accrued during the prior month on the Senior Secured Notes, 50% of the Excess Cash Flow (as defined) for the prior month on the Existing Secured Notes, 100% of all Deferred Subordinated Interest for the prior month, and the amount of Cash Flow Participation Interest accrued for the prior month. Amounts deposited into the Interest and Excess Cash Flow Account are invested only in cash or cash equivalents (See Note 8).

Note 5--Accounts Receivable

   The Authority maintains an allowance for doubtful accounts which is based on management's estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the credit worthiness of the customer. The collectibility of these receivables could be affected by future business or economic trends. Although management believes the allowance is adequate, it is possible that the estimated amount of cash collections could change.

   At September 30, 1998 and 1997, the Authority established $348,000 and $187,000, respectively in allowance for doubtful accounts.

                        MOHEGAN TRIBAL GAMING AUTHORITY

Note 6--Property and Equipment, Net

   Components of property and equipment were as follows (in thousands):

                                                     September 30, September 30,
                                                         1998          1997
                                                     ------------- -------------
   Land.............................................   $ 28,581      $ 28,581
   Land improvements................................     47,350        41,016
   Buildings........................................    176,514       162,651
   Furniture and equipment..........................     64,153        55,014
   Construction in progress.........................      8,576         5,445
                                                       --------      --------
                                                        325,174       292,707
   Less: accumulated depreciation...................    (28,794)      (12,491)
                                                       --------      --------
                                                       $296,380      $280,216
                                                       ========      ========

Note 7--Accounts Payable and Accrued Expenses

   Components of accounts payable and accrued expenses were as follows (in thousands):

                            September 30, September 30,
                                1998          1997
                            ------------- -------------
   Trade payables..........    $ 7,558       $ 5,054
   Accrued payroll and re-
    lated taxes and bene-
    fits...................      9,931         9,955
   Accrued gaming taxes....      9,242         7,017
   Other accrued liabili-
    ties...................     20,126        13,959
                               -------       -------
                               $46,857       $35,985
                               =======       =======

Note 8--Financing Facilities

   The Authority has a $2.5 million line-of-credit and letter of credit arrangement with Fleet National Bank. Interest is payable at the bank's base rate or LIBOR option. Borrowings are collateralized by substantially all assets of the Authority. This arrangement expires on March 31, 2000. As of September 30, 1998, the Authority has issued letters of credit of $1.9 million and has no borrowings outstanding under the line of credit.

   Financing facilities, as described below, consisted of the following (in thousands):

                                                     September 30, September 30,
                                                         1998          1997
                                                     ------------- -------------
   Existing Secured Notes...........................   $175,000      $175,000
   Junior Subordinated Notes........................    121,539       107,909
                                                       --------      --------
                                                       $296,539      $282,909
                                                       ========      ========

 Existing Secured Notes

   On September 29, 1995, the Authority issued $175 million in senior secured notes (the "Existing Secured Notes") with fixed interest payable at a rate of 13.50% per annum and Cash Flow Participation Interest, as defined therein, in an aggregate amount of 5.0% of the Authority's Cash Flow up to, during any two consecutive semi-annual periods, ending September 30, $250 million of the Authority's Cash Flow. Fixed interest is payable semi-annually and commenced May 15, 1996. The aggregate amount of Cash Flow

                        MOHEGAN TRIBAL GAMING AUTHORITY

Participation Interest payable will be reduced pro rata for reductions in outstanding principal amount of Existing Secured Notes. The payment of Cash Flow Participation Interest may be deferred if the Authority's Fixed Charge Coverage Ratio, as defined, is less than 2.0 to 1.0. For the year ended September 30, 1998 and for the period from October 12, 1996 (date of commencement of operations) through September 30, 1997, the Authority's Fixed Charge Coverage Ratio was 4.0 and 3.0 respectively. The Existing Secured Notes are redeemable at set prices as set forth in the Existing Secured Notes after November 15, 1999, at the option of the Authority. Upon the occurrence of certain events (as specified in the Existing Secured Notes) each holder of Existing Secured Notes can require the Authority to repurchase the notes at prices specified.

   Beginning with the fiscal year ending September 30, 1997, the Authority is required within 120 days, under certain circumstances, to offer to purchase, at set prices, certain amounts of Existing Secured Notes then outstanding, under the Excess Cash Purchase Offer, as defined in the Existing Secured Notes (See Excess Cash Purchase Offer below).

 Subordinated Notes

   The Authority has obtained $90.0 million of subordinated financing from Sun International and Waterford Gaming L.L.C. in the form of notes ("Junior Subordinated Notes"). The Authority has issued $20.0 million of Junior Subordinated Notes to each of Sun International and Waterford Gaming L.L.C., which notes bear interest at 15.0% per year. The Authority also has issued $50.0 million of Junior Subordinated Notes to Sun International evidencing draws made by the Authority under the secured completion guarantee provided by Sun International ("Secured Completion Guarantee"). Each Junior Subordinated
Note issued under the Secured Completion Guarantee bears interest at the rate per annum then most recently announced by Chase Manhattan Bank (f/k/a Chemical Bank of New York) as its prime rate plus 1% which shall be set and revised at intervals of six months. The interest rates were 9.5% at September 30, 1998 and September 30, 1997. Interest on the Junior Subordinated Notes is payable semi-annually, provided, however that all such interest is deferred and will not be paid until at least half of the Existing Secured Notes have been offered to be repurchased or retired, pursuant to the terms of the Existing Secured Notes, and certain other conditions have been fulfilled. Accrued and deferred interest payable on the Junior Subordinated Notes is $31.5 million and $17.9 million at September 30, 1998 and 1997, respectively. All Junior Subordinated Notes are due 2003; however, principal cannot be paid until the Existing Secured Notes have been paid in full, unless certain conditions are met. During October 1998 and October 1997, a total of $5.0 million of Junior Subordinated Notes issued to Sun International pursuant to the Secured Completion Guarantee were purchased by Waterford Gaming L.L.C.

   In the event that the holders of the Existing Secured Notes reject all or any portion of the Excess Cash Purchase Offer, as defined in the Existing Secured Notes Indenture, the Authority is required to offer to purchase, at par, certain amounts of the Junior Subordinated Notes then outstanding. See Excess Cash Purchase Offer below for such offer made by the Authority.

 Excess Cash Purchase Offer

   Pursuant to the Existing Secured Notes, the Authority is required to make an Excess Cash Purchase Offer to all holders of the Existing Secured Notes within 120 days after each fiscal year end of the Authority, commencing September 30, 1997. The Excess Cash Purchase Offer equals 50% of the Excess Cash Flow, as defined, plus 100% of the Deferred Subordinated Interest.

   An Excess Cash Purchase Offer of $29.1 million was made on January 28, 1998 for the period October 12, 1996 (date of commencement of operations) through September 30, 1997. In accordance with the Existing Secured Notes Indenture, the Authority offered to purchase the Existing Secured Notes at 113.5% of the principal amount of the Existing Secured Notes plus accrued and unpaid interest to the purchase date. The

                        MOHEGAN TRIBAL GAMING AUTHORITY

Excess Cash Purchase Offer expired, by its terms, on February 25, 1998, and none of the holders of the Existing Secured Notes accepted the offer.

   On March 12, 1998, pursuant to the Junior Subordinated Notes purchase agreement, an offer to repurchase in the amount of the Excess Cash Purchase Offer was made to the holders of the Junior Subordinated Notes. The offer period concluded on April 2, 1998, and the holders of the Junior Subordinated Notes also rejected the offer. On April 3, 1998, as permitted by the Existing Secured Notes Indenture, the Authority distributed the Excess Cash Purchase Offer of $29.1 million to the Tribe. The Authority will make an Excess Cash Purchase Offer to all holders of the Existing Secured Notes within 120 days of September 30, 1998, pursuant to the Existing Secured Notes. For the fiscal year ended September 30, 1998, it is estimated that this offer will be approximately $51.2 million.

Note 9--Leases

   At September 30, 1998, the Authority was obligated under non-cancelable operating leases and capital leases to make future minimum lease payments as follows:

                                                             Operating Capital
   Fiscal Year Ending September 30,                           Leases    Leases
   --------------------------------                          --------- --------
                                                               (In thousands)
   1999.....................................................  $3,600   $ 13,215
   2000.....................................................   2,680     13,215
   2001.....................................................      84      4,835
   2002.....................................................     --       1,965
                                                              ------   --------
   Total minimum lease payment..............................  $6,364     33,230
                                                              ======
   Amount representing interest.............................             (3,663)
                                                                       --------
   Total obligation under capital leases....................             29,567
   Less: Amount due within one year.........................            (11,004)
                                                                       --------
   Amount due after one year................................           $ 18,563
                                                                       ========

   Rent expense on the non-cancelable operating leases was $3.6 million and $11.1 million for the year ended September 30, 1998 and the period from October 12, 1996 (date of commencement of operations) through September 30, 1997, respectively.

   The Authority's debt agreements require, among other restrictions, the maintenance of various financial covenants and terms including a fixed charge coverage ratio, a debt to adjusted net worth ratio, and a debt service coverage ratio.

Note 10--Related Party Transactions

   The Tribe provided governmental and administrative services to the Authority in conjunction with the operation of Mohegan Sun. For both the year ended September 30, 1998 and for the period October 12, 1996 (date of commencement of operations) through September 30, 1997, the Authority incurred $7.7 million of expenses for such services, of which $7.4 million and $6.9 million was paid as of September 30, 1998 and 1997, respectively.

   The Tribe, through one of its limited liability companies, has provided goods to the Authority for resale at its retail location.

                        MOHEGAN TRIBAL GAMING AUTHORITY

   The Tribe, through two other limited liability companies, has entered into various land lease agreements with the Authority for access, parking and related purposes for Mohegan Sun.

   The Authority engages McFarland Johnson, Inc. for surveyance, civil engineering, and professional design services. Roland Harris, Chairman of the Management Board is a consultant for this corporation for a fixed fee. For the fiscal year ended September 30, 1998, the Authority incurred $54,354 for such services.

   Under terms of the Management Agreement, the Authority may award service contracts or purchase services from qualified members of the Tribe if the costs of services are competitive in the local market.

   As of September 30, 1998, 190 employees of the Authority are Mohegan tribal members.

   The executive officers of Mohegan Sun have been granted stock options from Sun International. The options vest over a seven-year period.

Note 11--Employee Benefit Plans

   Effective February 10, 1997, the Authority adopted a retirement savings plan for its employees under Section 401 of the Internal Revenue Code. The plan allows employees of the Authority to defer up to the lesser of the maximum amount prescribed by the Internal Revenue Code or 15% of their income on a pre-tax basis, through contributions to this plan. The Authority matches 50% of eligible employees' contributions up to a maximum of 4% of their individual earnings. The Authority recorded matching contributions of approximately $1.4 million and $792,000, respectively, to this plan for the year ended September 30, 1998 and the period ended September 30, 1997.

   Effective September 1, 1998, the Authority adopted the MTGA Non-Qualified Deferred Compensation Plan. This plan allows highly compensated employees, as defined in Section 414(q) of the Internal Revenue Code, to defer up to 100% of their income to the plan. As of September 30, 1998 there have been no contributions by eligible employees to this plan.

Note 12--Commitments and Contingencies

 The Mohegan Compact

   The Mohegan Compact stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut ("Slot Win Contribution"). For each 12-month period commencing July 1, 1995, the Slot Win Contribution shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80 million.

   The Slot Win Contribution payments will not be required if the State of Connecticut legalizes any other (except those consented to by the Mashantucket Pequot Tribe and Mohegan Tribe) gaming operations with slot machines or other commercial casino table games within Connecticut. The Authority has reflected $102.3 million and $80.7 million, respectively of gaming expense in its financial statements for the required Slot Win Contribution for the year ended September 30, 1998 and for the period from October 12, 1996 (date of commencement of operations) through September 30, 1997.

 Town of Montville Agreement

   On June 16, 1994, the Tribe and the Town of Montville (the "Town") entered into an agreement whereby the Tribe agreed to pay to the Town an annual payment of $500,000 to minimize the impact to the Town

                        MOHEGAN TRIBAL GAMING AUTHORITY
resulting from decreased tax revenues on reservation land held in trust. Two annual $500,000 payments payable beginning one year after the commencement of slot machine gaming activities, were remitted to the Town of Montville in October 1998 and 1997, respectively. Additionally, the Tribe agreed to make a one-time payment of $3.0 million towards infrastructure improvements to the Town's water system. The Tribe has assigned its rights and obligations in this agreement to the Authority. The Town is billing the Authority for the infrastructure improvements as the Town's costs are incurred. As of September 30, 1998, the Authority has paid $1.1 million to the Town of Montville towards improvements to the municipal water system, which has been included in other assets in the accompanying balance sheet and will be amortized over 40 years.

 Litigation

   The Authority is a defendant in certain litigation incurred in the normal course of business. In the opinion of management, based on the advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Authority's financial position or results of operations.

Note 13--TCA Agreements

 Management Agreement

   The Tribe and TCA entered into the Amended and Restated Gaming Facility Management Agreement (the "Management Agreement"), pursuant to which the Tribe has retained and engaged TCA, on an independent contractor basis, to operate, manage and market Mohegan Sun.

   The Tribe has assigned its rights and obligations under the Management Agreement to the Authority. The term of the Management Agreement is seven years. TCA holds responsibility to manage Mohegan Sun in exchange for payments ranging from 30% to 40% of net income, before management fees, as defined, depending upon profitability levels. Management fees totaled $47.4 million and $23.2 million, respectively, for the year ended September 30, 1998 and for the period ended September 30, 1997. As of September 30, 1998, $4.1 million was owed to TCA in connection with the Management Agreement.

 Relinquishment Agreement

   In February 1998, the Authority and TCA entered into an agreement, (the "Relinquishment Agreement"). The Relinquishment Agreement supersedes the Management Agreement effective the later of January 1, 2000 (the "Relinquishment Date"), or the date the existing Existing Secured Notes are refinanced or repaid, and provides that the Authority shall make certain payments to TCA out of, and determined as a percentage of, the gross revenues generated by Mohegan Sun over a 15-year period commencing on the Relinquishment Date. The payments ("Senior Relinquishment Payments" and the "Junior Relinquishment Payments"), each of which are calculated as 2.5% of revenues, as defined, have their own payment schedule and priority. Senior Relinquishment Payments commence at the end of the first three-month period following the Relinquishment Date and continue at the end of each three-month period occurring thereafter until the fifteenth anniversary of the Relinquishment Date. Junior Relinquishment Payments commence at the end of the first six-month period following the Relinquishment Date and continue at the end of each six-month period occurring thereafter until the fifteenth anniversary of the Relinquishment Date. Each Senior Relinquishment Payment and Junior Relinquishment Payment is an amount equal to 2.5% of the Revenues generated by Mohegan Sun over the immediately preceding three-month or six-month payment period, as the case may be. "Revenues" are defined as gross gaming revenues (other than Class II gaming revenue) and all other facility revenues (including, without limitation, hotel revenues, fees or receipts from convention/events center in the expansion and all rental or other receipts from lessees and concessionaires operating in the facility but not the gross receipts of such

                        MOHEGAN TRIBAL GAMING AUTHORITY
lessees, licenses and concessionaires). The Authority, in accordance with Financial Accounting Standards Board Statement No. 5, "Accounting for Contingencies", has recorded a relinquishment liability of the estimated present value of its obligations under the Relinquishment Agreement. The liability was estimated at $549.1 million as of September 30, 1998 and will be reassessed periodically. This amount was derived by discounting the present value of 5% of projected gross revenues by the Authority's risk free investment rate. The Authority has also recognized the value of the trademarks associated with the Mohegan Sun brand name as of the September 30, 1998. The Mohegan Sun trademarks, which were appraised by an independent consultant, are valued at $130.0 million. TCA's services will be retained, however, in the development and construction of the Phase II expansion (See "Development Agreement").

 Development Agreement

   The Authority has also negotiated a second agreement with TCA (the "Development Agreement"), which will make TCA the exclusive developer of the planned expansion of Mohegan Sun. Under the Development Agreement, TCA will oversee the planning, design and construction of the expansion of Mohegan Sun and will receive compensation of $14 million for such services.

Note 14--Extraordinary Items

   The Authority incurred $419.5 million of extraordinary items for the year ended September 30, 1998. Included in the expense is $332,000 related to the early extinguishment of debt and $419.1 million related to the Relinquishment Agreement discussed in Note 13.

Note 15--Subsequent Events

   On December 7, 1998, the Authority opened a 4,000 square foot gas station facility. The facility consists of 16 gasoline pumps, one diesel fuel pump, and a convenience store that offers fresh baked goods and retail items. The cost of the facility was approximately $5.9 million and is being financed through equipment leasing and internally generated funds.

   On December 23, 1998, the Authority borrowed the final $878,000 available in equipment financing from CIT Group at an interest rate of 7.75% over 48 months.

   The Tribe has announced an expansion of Mohegan Sun consisting of 100,000 square feet of additional gaming space, a luxury hotel with approximately 1,500 rooms, a convention/events center with seating for 10,000 patrons and 100,000 square feet of convention space. The expansion is estimated to cost $750 million (excluding capitalized interest and excluding a $50 million project contingency). The Tribe has chosen a site master planning firm, an architect and a project developer for the expansion. In connection with the expansion, the Existing Secured Notes and Junior Subordinated Notes will be refinanced. It is anticipated that a loss on the extinguishment of the Existing Secured Notes and Junior Subordinated Notes will be reflected in the Authority's second quarter financial statements for fiscal 1999.

   Effective January 1, 1999, the Authority will change the employer contribution match of its retirement savings plan to 100% of eligible employee contributions up to a maximum of 3% of their individual earnings. This retirement savings plan as discussed in Note 11, is pursuant to Section 401 of the Internal Revenue Code.

                REVIEW REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Mohegan Tribal Gaming Authority:

   We have reviewed the accompanying balance sheet of the Mohegan Tribal Gaming Authority (the Authority) as of December 31, 1998, and the related statements of income, capital and cash flows for the three-month periods ended December 31, 1998 and 1997. These financial statements are the responsibility of the Authority's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

   We have previously audited, in accordance with generally accepted auditing standards, the balance sheets of the Mohegan Tribal Gaming Authority as of September 30, 1998 and 1997, and the related statements of income (loss) and capital for the year ended September 30, 1998 and for the period October 12, 1996 (date of commencement of operations) through September 30, 1997 (not presented herein) and statements of cash flows for the years ended September 30, 1998 and 1997 (not presented herein) and in our report dated December 21, 1998, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet of the Mohegan Tribal Gaming Authority as of September 30, 1998, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

                                          Arthur Andersen LLP

Hartford, Connecticut
February 2, 1999

                        MOHEGAN TRIBAL GAMING AUTHORITY

                                 BALANCE SHEETS
                                 (in thousands)

                                                     December 31, September 30,
                                                         1998         1998
                                                     ------------ -------------
                                                     (unaudited)
                       ASSETS
Current Assets:
  Cash and cash equivalents.........................   $ 28,328     $ 36,264
  Restricted cash...................................     81,250       74,466
  Receivables, net..................................      1,735        3,067
  Inventories.......................................      5,776        5,027
  Other current assets..............................      2,349        2,136
                                                       --------     --------
    Total current assets............................    119,438      120,960
Non-Current Assets:
  Property and equipment, net.......................    298,181      296,440
  Trademark.........................................    130,000      130,000
  Other assets, net.................................      7,127        7,080
                                                       --------     --------
    Total assets....................................   $554,746     $554,480
                                                       ========     ========
              LIABILITIES AND CAPITAL
Current Liabilities:
  Current portion of capital lease obligations (Note
   3)...............................................   $ 11,463     $ 11,004
  Accounts payable and accrued expenses.............     44,382       46,857
  Accrued interest payable (Note 2).................      5,541       14,692
                                                       --------     --------
    Total current liabilities.......................     61,386       72,553
                                                       --------     --------
Non-Current Liabilities:
  Long-term debt (Note 2)...........................    300,191      296,539
  Relinquishment liability (Note 6).................    549,125      549,125
  Capital lease obligations, net of current portion
   (Note 3).........................................     16,344       18,563
                                                       --------     --------
    Total liabilities...............................    927,046      936,780
                                                       --------     --------
Commitments and Contingencies (Note 4)

Capital:
  Total capital.....................................   (372,300)    (382,300)
                                                       --------     --------
  Total liabilities and capital.....................   $554,746     $554,480
                                                       ========     ========


                The accompanying accountants' review report and notes to financial statements should be read in conjunction with these financial statements

                        MOHEGAN TRIBAL GAMING AUTHORITY

                              STATEMENTS OF INCOME
                                 (in thousands)

                                              For the Quarter   For the Quarter
                                                   Ended             Ended
                                             December 31, 1998 December 31, 1997
                                             ----------------- -----------------
                                                (unaudited)       (unaudited)
Revenues:
  Gaming....................................     $152,672          $119,798
  Food and beverage.........................       15,013            12,596
  Retail and other..........................       13,287            10,025
  Bingo operations..........................        3,442               929
                                                 --------          --------
  Gross revenues............................      184,414           143,348
  Less--Promotional allowances..............      (20,556)          (16,206)
                                                 --------          --------
  Net revenues..............................      163,858           127,142
                                                 --------          --------
Costs and Expenses:
  Gaming....................................       66,590            56,307
  Food and beverage.........................        5,386             4,940
  Retail and other..........................        9,113             6,390
  Bingo operations..........................        3,377               703
  General and administration................       27,622            23,740
  Management fee............................       13,645             7,404
  Depreciation and amortization.............        4,669             4,800
                                                 --------          --------
  Total costs and expenses..................      130,402           104,284
                                                 --------          --------
  Income from operations....................       33,456            22,858
                                                 --------          --------
Other income (expense):
  Interest and other income.................          615               648
  Interest expense..........................      (12,810)          (11,778)
                                                 --------          --------
                                                  (12,195)          (11,130)
                                                 --------          --------
  Net income................................     $ 21,261          $ 11,728
                                                 ========          ========


                The accompanying accountants' review report and notes to financial statements should be read in conjunction with these financial statements

                        MOHEGAN TRIBAL GAMING AUTHORITY

                             STATEMENTS OF CAPITAL
                                 (in thousands)

                                    For the Quarter Ended For the Quarter Ended
                                      December 31, 1998     December 31, 1997
                                    --------------------- ---------------------
                                         (unaudited)           (unaudited)
Beginning balance..................       $(382,300)             $21,931
Net income.........................          21,261               11,728
Distributions to Tribe.............         (11,261)              (6,395)
                                          ---------              -------
Ending balance.....................       $(372,300)             $27,264
                                          =========              =======





                The accompanying accountants' review report and notes to financial statements should be read in conjunction with these financial statements

                        MOHEGAN TRIBAL GAMING AUTHORITY

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                             For the Quarter   For the Quarter
                                                  Ended             Ended
                                            December 31, 1998 December 31, 1997
                                            ----------------- -----------------
                                               (unaudited)       (unaudited)
Cash flows provided by operating activi-
 ties:
  Net income...............................     $ 21,261          $ 11,728
  Adjustments to reconcile net income to
     net cash flow provided by operating
     activities:
    Depreciation and amortization..........        4,669             4,800
    Provision for losses on receivables....           83                19
  Changes in operating assets and liabili-
   ties:
    (Increase) decrease in receivables and
     other assets..........................          (56)              534
    Decrease in accounts payable and ac-
     crued expenses........................       (7,974)           (7,120)
                                                --------          --------
    Net cash flows provided by operating
     activities............................       17,983             9,961
                                                --------          --------
Cash flows used in investing activities:
  Purchase of property and equipment.......       (6,113)          (17,909)
  Decrease in construction payable.........          --             (3,604)
                                                --------          --------
    Net cash flows used in investing activ-
     ities.................................       (6,113)          (21,513)
                                                --------          --------
Cash flows used in financing activities:
  Distributions to Tribe...................      (11,261)           (6,395)
  Increase in short-term borrowings........          --                650
  Proceeds from equipment financing........          878               --
  Payment on equipment financing and short-
   term borrowings.........................       (2,639)           (2,212)
                                                --------          --------
    Net cash flows used in financing activ-
     ities.................................      (13,022)           (7,957)
                                                --------          --------
    Net decrease in cash and cash equiva-
     lents.................................       (1,152)          (19,509)
  Cash and cash equivalents at beginning of
   period..................................      110,730            88,844
                                                --------          --------
  Cash and cash equivalents at end of peri-
   od......................................     $109,578          $ 69,335
                                                ========          ========
Supplemental disclosures of cash flow in-
 formation:
  Cash paid during the period for inter-
   est.....................................     $ 18,309          $ 16,700
                                                ========          ========


                The accompanying accountants' review report and notes to financial statements should be read in conjunction with these financial statements

                        MOHEGAN TRIBAL GAMING AUTHORITY

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998
                                  (Unaudited)

1. Basis of Presentation:

   The Mohegan Tribal Gaming Authority (the "Authority"), established on July 15, 1995, is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the "Tribe"). The Tribe established the Authority with the exclusive power to conduct and regulate gaming activities for the Tribe. Under the Indian Gaming Regulatory Act of 1988, federally recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal land, subject to, among other things, the negotiation of a tribal state compact with the affected state. The Tribe and the State of Connecticut have entered into such a compact (the "Mohegan Compact") that has been approved by the Secretary of the Interior. On October 12, 1996, the Authority opened a casino known as Mohegan Sun Casino ("Mohegan Sun").

   The Authority is governed by a Management Board, which consists of the nine members of the Tribal Council. The Management Board has engaged Trading Cove Associates ("TCA"), a Connecticut general partnership, to manage the operation of Mohegan Sun pursuant to a seven year contract (the "Management Agreement"). TCA is 50% owned by Sun Cove Limited, an affiliate of Sun International Hotels Limited ("Sun International"), and 50% owned by Waterford Gaming L.L.C. (See
Note 6 for discussion of Relinquishment Agreement between the Tribe and TCA).

   The accompanying financial statements have been prepared in accordance with the accounting policies described in the Authority's 1998 Annual Report on Form 10-K and should be read in conjunction with the Notes to Financial Statements which appear in that report. The Balance Sheet at September 30, 1998, contained herein, was taken from the audited financial statements, but does not include all disclosures contained in the Form 10-K and required by generally accepted accounting principles.

   Certain amounts in the financial statements have been reclassified. The reclassification has no effect on the Authority's net income.

   In the opinion of the Authority, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been included. The results reflected in the financial statements for the quarter ended December 31, 1998 are not necessarily indicative of expected results for the full year, as the casino industry in Connecticut is seasonal in nature.

2. Financing Facilities:

 Line of Credit

   The Authority has a $2.5 million line-of-credit and letter of credit arrangement with Fleet National Bank. Interest is payable at the bank's base rate or LIBOR option. Borrowings are collateralized by a security interest in all of the Authority's cash deposit accounts with Fleet National Bank. This arrangement expires on March 31, 2000. As of December 31, 1998, the Authority has issued letters of credit of $1.9 million and has no borrowings outstanding under the line-of-credit.

   Financing facilities, as described below, consisted of the following (in thousands):

                                            December 31, 1998 September 30, 1998
                                            ----------------- ------------------
                                               (unaudited)
   Existing Secured Notes..................     $175,000           $175,000
   Junior Subordinated Notes...............      125,191            121,539
                                                --------           --------
                                                $300,191           $296,539
                                                ========           ========

                        MOHEGAN TRIBAL GAMING AUTHORITY

                               December 31, 1998
                                  (Unaudited)
 Existing Secured Notes

   On September 29, 1995, the Authority issued $175 million in senior secured notes (the "Existing Secured Notes") with fixed interest payable at a rate of 13.5% per annum and Cash Flow Participation Interest, as defined therein, in an aggregate amount of 5% of the Authority's Cash Flow up to, during any two consecutive semi-annual periods, ending September 30, $250 million of the Authority's Cash Flow. Fixed interest is payable semi-annually and commenced May 15, 1996. The aggregate amount of Cash Flow Participation Interest payable will be reduced pro rata for reductions in the outstanding principal amount of Existing Secured Notes. The payment of Cash Flow Participation Interest may be deferred if the Authority's Fixed Charge Coverage Ratio, as defined, is less than 2.0. For the quarters ended December 31, 1998 and 1997, the Authority's Fixed Charge Coverage Ratio was 4.0 and 3.0, respectively. The Existing Secured Notes are redeemable at set prices set forth in the Existing Secured Notes, after November 15, 1999, at the option of the Authority (see Note 8 for a discussion of the tender offer and consent solicitation). Upon the occurrence of certain events (as specified in the Existing Secured Notes) each holder of Existing Secured Notes can require the Authority to repurchase the notes at prices specified.

   Beginning with the fiscal year ended September 30, 1997, the Authority was required within 120 days, under certain circumstances, to offer to purchase, at set prices, certain amounts of Existing Secured Notes then outstanding, under the Excess Cash Purchase Offer, as defined in the Existing Secured Notes. See "Excess Cash Purchase Offer" below.

 Junior Subordinated Notes

   The Authority has obtained $90 million of subordinated financing from Sun International and Waterford Gaming L.L.C. in the form of notes ("Junior Subordinated Notes"). The Authority has issued $20 million of Junior Subordinated Notes to each of Sun International and Waterford Gaming L.L.C., which notes bear interest at 15% per year. The Authority also has issued $50 million in Junior Subordinated Notes to Sun International evidencing draws made by the Authority under the secured completion guarantee provided by Sun International ("Secured Completion Guarantee"). Each Junior Subordinated Note issued under the Secured Completion Guarantee bears interest at the rate per annum then most recently announced by the Chase Manhattan Bank (f/k/a Chemical Bank of New York) as its prime rate plus 1%, which shall be set and revised at intervals of six months. The interest rates were 8.75% and 9.5% at December 31, 1998 and 1997, respectively. Interest on the Junior Subordinated Notes is payable semi-annually, provided, however that all such interest is deferred and will not be paid until at least half of the Existing Secured Notes have been offered to be repurchased or retired, pursuant to the terms of the Existing Secured Notes, and certain other conditions have been fulfilled. Accrued and deferred interest payable on the Junior Subordinated Notes was $35.2 million and $21.2 million as of December 31, 1998 and 1997, respectively. All Junior Subordinated Notes are due 2003; however, principal cannot be paid until the Existing Secured Notes have been paid in full, unless certain conditions are met. During October 1998 and October 1997, a total of $5.0 million of Junior Subordinated Notes, issued to Sun International pursuant to the Secured Completion Guarantee were purchased by Waterford Gaming L.L.C.

   In the event that the holders of the Existing Secured Notes reject all or any portion of the Excess Cash Purchase Offer, as defined in the Existing Secured Notes Indenture, the Authority is required to offer to purchase, at par, certain amounts of the Junior Subordinated Notes then outstanding. See "Excess Cash Purchase Offer" below.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                               December 31, 1998
                                  (Unaudited)

 Excess Cash Purchase Offer

   Pursuant to the Existing Secured Notes, the Authority is required to make an Excess Cash Purchase Offer to all holders of the Existing Secured Notes within 120 days after each fiscal year end of the Authority, commencing September 30, 1997. The Excess Cash Purchase Offer equals 50% of the Excess Cash Flow, as defined, plus 100% of the Deferred Subordinated Interest.

   An Excess Cash Purchase Offer of $51.2 million was made on December 30, 1998 for the year ended September 30, 1998. In accordance with the Existing Secured Notes, the Authority offered to purchase the Existing Secured Notes at 112% of the principal amount of the Existing Secured Notes plus accrued and unpaid interest to the purchase date. The Excess Cash Purchase Offer expired, by its terms, on January 29, 1999, and none of the holders of the Existing Secured Notes accepted the offer.

   On February 1, 1999, pursuant to the Junior Subordinated Note purchase agreement, an offer to repurchase in the amount of the Excess Cash Purchase Offer was made to the holders of the Junior Subordinated Notes. On February 1, 1999, the holders of the Junior Subordinated Notes rejected the offer. On February 2, 1999, as permitted by the Existing Secured Notes Indenture, the Authority distributed the Excess Cash Purchase Offer of $51.2 million to the Tribe.

3. Leases:

   At December 31, 1998, the Authority was obligated under non-cancelable operating leases and capital leases to make future minimum lease payments as follows (unaudited):

                                                              Operating Capital
   Fiscal Year Ending September 30,                            Leases   Leases
   --------------------------------                           --------- -------
                                                               (In thousands)
   1999......................................................  $2,700   $ 9,756
   2000......................................................   2,680    13,008
   2001......................................................      84     5,557
   2002......................................................     --      2,358
   2003......................................................     --         64
                                                               ------   -------
   Total minimum lease payment...............................  $5,464    30,743
                                                               ======
   Amount representing interest..............................            (2,937)
                                                                        -------
   Total obligation under capital leases.....................            27,806
   Less: Amount due within one year..........................           (11,463)
                                                                        -------
   Amount due after one year.................................           $16,344
                                                                        =======

   Rent expense on the non-cancelable operating leases was $900,000 for each of the quarters ended December 31, 1998 and 1997.

   The Authority's debt agreements require, among other restrictions, the maintenance of various financial covenants and terms including a fixed charge coverage ratio, a debt to adjusted net worth ratio, and a debt service coverage ratio.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                               December 31, 1998
                                  (Unaudited)

4. Commitments and Contingencies:

 The Mohegan Compact

   The Mohegan Compact stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut ("Slot Win Contribution"). For each 12-month period commencing July 1, 1995, the Slot Win Contribution shall be the lesser of (a) 30% of gross revenues from slot machines, or (b) the greater of (i) 25% of gross revenues from slot machines or (ii) $80 million.

   The Slot Win Contribution payments will not be required if the State of Connecticut legalizes any other (except those consented to by the Mashantucket Pequot Tribe and the Mohegan Tribe) gaming operations with slot machines or other commercial casino games within Connecticut. The Authority has reflected $28.4 million and $22.0 million of gaming expense in its financial statements for the required Slot Win Contribution for the quarters ended December 31, 1998 and 1997, respectively.

 Litigation

   The Authority is a defendant in certain litigation incurred in the normal course of business. In the opinion of management, based on the advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the Authority's financial position or results of operations.

 Town of Montville Agreement

   On June 16, 1994, the Tribe and the Town of Montville (the "Town") entered into an agreement whereby the Tribe agreed to pay to the Town an annual payment of $500,000 to minimize the impact to the Town resulting from decreased tax revenues on reservation land held in trust. Two annual $500,000 payments payable beginning one year after the commencement of slot machine gaming activities, were remitted to the Town of Montville in October 1998 and 1997, respectively. Additionally, the Tribe agreed to make a payment of $3.0 million towards infrastructure improvements to the Town's water system. The Tribe has assigned its rights and obligations in this agreement to the Authority. The Town is billing the Authority for the infrastructure improvements as the Town's costs are incurred. As of December 31, 1998, the Authority has paid $1.6 million to the Town of Montville towards improvements to the municipal water system, which has been included in other assets in the accompanying balance sheet and will be amortized over 40 years.

5. Related Party Transactions:

   The Tribe provides governmental and administrative services to the Authority in conjunction with the operation of Mohegan Sun. For the quarters ended December 31, 1998 and 1997, the Authority incurred expenses of $1.7 million and $1.3 million, respectively, for such services.

6. TCA Agreements:

 Management Agreement

   The Tribe and TCA entered into the Amended and Restated Gaming Facility Management Agreement (the "Management Agreement"), pursuant to which the Tribe has retained and engaged TCA, on an independent contractor basis, to operate, manage and market Mohegan Sun.

                        MOHEGAN TRIBAL GAMING AUTHORITY

                               December 31, 1998
                                  (Unaudited)
   The Tribe has assigned its rights and obligations under the Management Agreement to the Authority. The term of the Management Agreement is seven years. TCA holds responsibility to manage Mohegan Sun in exchange for payments ranging from 30% to 40% of net income, before management fees, as defined, depending upon profitability levels. Management fees totaled $13.6 million and $7.4 million, respectively, for the quarters ended December 31, 1998 and 1997. At December 31, 1998, $3.7 million was owed to TCA in connection with the Management Agreement.

 Relinquishment Agreement

   In February 1998, the Authority and TCA entered into an agreement, (the "Relinquishment Agreement"). The Relinquishment Agreement supercedes the Management Agreement effective the later of January 1, 2000, or the date the Existing Secured Notes are refinanced or repaid (the "Relinquishment Date"), and provides that the Authority shall make certain payments to TCA out of, and determined as a percentage of, the gross revenues generated by the Mohegan Sun over a 15-year period commencing on the Relinquishment Date. The payments ("Senior Relinquishment Payments" and "Junior Relinquishment Payments"), are calculated as 2.5% of Revenues each, as defined, but each has its own payment schedule and priority. Senior Relinquishment Payments commence at the end of the first three-month period following the Relinquishment Date and continue at the end of each three-month period occurring thereafter until the fifteenth anniversary of the Relinquishment Date. Junior Relinquishment Payments commence at the end of the first six-month period following the Relinquishment Date and continue at the end of each six-month period occurring thereafter until the fifteenth anniversary of the Relinquishment Date. Each Senior Relinquishment Payment and Junior Relinquishment Payment is an amount equal to 2.5% of the Revenues generated by Mohegan Sun over the immediately preceding three-month or six-month payment period, as the case may be. "Revenues" are defined as gross gaming revenues (other than Class II gaming revenue) and all other facility revenues (including, without limitation, hotel revenues, fees or receipts from convention/events center in the expansion and all rental or other receipts from lessees and concessionaires operating in the facility but not the gross receipts of such lessees, licenses and concessionaires). The Authority, in accordance with Financial Accounting Standards Board Statement No. 5, ("SFAS No. 5"), "Accounting for Contingencies", has recorded a relinquishment liability of the estimated present value of its obligation under the Relinquishment Agreement. The liability is estimated at $549.1 million as of December 31, 1998 and will be reassessed periodically. This amount was derived by discounting the present value of 5% of projected gross revenues by the Authority's risk free investment rate. The Authority has also recognized the value of the trademarks associated with the Mohegan Sun brand name. The Mohegan Sun trademarks, which were appraised by an independent consultant, were valued at $130.0 million at December 31, 1998. TCA's services will be retained, however, in the development and construction of the expansion (See "Development Agreement").

 Development Agreement

   The Authority has also negotiated a second agreement with TCA (the "Development Agreement"), which will make TCA the exclusive developer of the planned expansion of Mohegan Sun. Under the Development Agreement, TCA will oversee the planning, design and construction of the expansion of Mohegan Sun and will receive compensation of $14 million for such services.

7. Employee Benefits Plans

   Effective January 1, 1999 pursuant to Section 401 of the Internal Revenue Code, the Authority increased the employer matching contribution to match of its retirement savings plan. The plan allows employees of the

                        MOHEGAN TRIBAL GAMING AUTHORITY

                               December 31, 1998
                                  (Unaudited)
Authority to defer up to the lesser of the maximum amount prescribed by the Internal Revenue Code or 15% of their income on a pre-tax basis, through contributions to this plan. The Authority now matches 100% of eligible employees' contributions up to a maximum of 3% of their individual earnings.

8. Subsequent Events:

   On January 15, 1999, the Authority initiated a Tender Offer and Consent Solicitation for the repurchase of all of the Existing Secured Notes. The offer will expire at 12:00 midnight, New York City time on February 12, 1999, unless extended or terminated earlier. The tender offer price for the Existing Secured Notes is expected to be approximately $214 million. Funding of the Tender Offer and Consent Solicitation will require additional sources of funding, which may include public and private debt and bank financing. There can be no assurance that the Authority will be able to obtain such financing, although the Authority believes that the current operating results of Mohegan Sun make such financing a viable likelihood. As of January 29, 1999, holders of 99.9% of the Existing Secured Notes have accepted the Tender Offer and Consent Solicitation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

                        Mohegan Tribal Gaming Authority

               $200,000,000 8 1/8% Senior Exchange Notes Due 2006


        $300,000,000 8 3/4% Senior Subordinated Exchange Notes Due 2009


                               ----------------
                                   PROSPECTUS

                              Dated April 29, 1999
                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------